As filed with the Securities and Exchange Commission on April 9, 2014
Registration No. 333-186687

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TENGION, INC.
(Exact name of Registrant as specified in its charter)

Delaware	2836	20-0214813
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3929 Westpoint Boulevard, Suite G
Winston-Salem, NC 27103
(336) 722-5855
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

A. Brian Davis
Chief Financial Officer
Tengion, Inc.
3929 Westpoint Boulevard, Suite G
Winston-Salem, NC 27103
(336) 722-5855

Copy to:

Marc A. Rubenstein, Esq.
Ropes & Gray LLP
Prudential Tower 800 Boylston Street
Boston, MA 02119-3600
(617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]		Accelerated filer	[ ]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[X]

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 1 to Form S-1 (this “Post-Effective Amendment”) is being filed by Tengion, Inc. (the “Company”) pursuant to the undertakings in Item 17 of the registration statement on Form S-1 (Registration No. 333-186687) (the “Registration Statement”), which was previously declared effective by the Securities and Exchange Commission on March 28, 2013 to update certain information in the Registration Statement. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees have been previously paid. Accordingly, we hereby amend the Registration Statement by filing this Post-Effective Amendment, which relates to the registration of 27,891,407 shares of our common stock, $0.001 par value per share, being registered for resale by the selling stockholders listed herein.

The information in this prospectus is not complete and may be changed. The security holders identified in this prospectus may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
dated April 9, 2014

Tengion, Inc. 27,891,407 shares of common stock

This prospectus relates to the resale, from time to time, of up to 27,891,407 shares of our common stock, which includes 27,218,851 shares of our common stock issuable upon the exercise of warrants, as such warrants were amended on December 31, 2012 (the “Amended and Restated 2011 Warrants”), which are held by the stockholders referred to throughout this prospectus as “selling stockholders.” The selling stockholders initially acquired the common stock and the Amended and Restated 2011 Warrants to purchase common stock from us in a private placement completed on March 1, 2011.

The selling stockholders will receive all of the proceeds from the sales made under this prospectus.  Accordingly, we will receive no part of the proceeds from sales made under this prospectus.  We may, however, receive proceeds upon the cash exercise of the Amended and Restated 2011 Warrants.  We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is quoted on the OTCQB platform of OTC Markets, Inc. under the symbol TNGN.  On April 7, 2014, the last reported sale price of our common stock on the OTCQB was $0.20 per share.

Investing in the offered securities involves a high degree of risk.  See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is               , 2014.

Unless otherwise stated, all references to “us,” “our,” “Tengion,” “we,” the “Company” and similar designations refer to Tengion, Inc. Tengion® and the Tengion logo® are our registered trademarks and Tengion Neo-Bladder Augment™, Tengion Neo-Urinary Conduit™, Tengion Neo-Bladder Replacement™, Tengion Neo-Vessel™ and Tengion Neo-Kidney™ are our trademarks.  Other names are for informational purposes only and may be trademarks of their respective owners.

Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.  The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable.  This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of what we discuss in this prospectus.  In making a decision to invest in the common stock, you must rely on your own examination of us and the terms of the offering and the common stock, including the merits and risks involved.

We are not making any representation to you regarding the legality of an investment in our common stock under any legal investment or similar laws or regulations.  You should not consider any information in this prospectus to be legal, business, tax or other advice.  You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our common stock.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

Our Business

Tengion, Inc. is a regenerative medicine company focused on discovering, developing, manufacturing and commercializing a range of neo-organs, or products composed of living cells, with or without synthetic or natural materials, implanted or injected into the body to engraft into, regenerate, or replace a damaged tissue or organ. Using our Organ Regeneration Platform, we create these neo-organs using a patient’s own cells, or autologous cells. Our mission is to: (i) utilize our Organ Regeneration Platform to extend the lives of patients suffering from life-threatening diseases; (ii) improve the quality of patients' lives while providing cost-saving treatments; and (iii) create value for our stakeholders.

We believe our proprietary product candidates harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues. Our product candidates are intended to delay or eliminate the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. In addition, our neo-organs are designed to replace the need to substitute other tissues of the body for a purpose to which they are poorly suited.

Building on our clinical and preclinical experience, we are initially leveraging our Organ Regeneration Platform to develop our Neo-Kidney Augment for patients with advanced chronic kidney disease and our Neo-Urinary Conduit for bladder cancer patients who are in need of a urinary diversion.

Our Neo-Kidney Augment is being developed to prevent or delay dialysis by increasing renal function in patients with advanced chronic kidney disease. Our Neo-Kidney Augment is based on our proprietary technology, which uses tubular epithelial cells, procured by a cortical biopsy of the patient’s kidney, to create an injectable product candidate that can catalyze the regeneration of functional kidney tissue. We initiated a clinical trial to dose five CKD patients with our Neo-Kidney Augment in Sweden during the second quarter of 2013, and all five patients were implanted by the end of 2013. The Neo-Kidney Augment has been safe and well tolerated in the five patients. In March 2014, the Company received regulatory approval from the Medical Products Agency (MPA) to expand enrollment in this trial to a total of 15 patients. We have also initiated a Phase 1 clinical trial in the U.S. under an open Investigational New Drug, or IND, application for the Neo-Kidney Augment. The U.S. Phase 1 clinical trial will evaluate the safety and delivery of the Neo-Kidney Augment in patients with CKD. It is expected to enroll up to 12 patients and will follow each patient for up to two years. We anticipate the U.S. Phase 1 clinical trial will complete patient enrollment by the end of 2014.

Our Neo-Urinary Conduit is intended to replace the use of bowel tissue in bladder cancer patients requiring a non-continent urinary diversion after bladder removal surgery, or cystectomy. We are able to manufacture our Neo-Urinary Conduit using a proprietary process that takes four weeks or less and uses smooth muscle cells derived from a routine biopsy. We have completed enrollment in a Phase I clinical trial for our Neo-Urinary Conduit in bladder cancer patients to assess its safety and preliminary efficacy, as well as to translate the surgical implantation procedure utilized in preclinical studies. This trial is an open-label, single-arm study. Although permitted to enroll up to ten patients in this clinical trial, we decided during the first quarter of 2014 to limit the enrollment to eight patients, the last of which was implanted in December 2013. We and our clinical investigators believe that the surgical technique used in animal models has been successfully translated to humans, and we have seen evidence of tissue regeneration. During 2014, we expect to move forward with the Neo-Urinary Conduit by engaging key opinion leaders and the U.S. Food and Drug Administration, or FDA, for guidance on future trials.

To date, we have devoted substantially all of our resources to the development of our Organ Regeneration Platform and product candidates, as well as to our facilities that we employ to manufacture our neo-organs. Since our inception in July 2003, we have had no revenue from product sales, and have funded our operations principally through the private and public sales of equity securities and debt financings. We have never been profitable and, as of December 31, 2013, we had an accumulated deficit of $266.1 million. We expect to continue to incur significant operating losses for the foreseeable future as we advance our product candidates from discovery through preclinical studies and clinical trials and seek marketing approval and eventual commercialization.

Recent Developments

2013 Financing

On June 28, 2013, we entered into several agreements with certain new and existing investors (each a “2013 Investor” and, collectively, the “2013 Investors”) to provide financing to us of approximately $18.6 million (the “2013 Financing”).

Pursuant to the 2013 SPA and the Facility Agreement between us and the 2013 Investors, the 2013 Investors purchased an aggregate of approximately $18.6 million of 2013 Notes as well as 2013 Warrants to purchase an aggregate of approximately 81 million shares of our common stock.

The 2013 Investors purchased the 2013 Notes and 2013 Warrants (together, the “Securities”) pursuant to the right granted to the 2012 Investors (as defined below) in the securities purchase agreement entered into by us and the investors party thereto (collectively, the “2012 Investors”), dated October 2, 2012 (the “2012 Securities Purchase Agreement”), to purchase up to an additional $20 million of Securities until June 30, 2013 (the “Call Option”). Pursuant to the 2013 SPA, the 2013 Investors have the right to participate in any financing conducted by us on or before June 28, 2015.

In connection with the 2013 Financing, we also entered into an Amendment, Waiver and Consent Agreement (the “Amendment, Waiver and Consent Agreement”) with the 2012 Investors. Pursuant to the Amendment, Waiver and Consent Agreement, we and the 2012 Investors agreed to amend the documentation related to our private placement completed on October 2, 2012 (the “October 2012 Financing”) and to waive certain rights thereunder, to, among other things: (i) explicitly permit certain of the 2012 Investors to assign the rights under the Call Option that each such 2012 Investor did not exercise to 2013 Investors; (ii) waive certain procedural requirements regarding the 2013 Financing; (iii) allow us to enter into certain right of first negotiation agreements with respect to our Neo-Urinary Conduit program and Neo-Kidney Augment program, (iv) provide for automatic release of the security interests in assets related to the Esophagus Program upon permitted dispositions of such assets; (v) provide for automatic release of the security interests in assets related to our 80,000 square feet facility in East Norriton, Pennsylvania upon permitted dispositions of such assets; and (vi) allow for waivers and amendments to certain of the October 2012 Financing documentation by a super-majority of the 2012 Investors.

2013 Agreements with Celgene

On June 28, 2013, we entered into the Collaboration Agreement with Celgene Corporation (“Celgene”) and Celgene European Investment Company LLC (together with Celgene, the “Celgene Companies”), pursuant to which the Celgene Companies paid us $15 million in exchange for (i) five-year warrants to purchase 7,425,743 shares of common stock and ten-year warrants to purchase 14,851,485 shares of common stock, (ii) a right of first negotiation to our Neo-Kidney Augment Program; and (iii) entering into the Collaboration Agreement in which we agreed to limit development of our Esophagus Program to activities under the Collaboration Agreement and in which we also granted to Celgene the option to acquire the rights to our Esophagus Program for 125% of the value of the program, as determined by independent valuation firms. The Esophagus Program is our autologous neo-esophageal implants, which use certain of our intellectual property and a scientific platform relating to the potential creation of new human tissues and organs using autologous cells. The Collaboration Agreement shall expire June 28, 2020, as will Celgene's option to acquire the rights to the Esophagus Program, unless earlier terminated in connection with a change of control transaction.

The Right of First Negotiation Agreement (the “ROFN Agreement”) granted Celgene a right of first negotiation to the license, sale, assignment, transfer or other disposition by us of any material portion of intellectual property (including patents and trade secrets) or other assets related to the Neo-Kidney Augment program. In the event of a change in control of the Company, the ROFN Agreement and all of Celgene’s rights pursuant thereto shall automatically terminate in all respects and be of no further force and effect.

2013 Registration Rights Agreement

In connection with the 2013 Financing and the Collaboration Agreement, we entered into a Registration Rights Agreement (the “2013 Registration Rights Agreement”) with the 2013 Investors and Celgene. The 2013 Registration Rights Agreement provides that, within 30 days of the closing of the 2013 Financing, we will file a “resale” registration statement (the “Registration Statement”) covering up to the maximum number of shares underlying the 2013 Notes, 2013 Warrants and the Celgene Warrants that we are able to register pursuant to applicable Securities and Exchange Commission (“SEC”) limitations. The registration statement of which this prospectus forms a part satisfies the requirements of the 2013 Registration Rights Agreement. Under the terms of the 2013 Registration Rights Agreement, we are obligated to maintain the effectiveness of the Registration Statement until all securities therein are sold or otherwise can be sold without registration and without any restrictions.

2012 Financing Transaction Document Amendments

On February 14, 2013, we entered into the Amendment Agreement to the Warrants and Notes (the “Warrants and Notes Amendment”) and the Third Amendment Agreement to the Registration Rights Agreement and Facility Agreement (the “Registration Rights and Facility Amendment” and together with the Warrants and Notes Amendment, the “2012 Financing Transaction Document Amendments”), each by and among us and the investors in the 2012 Financing. Pursuant to the 2012 Financing Transaction Document Amendments, we and the investors in the 2012 Financing agreed to:
•
Limit our registration obligations for the shares underlying the 2012 Convertible Notes and the 2012 Warrants, issued in connection with the 2012 Financing to the share limitations imposed by the Securities and Exchange Commission, which requires that the amount of shares registered not exceed one third of our public float;

•
Provide that shares underlying the Warrants be registered prior to any other securities that we are required to register under the 2012 Financing Transaction Document Amendments and extend the deadline for us to file an  initial registration statement  to register shares underlying the securities issued in the 2012 Financing to March 31, 2013, a day that is 180 calendar days following the date on which the 2012 Convertible Notes and Warrants were issued;

•	Extend the additional filing and registration deadlines with respect to additional registration statements that are required to be filed by us;

•	Provide for a pro rata allocation amongst the 2012 Financing investors of the shares of Common Stock we are able to register in each registration statement we are required to file;

•
Provide for the assumption that resales of shares of our common stock underlying the warrants, when eligible, will be under Rule 144 under the Securities Act of 1933, as amended, unless a 2012 Financing investor informs us of a sale under the registration statement;

•
Allow us to satisfy certain of our interest obligations under the 2012 Convertible Notes through the issuance of shares of restricted common stock or, if any issuance would result in a 2012 Financing investor holding more than 9.985% of the total number of our outstanding shares (the “9.985% Limitation”), with warrants to purchase shares of common stock for nominal consideration that would become exercisable only to the extent that such exercise would not result in an investor going over the 9.985% Limitation (the “Interest Warrants”);

•	Extend the interest payments due April 1, 2013 under the 2012 Convertible Notes by one day to April 2, 2013; and

•
Exclude securities that may be issued or issuable pursuant to any financing that we may complete in 2013 with securities with an issuance, conversion price or exercise price greater than $0.75 and gross proceeds of no more than $30 million (the “2013 Financing”) from the definition of a Major Transaction and to include the 2013 Financing in the definition of Permitted Liens and Indebtedness under the 2012 Financing Transaction Document Amendments.

Consent and Amendment Agreements

On October 2, 2012, we conducted a private placement (the “2012 Financing”) of senior secured convertible notes (the “2012 Convertible Notes”) and warrants (the “2012 Warrants”), in which we raised approximately $15 million in gross proceeds. The 2012 Financing is described further below. On December 31, 2012, we entered into a Consent and Amendment Agreement (the “Amendment”) with holders of the 2012 Convertible Notes issued in our 2012 Financing, as described below. Pursuant to the Amendment, the investors agreed to extend the interest payments which were due on January 1, 2013 under the 2012 Convertible Notes to February 1, 2013. The aggregate amount of the interest payments is $369,992.48, which amount will continue to accrue interest at the rate of 10% per annum. Additionally, the Amendment amends the registration rights agreement between the Company and the investors entered into in connection with the 2012 Financing to extend the deadline to register the shares underlying the 2012 Convertible Notes and 2012 Warrants from December 31, 2012 to January 30, 2013, a date that is 120 days following the issuance of the 2012 Convertible Notes and 2012 Warrants.

On January 30, 2013, we entered into a Second Consent and Amendment Agreement (the “Second Amendment”) with holders of the 2012 Convertible Notes issued in the 2012 Financing. Pursuant to the Second Amendment, the investors agreed to extend the interest payments which were due on February 1, 2013 under the 2012 Convertible Notes to February 15, 2013. The aggregate amount of the interest payments is $560,051.13, which amount will continue to accrue interest at the rate of 10% per annum. Additionally, the Second Amendment amends the registration rights agreement between the Company and the investors entered into in connection with the 2012 Financing, as amended by the Amendment, to extend the deadline to register the shares underlying the 2012 Convertible Notes and 2012 Warrants from January 30, 2013 to March 1, 2013, a date that is 150 days following the issuance of the 2012 Convertible Notes and 2012 Warrants.

Amended and Restated 2011 Warrants

The 2012 Financing triggered an anti-dilution adjustment to the exercise price of the warrants issued in our private placement completed on March 4, 2011 (the “2011 Warrants”). As a result of disagreements with the holders of the 2011 Warrants as to the appropriate adjusted exercise price of the 2011 Warrants, starting on December 31, 2012, we made offers to each of the holders of the 2011 Warrants to amend and restate the 2011 Warrants. Pursuant and subject to exchange agreements (the “Exchange Agreements”), the 2011 Warrant holders executing the Exchange Agreements exchanged the 2011 Warrants for amended and restated warrants (the “Amended and Restated 2011 Warrants”) that provide for the following amendments:

•
an adjusted exercise price of $1.10, and a proportionate adjustment in the number of shares underlying the 2011 Warrants, which takes into account all adjustments under the 2011 Warrants as a result of the 2012 Financing;

•	certain edits to remove a Delisting (as defined in the 2011 Warrants) from qualifying as a fundamental transaction;

•
a Black Scholes calculation used to the determine the cash value received by a holder from us in connection with a repurchase of the unexercised portion of a warrant after the occurrence of a fundamental transaction that assumes a zero cost of borrow and a price per share equal to the closing market price of our common stock, immediately prior to the closing of a fundamental transaction;

•
a Black Scholes calculation for purposes of determining the value of options issued in connection with the sale of other securities that assumes a zero cost of borrow and a price per share equal to the closing market price of our common stock on the date the options are publicly announced, and if not announced, on the date they are issued; and

•
excluding the 2012 Financing and exercise of the call option as a trigger for adjustments to the exercise price of the warrants except that adjustments to the exercise price, conversion price or purchase price of the 2012 Financing securities (i) resulting from registration of such securities with the Securities and Exchange Commission or the commencements of the Rule 144 Period, as contemplated by the 2012 Financing documents, will result in a proportional adjustment to the exercise price of the warrants and (ii) resulting from additional financings or other events will result in adjustments of the exercise price of the warrants pursuant to the terms of the Amended and Restated 2011 Warrants.

Prior to the 2012 Financing, the holders of 2011 Warrants had the right in the aggregate to purchase 1,046,102 shares of common stock at an exercise price of $28.80 per share. As of March 15, 2013, all holders had executed the Exchange Agreements and received Amended and Restated 2011 Warrants, such that the holders now have right in the aggregate to purchase 27,218,851 shares of common stock at an exercise price of $1.10. For additional information on the 2011 Warrants, see page 6 of this prospectus titled “2011 Financing.”

2012 Financing

On October 2, 2012, we conducted a private placement (the “2012 Financing”) of senior secured convertible notes (the “2012 Convertible Notes”) and warrants (the “2012 Warrants”), in which we raised approximately $15 million in gross proceeds. Each of the holders of the demand notes described below exchanged their demand notes for the securities issued in the 2012 Financing.

Venture Debt Amendments

In connection with the 2012 Financing, on October 2, 2012, the Company, Horizon Credit II LLC (“Horizon”) and Horizon Technology Finance Corporation entered into a First Amendment of Venture Loan and Security Agreement (the “Loan Amendment”). The Loan Amendment amends the Venture Loan and Security Agreement dated as of March 14, 2011 pursuant to which Horizon made a loan of $5 million to us (the “Horizon Loan”). The Loan Amendment provides that, effective September 1, 2012, the maturity date for the Horizon Loan is extended from January 1, 2014 until May 1, 2014. We are now required to make monthly interest payments of $39,654.12 through June 1, 2013 and monthly interest and principal payments of $354,779.67 from July 1, 2013 through and including May 1, 2014. Horizon’s security now includes a lien on our intellectual property assets. Effective September 1, 2012, the interest rate on the Horizon Loan was increased from 11.75% to 13.0% per annum.

Right of First Negotiation

On October 2, 2012, we entered into a Right of First Negotiation Agreement (the “ROFN Agreement”) with Celgene Corporation (“Celgene”), pursuant to which we granted Celgene a right of first negotiation to the license, sale, assignment, transfer or other disposition by us of any material portion of intellectual property (including patents and trade secrets) or other assets related to our Neo-Urinary Conduit program. The ROFN Agreement provides for Celgene to receive 2012 Warrants to purchase 50% fewer of the shares that otherwise would have been issued to Celgene in the 2012 Financing. In the event of a change in control of the Company, the ROFN Agreement and all of Celgene’s rights pursuant thereto will automatically terminate in all respects and be of no further force and effect.

Bridge Financing

On September 7, 2012, we issued demand notes (the “Demand Notes”) in the aggregate amount of $1 million to certain new and existing investors (the “Bridge Financing”). In connection with the transaction, holders of the Demand Notes had the option to exchange the principal balance and accrued interest of their Demand Notes with debt securities and warrants issued by the Company in any subsequent offering.

Reverse Stock Split

On May 30, 2012, we announced that the Board of Directors approved a reverse split of our common stock at a ratio of 1-for-10, effective June 14, 2012. Our common stock began trading on a split-adjusted basis when the Nasdaq Capital Market opened on June 14, 2012.

Listing of our common stock

On September 4, 2012, we were notified by Nasdaq of its determination to delist our common stock from Nasdaq effective at the open of business on September 6, 2012, due to our failure to comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Effective at the opening of the market on September 6, 2012, our common stock was transferred from the Nasdaq Capital Market to the OTCQB, which is operated by OTC Markets, Inc., and continues to trade under the symbol “TNGN.”

Company Information

We were incorporated in the State of Delaware in 2003. Our headquarters are at 3929 Westpoint Boulevard, Suite G, Winston-Salem, North Carolina. Our telephone number is (336) 722-5855 and our Internet website address is www.tengion.com. Information on our website is not incorporated into this prospectus and should not be relied upon in determining whether to make an investment in our common stock.

Our common stock trades on the OTCQB, which is operated by OTC Markets, Inc., under the symbol “TNGN.”

Summary of Risk Factors

Investing in our common stock involves a high degree of risk. Any of the factors set forth on page 12 under “Risk Factors” could harm our business, financial condition, results of operations, or growth prospects. You should carefully consider all of the information set forth in this prospectus and, in particular, the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock. These important risk factors include, but are not limited to, the following:

•	If we do not raise significant amounts of capital, we may not be able to fund our operations or remain in business.

•	We have a substantial amount of debt and contractual obligations that expose us to risks that could adversely affect our business, and we have a history of net losses.

•	Investors could face substantial dilution if our outstanding warrants are exercised or our convertible notes are converted into shares of our common stock.

•
Concentration of ownership of our common stock among our executive officers, directors and their affiliates, as well as the concentration of our common stock on a fully-diluted basis among a small number of existing investors, may prevent new investors from influencing significant corporate decisions.

•	The market price of the shares of our common stock is highly volatile, and purchasers of our common stock could incur substantial losses or lose their entire investment.

•	Even if we successfully develop our product candidates and obtain necessary marketing approvals to commercialize them, there is no assurance that we will be successful in selling our products.

The Offering

Securities offered by selling stockholders:
27,891,407 shares, including 672,556 shares of common stock issued in connection with the 2011 Financing and 27,218,851 shares of common stock issuable upon the exercise of the Amended and Restated 2011 Warrants.

Securities offered by the Company:	None.
Shares of common stock outstanding as of March 10, 2014:	16,476,729
Use of proceeds:
We will not receive any of the proceeds from the sale by any selling stockholder of common stock. We may receive proceeds upon the cash exercise of the Amended and Restated 2011 Warrants, the underlying shares of which are offered under this prospectus. Any proceeds of such warrant exercises will be used for general corporate purposes.

Risk factors:
See “Risk Factors” beginning on page 12 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

Principal market; trading symbol:	OTCQB; TNGN

Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to 27,891,407 shares of our common stock, consisting of 672,556 shares of common stock issued in connection with the 2011 Financing and 27,218,851 shares of our common stock that may be issuable upon conversion of the Amended and Restated 2011 Warrants, or any potential adjustments to the shares underlying such securities. When we refer to the selling stockholders in this prospectus, we are referring to the investors in the 2011 Financing who are named in this prospectus as the selling stockholders and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, or other non-sale related transfer.

2011 FINANCING

Description of 2011 Financing

On March 1, 2011, we entered into a securities purchase agreement with certain investors named in the table “Selling Stockholders”, pursuant to which we agreed to sell 1,107,939 shares of common stock and warrants to purchase 1,046,102 shares of our common stock exercisable for a period of five years from the date of their issuance. The purchase price per security was $28.30 and the exercise price of the 2011 Warrants was $28.80 per share.

The 2012 Financing triggered an anti-dilution adjustment to the exercise price of the warrants issued in the 2011 Financing. As a result of disagreements with the holders of the 2011 Warrants as to the appropriate adjusted exercise price of the 2011 Warrants, starting on December 31, 2012 we made offers to the holders of the 2011 Warrants to amend and restate the 2011 Warrants. Pursuant and subject to Exchange Agreements, the 2011 Warrant holders executing the Exchange Agreements exchanged the 2011 Warrants for Amended and Restated 2011 Warrants.

All holders have executed the Exchange Agreements and received Amended and Restated 2011 Warrants with an adjusted exercise price of $1.10. This exercise price was lowered to $1.01 per share in April 2013 as a result of adjustments to the exercise price of the 2012 Warrants and the conversion price of the 2012 Convertible Notes. The exercise price was further adjusted to $0.40 per share in November 2013, to $0.30 per share in January 2014 and then to $0.29 in April 2014 as a result of adjustments to: (i) the exercise price of the 2012 Warrants and the conversion price of 2012 Convertible Notes; (ii) the exercise price of the 2013 Warrants and the conversion price of the 2013 Convertible Notes; and (iii) the exercise price of the Celgene Warrants. As of March 10, 2014, the holders now have the right, in the aggregate, to purchase 99,682,445 shares of common stock.

Pursuant to the securities purchase agreement, we also agreed to file this registration statement with the Securities and Exchange Commission (“SEC”) to register for resale the shares issued or issuable under the 2011 Financing. On March 4, 2011, we completed the 2011 Financing and received gross proceeds of approximately $31.4 million before deduction of placement agent fees and other transaction expenses.

The issuance of shares of common stock and warrants sold in the 2011 Financing were exempt from registration under the Securities Act of 1933, as amended, or the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) of the Securities Act and Regulation D and Regulation S promulgated under the Securities Act thereunder.

Registration Rights Agreement

Pursuant to a registration rights agreement with the selling stockholders, we also agreed to file a registration statement with the SEC to register for resale certain shares issued with respect to the 2011 Financing and shares issuable upon the exercise of the 2011 Warrants. On April 18, 2011, we filed a registration statement on Form S-3 covering such shares, which was declared effective on May 16, 2011. This prospectus is a portion of such registration statement, as it has been subsequently amended. Under the terms of the registration rights agreement, we are obligated to maintain the effectiveness of this and any subsequent registration statement until all the securities therein are sold or otherwise can be sold pursuant to Rule 144 of the Securities Act without any restrictions.

Payments to Selling Stockholders

We may be required to make certain payments to the holders of the selling stockholders in the event of a “fundamental transaction,” which includes (a) a consolidation, merger or other similar change of control transaction, (b) a sale of all or substantially all of our assets, (c) a sale of a majority of our common stock, (d) certain tender offers or exchange offers, or (e) certain reclassifications of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property. Upon the occurrence of a fundamental transaction, the selling stockholders may require us to redeem the unexercised portions of the Amended and Restated 2011 Warrants at a value based on the Black-Scholes option pricing model. The following table shows the redemption value of the Amended and Restated 2011 Warrants as of March 10, 2014.

Selling Stockholder	Black-Scholes value as of March 10, 2014
HealthCap Venture Capital	$3,442,785
Medtronic, Inc.	2,582,075
Affiliates of Deerfield Management Co.	1,475,480
RA Capital	1,475,479
Warberg WFI	1,352,055
Empery Asset Management	1,229,566
Option Opportunities Corp.	451,970
Hudson Bay Capital	491,827
Iroquois	491,827
Kingsbrook Partners	389,527
Perkins Capital	393,502
DAFNA Capital	295,213
RTW Master Fund LTD	245,913
Symmetry Capital	98,362
Edward Hurwitz	36,884
TOTAL	$14,452.464

Payments Related to Registration Obligations

If we fail to satisfy our registration obligations or specified filing and effectiveness deadlines, which include the failure (i) to file a registration statement, or additional registration statements if necessary (individually a “Registration Statement,” and collectively, the “Registration Statement”), to register for resale shares issued with respect to the 2011 Financing within the applicable deadline; (ii) to cause the Registration Statements to become effective within the applicable deadline; (iii) to maintain the effectiveness of the Registration Statements; (iv) to maintain the ability of certain holders of shares to utilize the prospectus in the Registration Statements for the resale of shares for at least an aggregate of twenty consecutive calendar days or forty calendar days during any twelve month period; and (v) to satisfy the current public information requirement pursuant to Rule 144(c)(1) under the Securities Act (each of the foregoing, a “Registration Failure”), then we must pay the holders of such shares a cash payment equal to 1.5% of the aggregate purchase price paid by such holder pursuant to the 2011 Financing for any unregistered shares then held by such holder on each monthly anniversary until the Registration Failure is cured or the underlying shares may be sold without registration under Rule 144. We will not be liable to make such payment with respect to the Amended and Restated 2011 Warrants.

Prior Securities Transactions with Selling Stockholders

Certain of the selling stockholders have participated in prior offerings of our securities. On April 14, 2010, we completed our initial public offering. On October 2, 2012, we conducted a private placement of senior secured convertible notes and warrants. On February 15, 2013, April 2, 2013, July 1, 2013, October 1, 2013 and January 2, 2014 we paid interest due on the 2012 Convertible Notes through the issuance of common stock. On October 1, 2013 and January 2, 2014 we paid interest due on the 2013 Convertible Notes through the issuance of common stock. The following table summarizes the investment made by the selling stockholders in all offerings of our securities since January 1, 2010, other than the 2011 Financing.

Selling Stockholder	Date of transaction	Total Shares of Common Stock Outstanding prior to Transaction	Total Shares of Common Stock Held by Outsiders prior to Transaction (1)	Total Number of Securities that were issued in connection with transaction	% of Securities Issued or Issuable in Connection with Transaction	Market Price at Issue Date	Current Price at 3/10/2014
		A	B	C	D (C/B)
Deerfield Management Co (2)	4/14/2010	635,354	387,996	13,262	3%	$50.00	$0.23
HealthCap Venture Capital (3)	4/14/2010	635,354	387,996	49,764	13%	$50.00	$0.23
HealthCap Venture Capital (3)	2/15/2013	2,636,914	1,879,609	16,111	1%	$1.28	$0.23
DAFNA Capital (4)	2/15/2013	2,636,914	1,879,609	16,088	1%	$1.28	$0.23
Deerfield Management Co (2)	2/15/2013	2,636,914	1,879,609	96,526	5%	$1.28	$0.23
DAFNA Capital (4)	2/15/2013	2,636,914	1,879,609	16,088	1%	$1.28	$0.23
RA Capital Healthcare Fund, LLC (5)	2/15/2013	2,636,914	1,879,609	160,952	9%	$1.28	$0.23
HealthCap Venture Capital (3)	4/2/2013	3,095,734	2,322,318	9,708	0%	$0.75	$0.23
DAFNA Capital (4)	4/2/2013	3,095,734	2,322,318	9,695	0%	$0.75	$0.23
Deerfield Management Co (2)	4/2/2013	3,095,734	2,322,318	58,167	3%	$0.75	$0.23
RA Capital Management, LLC (5)	4/2/2013	3,095,734	2,322,318	96,988	4%	$0.75	$0.23
Bay City Capital (6)	4/2/2013	3,095,734	2,322,318	19,389	1%	$0.75	$0.23
HealthCap Venture Capital (3)	7/1/2013	3,386,458	2,603,334	42,556	2%	$0.59	$0.23
DAFNA Capital (4)	7/1/2013	3,386,458	2,603,334	42,498	2%	$0.59	$0.23
Deerfield Management Co (2)	7/1/2013	3,386,458	2,603,334	254,990	10%	$0.59	$0.23
RA Capital Management, LLC (5)	7/1/2013	3,386,458	2,603,334	156,258	6%	$0.59	$0.23
Bay City Capital (6)	7/1/2013	3,386,458	2,603,334	84,996	3%	$0.59	$0.23
HealthCap Venture Capital (3)	10/1/2013	4,420,497	3,402,565	23,371	1%	$0.53	$0.23
DAFNA Capital (4)	10/1/2013	4,420,497	3,402,565	18,878	1%	$0.53	$0.23
Deerfield Management Co (2)	10/1/2013	4,420,497	3,402,565	140,030	4%	$0.53	$0.23
RA Capital Management, LLC (5)	10/1/2013	4,420,497	3,402,565	56,273	2%	$0.53	$0.23
Bay City Capital (6)	10/1/2013	4,420,497	3,402,565	46,677	1%	$0.53	$0.23
HealthCap Venture Capital (3)	10/1/2013	4,420,497	3,402,565	47,692	1%	$0.53	$0.23
Deerfield Management Co (2)	10/1/2013	4,420,497	3,402,565	190,766	6%	$0.53	$0.23
RA Capital Management, LLC (5)	10/1/2013	4,420,497	3,402,565	76,931	2%	$0.53	$0.23
Bay City Capital (6)	10/1/2013	4,420,497	3,402,565	23,846	1%	$0.53	$0.23
Empery Asset Management (7)	10/1/2013	4,420,497	3,402,565	23,846	1%	$0.53	$0.23
Hudson Bay Master Fund LTD	10/1/2013	4,420,497	3,402,565	23,846	1%	$0.53	$0.23
HealthCap Venture Capital (3)	1/2/2014	6,822,421	5,359,378	57,465	1%	$0.25	$0.23
DAFNA Capital (4)	1/2/2014	6,822,421	5,359,378	43,219	1%	$0.25	$0.23
Deerfield Management Co (2)	1/2/2014	6,822,421	5,359,378	344,317	6%	$0.25	$0.23
RA Capital Management, LLC (5)	1/2/2014	6,822,421	5,359,378	171,606	3%	$0.25	$0.23
Bay City Capital (6)	1/2/2014	6,822,421	5,359,378	114,772	2%	$0.25	$0.23
HealthCap Venture Capital (3)	1/2/2014	6,822,421	5,359,378	114,773	2%	$0.25	$0.23
Deerfield Management Co (2)	1/2/2014	6,822,421	5,359,378	459,090	9%	$0.25	$0.23
RA Capital Management, LLC (5)	1/2/2014	6,822,421	5,359,378	229,848	4%	$0.25	$0.23
Bay City Capital (6)	1/2/2014	6,822,421	5,359,378	57,386	1%	$0.25	$0.23
Empery Asset Management (7)	1/2/2014	6,822,421	5,359,378	40,170	1%	$0.25	$0.23
Hudson Bay Master Fund LTD	1/2/2014	6,822,421	5,359,378	28,693	1%	$0.25	$0.23
HealthCap Venture Capital (3)	4/1/2014	18,234,887	15,211,361	58,694	0%	$0.20	$0.20
DAFNA Capital (4)	4/1/2014	18,234,887	15,211,361	1,836	0%	$0.20	$0.20
Deerfield Management Co (2)	4/1/2014	18,234,887	15,211,361	351,686	2%	$0.20	$0.20
RA Capital Management, LLC (5)	4/1/2014	18,234,887	15,211,361	526,877	3%	$0.20	$0.20
Bay City Capital (6)	4/1/2014	18,234,887	15,211,361	117,228	1%	$0.20	$0.20
HealthCap Venture Capital (3)	4/1/2014	18,234,887	15,211,361	117,228	1%	$0.20	$0.20
Deerfield Management Co (2)	4/1/2014	18,234,887	15,211,361	468,915	3%	$0.20	$0.20
RA Capital Management, LLC (5)	4/1/2014	18,234,887	15,211,361	705,693	5%	$0.20	$0.20
Bay City Capital (6)	4/1/2014	18,234,887	15,211,361	58,614	0%	$0.20	$0.20
Hudson Bay Master Fund LTD	4/1/2014	18,234,887	15,211,361	22,860	0%	$0.20	$0.20

______________________
(1)	Includes all outstanding shares of common stock other than those held by the selling stockholders, affiliates of the selling stockholders and affiliates of the Company.
(2)	Consists of transactions with Deerfield Special Situations Fund L.P. and Deerfield Special Situations International Master Fund, L.P.
(3)	Consists of transactions with HealthCap IV BIS LP, HealthCap IV KB, HealthCap IV LP and OFCO Club IV.
(4)	Consists of transactions with DAFNA Lifescience LTD, DAFNA Lifescience Market Neutral LTD and DAFNA Lifescience LTD.
(5)	Consists of transactions with Blackwell Partners, LLC and RA Capital Healthcare Fund, L.P.
(6)	Consists of transactions with Bay City Capital Fund V, L.P. and Bay City Capital Fund V Co-Investment Fund, L.P.
(7)	Consists of transactions with Empery Asset Master, Ltd and Hartz Capital Investments LLC.

In addition to the transactions described above, Dr. Carl-Johan Dalsgaard, a member of our Board of Directors and an affiliate of HealthCap Venture Capital, has received grants of options to acquire common stock as compensation for his service on our Board of Directors. These grants were consistent with our past practice and were made at the same time and in the same amounts as the grants made to our other directors. For more information about the stock options granted to Dr. Dalsgaard, please see the section titled “Compensation of Directors.”

Relationships and Agreements with Selling Stockholders

2013 Financing

In June 2013, in connection with the 2013 Financing, we entered into a securities purchase agreement, a registration rights agreement, a facility agreement and a security agreement with the 2013 Investors, pursuant to which we agreed to sell $18.6 million of senior secured convertible notes and warrants to purchase approximately 81 million shares of our common stock. The 2013 Investors included the following selling stockholders: Blackwell Partners, LLC, Deerfield Special Situations Fund L.P., Deerfield Special Situations International Master Fund, L.P., Empery Asset Master, Ltd, Hartz Capital Investments LLC, HealthCap IV BIS LP, HealthCap IV KB, HealthCap IV LP, Hudson Bay Master Fund LTD and RA Capital Healthcare Fund, L.P. In connection with those agreements, we agreed to file a registration statement covering up to the maximum number of shares underlying the 2013 Convertible Notes, 2013 Warrants and the Celgene Warrants that we are able to register pursuant to applicable SEC limitations.

The 2013 Financing documents also allow us to satisfy interest obligations with the issuance of shares of common stock and warrants to purchase common stock for nominal consideration in lieu of cash payments. On October 1, 2013, we satisfied $478,395.63 in interest obligations by issuing 643,317 shares of stock and warrants to purchase 242,603 shares of common stock for nominal consideration. On January 2, 2014, we issued 1,596,121 shares of stock and warrants to purchase 535,890 shares of common stock for nominal consideration in satisfaction of our interest obligations of $473,306.28. These warrants were issued in lieu of shares of Common Stock that would have brought certain investors over a 9.985% ownership threshold set forth in the 2013 Financing documents.

The conversion price of the 2013 Convertible Notes and the exercise price of the 2013 Warrants was originally $0.69, but was lowered to $0.29 per share in November 2013, to $0.22 per share in January 2014 and then to $0.21 in April 2014 as a result of the Company’s issuance of shares of common stock and warrants to purchase common stock in payment of interest obligations to the holders of the 2012 Convertible Notes and 2013 Convertible Notes.

In connection with the 2013 Financing, we also entered into an Amendment, Waiver and Consent Agreement (the “Amendment, Waiver and Consent Agreement”) with the 2012 Investors. Pursuant to the Amendment, Waiver and Consent Agreement, we and the 2012 Investors agreed to amend the documentation related to the October 2012 Financing and to waive certain rights thereunder, to, among other things: (i) explicitly permit certain of the 2012 Investors to assign the rights under the Call Option that each such 2012 Investor did not exercise to 2013 Investors; (ii) waive certain procedural requirements regarding the 2013 Financing; (iii) allow us to enter into certain right of first negotiation agreements with respect to our Neo-Urinary Conduit program and Neo-Kidney Augment program, (iv) provide for automatic release of the security interests in assets related to the Esophagus Program upon permitted dispositions of such assets; (v) provide for automatic release of the security interests in assets related to our 80,000 square feet facility in East Norriton, Pennsylvania upon permitted dispositions of such assets; and (vi) allow for waivers and amendments to certain of the October 2012 Financing documentation by a super-majority of the 2012 Investors.

2012 Financing

In September 2012, we issued the Demand Notes in the aggregate amount of $1 million to certain new and existing investors in the Bridge Financing. The following selling stockholders participated in the Bridge Financing: Blackwell Partners, LLC, Deerfield Special Situations Fund L.P., Deerfield Special Situations International Master Fund, L.P., HealthCap IV BIS, L.P., HealthCap IV, K.B., HealthCap IV, L.P., OFCO Club IV and RA Capital Healthcare Fund, L.P. The Demand Notes bore interest at a rate of 10% per year. The outstanding principal balance, with any accrued interest, was payable on demand at any time on or after October 7, 2012. Each holder of a Demand Note, in its sole discretion, could exchange the principal balance of its Demand Note, together with accrued interest, for the first tranche of debt securities and warrants issued by the Company after September 7, 2012. In October 2012, we closed the 2012 Financing pursuant to which we issued the 2012 Convertible Notes and 2012 Warrants, in which we raised approximately $15 million in gross proceeds, including the value of the Demand Notes exchanged for the 2012 Convertible Notes and the 2012 Warrants. All holders of Demand Notes exchanged their Demand Notes for the 2012 Convertible Notes and 2012 Warrants issued in the 2012 Financing. In addition to the selling stockholders that participated in the Bridge Financing, the following selling stockholders participated in the 2012 Financing: DAFNA Lifescience LTD, DAFNA Lifescience Market Neutral LTD and DAFNA Lifescience Select LTD.

In connection with the 2012 Financing, we entered into a registration rights agreement, securities purchase agreement, facility agreement and a security agreement with the 2012 Investors. In connection with those agreements, we agreed to file a registration statement covering the resale of the shares of common stock issuable upon the conversion of the 2012 Convertible Notes and the exercise of the 2012 Warrants. Because SEC limitations have prohibited us from registering all of the shares of common stock underlying the 2012 Convertible Notes and 2012 Warrants on a registration statement, the 2012 Investors have agreed that we need only register the maximum amount of shares of common stock issuable upon the exercise of the 2012 Warrants permitted under the limitations set by the SEC on the number of shares that may be registered. After all shares underlying the 2012 Warrants are registered, the Company must then register the shares underlying the 2012 Convertible Notes and all remaining registrable securities under the terms of the registration rights agreement.

We also granted the holders of the 2012 Convertible Notes the right to require us to sell to such holders up to an additional $20,000,000 in securities on the same terms as the 2012 Convertible Notes and 2012 Warrants (the “Call Option”). The Call Option was exercised as described above under the caption “2013 Financing.” The conversion price of the 2012 Convertible Notes and the exercise price of the 2012 Warrants was originally $0.75, but was lowered to $0.69 based on the volume-weighted average price of the Company’s common stock for the five trading days after the registration statement on Form S-1 (Registration No. 333-184761) became effective, as required by the terms of the 2012 Convertible Notes and the 2012 Warrants. The conversion price of the 2012 Convertible Notes and the exercise price of the 2012 Warrants was adjusted to $0.29 per share in November 2013, to $0.22 per share in January 2014 and then to $0.21 in April 2014 as a result of the Company’s issuance of shares of common stock and warrants to purchase common stock in payment of interest obligations to the holders of the 2012 Convertible Notes and 2013 Convertible Notes.

On December 31, 2012, we entered into a Consent and Amendment Agreement (the “Amendment”) with the 2012 Investors. Pursuant to the Amendment, the 2012 Investors agreed to extend the interest payments which were due on January 1, 2013 under the 2012 Convertible Notes to February 1, 2013. Additionally, the Amendment amended the registration rights agreement between the Company and the selling stockholders entered into in connection with the 2012 Financing to extend the deadline to register the shares underlying the 2012 Convertible Notes and 2012 Warrants from December 31, 2012 to January 30, 2013, a date that is 120 days following the issuance of the 2012 Convertible Notes and 2012 Warrants.

On November 30, 2012, we notified the holders of the 2012 Convertible Notes of our intention to pay the interest due on January 1, 2013 with shares of common stock in lieu of cash. On December 31, 2012, the holders of the 2012 Convertible Notes agreed to extend the payment date to February 1, 2013. On January 30, 2013, the holders of the 2012 Convertible Notes agreed to extend the interest payment date to February 15, 2013. The aggregate amount of the interest payment was $560,051.31 and we issued 482,804 shares of restricted common stock in satisfaction of these interest payments. On April 2, 2013, we again satisfied $189,107.28 in interest obligations by issuing 290,935 shares of stock. On July 1, 2013, we satisfied $369,992.48 in interest obligations by issuing 737,557 shares of stock and warrants to purchase 537,837 shares of common stock for nominal consideration. On October 1, 2013, we issued 418,433 shares of stock and warrants to purchase 277,504 shares of common stock for nominal consideration in satisfaction of our interest obligations of $375,805.87. On January 2, 2014, we satisfied $379,180.53 in interest obligations by issuing 1,140,904 shares of stock and warrants to purchase 567,116 shares of common stock for nominal consideration. These warrants were issued in lieu of shares of common stock that would have brought certain investors over a 9.985% ownership threshold set forth in the 2012 Financing documents.

In connection with the 2012 Financing, we entered into a registration rights agreement, securities purchase agreement, and facility agreement with the investors. In connection with those agreements, we agreed to file a registration statement covering the resale of the shares of common stock issuable upon the conversion of the 2012 Convertible Notes and the exercise of the 2012 Warrants. We also granted the holders of the 2012 Convertible Notes the right to require us to sell to such holders up to an additional $20,000,000 in securities on the same terms as the 2012 Convertible Notes and 2012 Warrants (the “Call Option”). The Call Option was exercised as described above under the caption “2013 Financing.” The conversion price of the 2012 Convertible Notes and the exercise price of the 2012 Warrants was originally $0.75, but was lowered to $0.69 based on the volume-weighted average price of the Company’s common stock for the five trading days after the registration statement on Form S-1 (Registration No. 333-184761) became effective, as required by the terms of the 2012 Convertible Notes and the 2012 Warrants. The conversion price of the 2012 Convertible Notes and the exercise price of the 2012 Warrants was adjusted to $0.29 per share in November 2013, to $0.22 per share in January 2014 and then to $0.21 in April 2014 as a result of the Company’s issuance of shares of common stock and warrants to purchase common stock in payment of interest obligations to the holders of the 2012 Convertible Notes and 2013 Convertible Notes.

2011 Financing

On March 4, 2011, we closed a private placement transaction pursuant to which we sold securities consisting of 1,107,939 shares of common stock and warrants to purchase 1,046,102 shares of common stock (the “2011 Warrants”). The purchase price per security was $28.30 and the exercise price of the 2011 Warrants was $28.80 per share. In connection with the 2011 Financing, we entered into a securities purchase agreement and registration rights agreement. That registration rights agreement required us to file resale registration statement(s) covering all of the shares and the warrant shares and to maintain the effectiveness of the registration statement(s) until all securities therein are sold or otherwise can be sold pursuant to Rule 144 without any restrictions. All of the selling stockholders or their affiliates participated in the 2011 Financing.

As further described on page 3, on December 31, 2012, the holders of 2011 Warrants agreed to amend and restate the 2011 Warrants. The Amended and Restated 2011 Warrants contain various amendments to the 2011 Warrants, including an adjusted exercise price from $28.80 to $1.10 per share. This exercise price was lowered to $1.01 in April 2013 as a result of adjustments to the exercise price of the 2012 Warrants and the conversion price of the 2012 Convertible Notes. The exercise price was further adjusted to $0.40 in November 2013, to $0.30 per share in January 2014 and then to $0.29 in April 2014 as a result of adjustments to: (i) the exercise price of the 2012 Warrants and the conversion price of the 2012 Convertible Notes; (ii) the exercise price of the 2013 Warrants and the conversion price of the 2013 Convertible Notes; and (iii) the exercise price of the Celgene Warrants.

Board of Directors and Observers to the Board of Directors

Carl-Johan Dalsgaard, a member of our Board of Directors, is a member of the sole general partner of HealthCap IV, L.P. and HealthCap IV, K.B.

Selling Stockholders’ Position in Common Stock

Each of the selling stockholders has confirmed that it does not have an existing short position in our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in shares of our common stock.  The occurrence of any of the following risks could harm our business, financial condition, results of operations or growth prospects.  In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

In order to fund our operations, we will need to raise significant amounts of capital. We may not be able to raise additional capital when necessary or on acceptable terms to us, if at all.

Based upon our current expected level of operating expenditures and debt repayment, and assuming we are not required to settle any outstanding warrants in cash or redeem, or pay cash interest on, the 2012 Convertible Notes or the 2013 Convertible Notes, we expect to be able to fund operations through December 31, 2014. This period could be shortened if there are any significant increases in planned spending on development programs other than as anticipated or other unforeseen events. Accordingly, our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the fiscal year ended December 31, 2013, relative to our ability to continue as a going concern. We intend to pursue additional sources of capital to continue our business operations as currently conducted and fund deficits in operating cash flows. There is no assurance that such financing will be available when needed or, if available, on terms acceptable to us. Our future capital requirements will depend on many factors, including:

•
the scope and results of our clinical trials, particularly regarding the number of patients required and the required duration of follow-up for our clinical trials in support of our product candidates;

•	the scope and results of our research and preclinical development programs;
•	the costs of operating our research and development facility to support our research and early clinical activities;
•
the time, complexity and costs involved in obtaining marketing approvals for our product candidates, which could take longer and be more costly than obtaining approval for a new conventional drug candidate, given the FDA’s limited experience with clinical trials and marketing approval for products derived from a patient’s own cells;

•	the costs of securing commercial manufacturing capacity to support later-stage clinical trials and subsequent commercialization activities, if any;
•
the costs of maintaining, expanding, protecting and enforcing our intellectual property portfolio, including potential dispute and litigation costs and any associated liabilities and potentially challenging the intellectual property of others;

•	the costs of entering new markets outside the United States; and
•	the extent of our contractual obligations and amount of debt service payments we are obligated to make.

As a result of these factors, among others, we will need to seek additional funding before we are able to generate positive cash flow from operations. We will need to raise additional funds through collaborative arrangements, public or private sales of debt, equity or equity-linked securities, commercial loan facilities, or some combination thereof. Additional funding may not be available to us on acceptable terms, or at all. If we obtain capital through collaborative arrangements, these arrangements could require us to relinquish some rights to our technologies or product candidates and we may become dependent on third parties. If we raise capital through the sale of equity, or securities convertible into equity, dilution to our then-existing stockholders would result. If we obtain funding through the incurrence of debt, we would likely become subject to covenants restricting our business activities, and holders of debt instruments would have rights and privileges senior to those of our equity investors. In addition, servicing the interest and repayment obligations under our current and future borrowings would divert funds that would otherwise be available to support research and development, clinical or commercialization activities.

If we are unable to obtain adequate financing on a timely basis, we may be required to delay, reduce the scope of or eliminate one or more of our development programs, reduce our personnel, or default on our outstanding debt and contractual obligations, any of which could raise substantial doubt about our ability to remain in business.

We have a substantial amount of debt and contractual obligations that expose us to risks that could adversely affect our business, operating results and financial condition.

As of December 31, 2013, we had outstanding debt with an aggregate principal amount of $34.6 million, which is secured by liens on substantially all of our assets. Our outstanding debt includes approximately $18.6 million in 2013 Convertible Notes, approximately $14.6 million in 2012 Convertible Notes and a $1.4 million loan from our venture debt lender, Horizon Credit II LLC.

Under the terms of the 2013 Convertible Notes, beginning October 1, 2013, we were required to make quarterly interest payments in cash or shares of our common stock at 10% per annum. The 2013 Convertible Notes are due June 30, 2016. We are permitted, subject to certain restrictions, to satisfy our interest obligations under the 2013 Convertible Notes through issuance of shares of our common stock and warrants to purchase common stock for nominal consideration. As of the date hereof, we have issued 2,239,438 shares of common stock and warrants to purchase 778,493 shares of common stock for nominal consideration to the holders of the 2013 Convertible Notes in satisfaction of our interest obligations thereunder.

Under the terms of the 2012 Convertible Notes, beginning January 1, 2013, we were required to make quarterly interest payments in cash or shares of our common stock at 10% per annum. On December 31, 2012, holders of the 2012 Convertible Notes agreed to extend the interest payments that were due on January 1, 2013 to February 1, 2013 and on January 30, 2013, the holders agreed to extend the interest payment date to February 15, 2013. The 2012 Convertible Notes are due October 2, 2015. We are permitted, subject to certain restrictions, to satisfy our interest obligations under the 2012 Convertible Notes through issuance of shares of our common stock and warrants to purchase common stock for nominal consideration. As of the date hereof, we have issued 3,070,633 shares of common stock and warrants to purchase 1,382,457 shares of common stock for nominal consideration to the holders of the 2012 Convertible Notes in satisfaction of our interest obligations thereunder.

Under the terms of our loan with Horizon Credit II LLC, we are obligated to make monthly payments of principal and interest at an interest rate of 13% per annum through May 1, 2014.

If we continue to satisfy our interest obligations under the 2012 Convertible Notes and the 2013 Convertible Notes through issuance of shares of our common stock and warrants to purchase common stock for nominal consideration, we expect that the annual principal and interest cash payments on our outstanding debt will be approximately $1.8 million, $14.6 million and $18.6 million in 2014, 2015 and 2016, respectively. The level and nature of our indebtedness could, among other things:

•	make it difficult for us to obtain any necessary financing in the future;
•	limit our flexibility in planning for or reacting to changes in our business;

•	reduce funds available for use in our operations;
•	impair our ability to incur additional debt because of financial and other restrictive covenants or the liens on our assets which secure our current debt;

•	hinder our ability to raise equity capital because, in the event of a liquidation of the business, debt holders receive a priority before equity holders;
•	make us more vulnerable in the event of a downturn in our business; or

•	place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

The lease agreement for our Pennsylvania manufacturing facility requires us to provide security and restoration deposits totaling $2.2 million to the landlord. In satisfaction of these security deposit obligations, we have deposited $2.2 million with the landlord.

In November 2011, we made a business decision to restructure our corporate operations, consolidate our operations in our Winston-Salem research and development facility and seek to exit our commercial-scale manufacturing facility. We currently have over two years left under the lease agreement for our commercial-scale manufacturing facility and a gross rental obligation of $2.5 million. While we will seek to sublease or otherwise reduce the net rental obligation of this facility, there can be no assurance that we will be successful in doing so and we will remain contractually liable for the rental obligations under this lease.

Unless we raise substantial additional capital or generate substantial revenue from a licensing transaction or strategic partnership involving one of our product candidates, and there can be no assurance that we will be able to do so, we may not be able to service or repay our debt when it becomes due, in which case our lenders could seek to accelerate payment of all unpaid principal and foreclose on our assets or continue to execute our current business and product development plans. Any such event would have a material adverse effect on our business, operating results and financial condition.

We have a history of net losses and may not achieve or sustain profitability.

Our recurring losses from operations and our need for significant additional capital to fund anticipated future losses from operations and debt repayment raise substantial doubt about our ability to continue as a going concern, and as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2013 related to this uncertainty. We have incurred losses in each year since our inception and expect to experience losses for the foreseeable future. As of December 31, 2013, we had an accumulated deficit of $266.1 million. We had net losses of $16.9 million, and $18.9 million in the years ended December 31, 2012 and 2013, respectively. These losses resulted principally from costs incurred in our clinical trials, research and development programs, construction of our research laboratories and commercial manufacturing facility, and from our general and administrative expenses. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity, total assets and working capital.

We expect to continue to incur significant operating expenses and anticipate that our expenses and losses will increase in the foreseeable future as we seek to further develop our product candidates, technology and manufacturing capabilities. Our expenses are expected to relate to the following:

•	continuing research and development efforts, including clinical trials for our Neo-Urinary Conduit and Neo-Kidney Augment;
•	maintaining, expanding, protecting and enforcing our intellectual property portfolio and assets and potentially challenging the intellectual property of others;
•	expanding our manufacturing capabilities to support commercialization of our current and future product candidates; and

•	servicing and repaying indebtedness.

The extent of our future operating losses is highly uncertain, and we may never achieve or sustain profitability. If we are unable to achieve and then maintain profitability, the market value of our common stock will decline.

If we do not successfully develop our product candidates and obtain the necessary marketing approvals to commercialize them, we will not generate sufficient revenues to continue our business operations.

In order to obtain marketing approval of our product candidates so that we can generate revenues once they are commercialized, we must conduct extensive preclinical studies and clinical trials to demonstrate that our product candidates are safe and effective and obtain and maintain approval of our manufacturing facilities. Our early stage product candidates, including our Neo-Urinary Conduit and Neo-Kidney Augment, for which we have commenced initial clinical trials, may fail to perform as we expect. Moreover, our Neo-Urinary Conduit, Neo-Kidney Augment and other product candidates may ultimately fail to demonstrate the necessary safety and efficacy for marketing approval. Even if results from preclinical studies and early phase clinical trials are positive, there can be no assurances that later stage studies or trials will be successful. We will need to conduct additional research and development, and devote significant additional financial resources and personnel to develop commercially viable products and obtain the necessary marketing approvals, and if we fail to do so successfully, we may cease operations altogether.

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We are a development-stage company. We commenced operations in July 2003. Our operations to date have been limited to organizing and staffing, acquiring and developing our technology, and undertaking preclinical studies and clinical trials of our product candidates. We have not demonstrated an ability to successfully complete large-scale clinical trials, obtain marketing approvals for product registration, manufacture a commercial-scale product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. As a result, we have a limited operating history.

Even if we are successful in obtaining marketing approval for any of our product candidates, we will need to transition from a company with a research focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

Risks Related to the Development of Our Product Candidates

Our clinical trials may not be successful.

We will only obtain marketing approval to commercialize a product candidate if we can demonstrate to the satisfaction of the FDA or the applicable non-United States regulatory authority, in clinical trials, that the product candidate is safe and effective, and otherwise meets the appropriate standards required for approval for a particular indication. Clinical trials are lengthy, complex and extremely expensive processes with uncertain results. A failure of one or more of our clinical trials may occur at any stage of testing.

We initiated a Phase 1 trial in Sweden for our Neo-Kidney Augment during the second quarter of 2013, and all five patients were implanted by the end of 2013. In March 2014, the Company received regulatory approval from the MPA to expand enrollment in this trial to a total of 15 patients. During the fourth quarter of 2013, we initiated a Phase 1 clinical trial in the U.S. to assess the safety and preliminary efficacy of Neo-Kidney Augment implantation in patients with CKD.

We have designed these trials to assess the safety and preliminary early signals of efficacy of the Neo-Kidney Augment. As we have no experience with this product candidate in humans, we may identify new safety barriers to delivering the Neo-Kidney Augment into the kidney, optimizing the surgical implantation of the Neo-Kidney Augment, defining an optimal dose for delaying the progression of chronic kidney disease, determining an optimal measure of Neo-Kidney Augment effect in chronic kidney disease patients, and defining the most responsive patient population. Based on our clinical experience in early phase regenerative medical trials, there may be delays in recruiting patients for this clinical trial, which would delay our development of our Neo-Kidney Augment. There can be no assurance that, as part of our Phase I clinical trials, patients will not experience complications, serious adverse events related to our Neo-Kidney Augment, or serious adverse events that, although not related to our product candidate, could have a materially detrimental impact on our clinical trial. Additionally, we may determine, based upon this trial, that our Neo-Kidney Augment demonstrates limited safety or efficacy in patients with chronic kidney disease.

We have completed enrollment in a Phase I open-label, single-arm study of our Neo-Urinary Conduit in patients who are undergoing bladder removal due to bladder cancer. We have designed this trial to assess the safety and preliminary efficacy of the Neo-Urinary Conduit. This trial is also intended to allow our clinical investigators to optimize and, as necessary, modify the surgical implantation technique and post-operative care based on the experience gained by prior patients enrolled. As we have limited experience with this product candidate in humans, we may have difficulty optimizing the surgical implantation of the Neo-Urinary Conduit. Two patients enrolled in this clinical trial have died as a result of health issues unrelated to our Neo-Urinary Conduit product candidate. Based upon the experience of the first three patients, clinical investigators made surgical modifications in an effort to address stoma patency, conduit integrity and vascular supply. There can be no assurance that, as part of our Phase I clinical trial, patients will not experience additional complications, additional serious adverse events related to our Neo-Urinary Conduit, or serious adverse events that, although not related to our product candidate, could have a materially detrimental impact on our clinical trial. Additionally, we may determine, based upon this trial, that our Neo-Urinary Conduit demonstrates limited safety or efficacy.

We may find it difficult to enroll patients in our clinical trials.

Our initial product candidates are designed to treat diseases that affect relatively few patients. This could make it difficult for us to enroll the number of patients that may be required for the clinical trials we would be required to conduct in order to obtain marketing approval for our product candidates.

In addition, we may have difficulty finding eligible patients to participate in our clinical trials because our trials may include stringent enrollment criteria. For example, a patient may require a concomitant surgical procedure that would prevent them from being enrolled in a clinical trial, may be using alternative therapies, or the extent of a patient’s overall medical condition may render such patient ineligible to participate in our trials. Our Neo-Kidney Augment and Neo-Urinary Conduit have limited experience in humans. Patients may not want to enroll in a trial where they are among the first group of patients to receive this product candidate. Our inability to enroll a sufficient number of patients for any of our current or future clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether.

Our product development programs are based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of our Organ Regeneration Platform creates significant challenges with respect to product development and optimization, manufacturing, government regulation and approval, third-party reimbursement and market acceptance. For example, the FDA has relatively limited experience with the development and regulation of autologous neo-organs and, therefore, the pathway to marketing approval for our product candidates may accordingly be more complex, lengthy and uncertain than for a more conventional new drug candidate. The FDA may not approve our product candidates or may approve them with certain restrictions that may limit our ability to market our product candidates, and our product candidates may not be successfully commercialized, if at all.

We have limited experience in conducting and managing the preclinical development activities and clinical trials necessary to obtain marketing approvals necessary for marketing our product candidates, including approval by the FDA.

Our efforts to develop all of our product candidates are at an early stage. We may be unable to progress our product candidates that are undergoing preclinical testing into clinical trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and favorable initial results from a clinical trial do not necessarily predict outcomes in subsequent clinical trials. The indications of use for which we are pursuing development may have clinical effectiveness endpoints that have not previously been reviewed or validated by the FDA, which may complicate or delay our effort to ultimately obtain FDA approval. We cannot guarantee that our clinical trials will ultimately be successful.

We have not obtained marketing approval or commercialized any of our product candidates. We may not successfully design or implement clinical trials required for marketing approval to market our product candidates. We might not be able to demonstrate that our product candidates meet the appropriate standards for marketing approval, particularly as our technology may be the first of its kind to be reviewed by the FDA. If we are not successful in conducting and managing our preclinical development activities or clinical trials or obtaining marketing approvals, we might not be able to commercialize our product candidates, or might be significantly delayed in doing so, which will materially harm our business.

If we are not able to retain qualified management and scientific personnel, we may fail to develop our technologies and product candidates.

Our future success depends to a significant extent on the skills, experience and efforts of the principal members of our scientific and management personnel. These members include John L. Miclot, our President and Chief Executive Officer, and Timothy Bertram, D.V.M., Ph.D., our President, Research and Development and Chief Scientific Officer. The loss of either or both of these individuals could harm our business and might significantly delay or prevent the achievement of research, development or business objectives. Competition for personnel is intense and our financial position may make it difficult to retain or attract qualified management and scientific personnel. We may be unable to retain our current personnel or attract or integrate other qualified management and scientific personnel in the future.

We rely on third parties to conduct certain preclinical development activities and our clinical trials, and those third parties may not perform satisfactorily.

We do not conduct in our facilities certain preclinical development activities of our product candidates, such as preclinical studies in animals, nor do we conduct clinical trials for our product candidates ourselves. We rely on, or work in conjunction with, third parties, such as contract research organizations, medical institutions and clinical investigators, to perform these functions. Our reliance on these third parties for preclinical and clinical development studies reduces our control over these activities. We are responsible for ensuring that each of our preclinical development activities and our clinical trials is conducted in accordance with the applicable U.S. federal and state laws and foreign regulations, general investigational plans and protocols. However, other than our contracts with these third parties, we have no direct control over these researchers or contractors, as they are not our employees. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, or GCP, for conducting, recording and reporting the results of our clinical trials to assure that data and reported results are credible and accurate and that the rights, safety and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Furthermore, these third parties also may have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our preclinical development activities or our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. These third parties may be warned, suspended or otherwise sanctioned by the FDA or other government or regulatory authorities for failing to meet the applicable requirements imposed on such third parties. As a result, the third parties may not be able to fulfill their contractual obligations, and the results obtained from the preclinical and clinical research using their services may not be accepted by the FDA to support the marketing approval of our product candidates. If the third parties or their employees become debarred by the FDA, we cannot use the research data derived from their services to support the marketing approval of our product candidates. Finally, these third parties may be bought by other entities, change their business plans or strategies or they may go out of business, thereby preventing them from meeting their contractual obligations to us.

We may not be able to secure and maintain relationships with research institutions and clinical investigators that are capable of conducting and have access to necessary patient populations for the conduct of our clinical trials.

We rely on research institutions and clinical investigators to conduct our clinical trials. Our reliance upon research institutions, including hospitals and clinics, provides us with less control over the timing and cost of clinical trials and the ability to recruit subjects. If we are unable to reach agreement with suitable research institutions and clinical investigators on acceptable terms, or if any resulting agreement is terminated because, for example, the research institution and/or clinical investigators lose their licenses or permits necessary to conduct our clinical trials, we may be unable to quickly replace the research institution and/or clinical investigator with another qualified research institution and/or clinical investigator on acceptable terms. We may not be able to secure and maintain agreement with suitable research institutions to conduct our clinical trials.

Compliance with governmental regulations regarding the treatment of animals used in research could increase our operating costs, which would adversely affect the commercialization of our technology.

The Animal Welfare Act, or AWA, is the federal law that covers the treatment of certain animals used in research. Currently, the AWA imposes a wide variety of specific regulations that govern the humane handling, care, treatment and transportation of certain animals by producers and users of research animals, most notably relating to personnel, facilities, sanitation, cage size, feeding, watering and shipping conditions. Third parties with whom we contract are subject to registration, inspections and reporting requirements. Furthermore, some states have their own regulations, including general anti-cruelty legislation, which establish certain standards in handling animals. If we or any of our contractors fail to comply with regulations concerning the treatment of animals used in research, we may be subject to fines and penalties and adverse publicity, and our operations could be adversely affected.

Public perception of ethical and social issues may limit or discourage the type of research we conduct.

Our clinical trials involve people, and we and third parties with whom we contract also do research involving animals. Governmental authorities could, for public health or other purposes, limit the use of human or animal research or prohibit the practice of our technology. Public attitudes may be influenced by claims that our technology or that regenerative medicine generally is unsafe for use in research or is unethical and akin to cloning. In addition, animal rights activists could protest or make threats against our facilities, which may result in property damage and subsequently delay our research. Ethical and other concerns about our methods, particularly our use of human subjects in clinical trials or the use of animal testing, could adversely affect our market acceptance.

Risks Related to the Manufacturing of Our Product Candidates

We have only limited experience manufacturing our product candidates. We may not be able to manufacture our product candidates in quantities sufficient for our clinical trials and/or any commercial launch of our product candidates.

We may encounter difficulties in the production of our product candidates. Construction of neo-organs from autologous live human cells involves strict adherence to complex manufacturing and storage protocols and procedures. Early stage clinical manufacturing is conducted in our pilot facility and, while we have supported clinical manufacturing from this location, future difficulties may arise that limit our production capability and delay progress in our clinical trials. Currently, we also occupy a commercial-scale manufacturing facility. As a result of our November 2011 business decision to restructure our corporate operations, we have decided to consolidate our operations in our Winston-Salem research and development facility and to seek to exit our commercial-scale manufacturing facility. As a result of this decision, as our product candidates advance into later-stage clinical trials toward commercialization, we will need to either develop our own internal manufacturing capability or contract with a third-party manufacturer to conduct this manufacturing on our behalf. Obtaining our own commercial scale manufacturing capacity will be costly and time consuming. Additionally, we may have difficulty finding suitable third parties with the manufacturing expertise that we need. These occurrences could increase our costs or cause delays in the production of our product candidates necessary for any Phase III clinical trial and/or any anticipated commercial launch of our product candidates, any of which could damage our reputation and harm our business.

The current manufacture of our product candidates involves the use of regulated animal tissues, and future product candidates may also use animal-sourced materials.

We currently utilize several bovine-derived products, such as growth media, in the manufacture of our Neo-Urinary Conduit and we also use animal-derived products, such as gelatin (porcine) and growth media (bovine), in the manufacture of our Neo-Kidney Augment. Bovine-sourced materials are strictly regulated in the United States and other jurisdictions due to their capacity to transmit the prior disease Bovine Spongiform Encephalopathy, or BSE, which manifests itself in humans as Creutzfeldt-Jakob Disease. Although we obtain our supply of bovine-based materials from closed herds in jurisdictions that are not currently known to carry BSE, there can be no assurance that these herds will remain BSE-free or that a future outbreak or presence of other unintended and potentially hazardous agents would not adversely affect our product candidates or patients that may receive them. Further, our future product candidates may involve the use of bovine-sourced or other animal-based materials, which could increase the risk of transmission of other diseases carried by such animals.

If a natural or man-made disaster strikes our manufacturing facility, we would be unable to manufacture our product candidates for a substantial amount of time, which would harm our business.

Our manufacturing facility and manufacturing equipment would be difficult to replace and could require substantial replacement lead-time and additional funds if we lost use of either the facility or equipment. Our facility may be affected by natural disasters, such as floods. We do not currently have back-up capacity, so in the event our facility or equipment was affected by man-made or natural disasters, we would be unable to manufacture any of our product candidates until such time as our facility could be repaired or rebuilt. Although, we currently maintain global property insurance with personal property limits of $26.9 million and business interruption insurance coverage of $5.4 million for damage to our property and the disruption of our business from fire and other casualties, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Our business involves the use of hazardous materials that could expose us to environmental and other liability.

Our research and development processes and our operations involve the controlled storage, use and disposal of hazardous materials including, but not limited to, biological hazardous materials. We are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. Moreover, we may not be able to maintain insurance to cover these risks on acceptable terms, or at all. We could also be required to incur significant costs to comply with current or future laws and regulations relating to hazardous materials. We currently maintain insurance coverage that is consistent with similar companies in our stage of development. In addition to global property insurance, we maintain general liability insurance coverage of $1 million each occurrence and $2 million in the aggregate, umbrella liability insurance of $4 million, and workers’ compensation coverage with statutory limits, including employer’s liability coverage of $0.5 million per incident. Such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Risks Related to Marketing Approval and Other Government Regulations

We cannot market and sell our product candidates in the United States or in other countries if we fail to obtain the necessary marketing approvals or licensure.

We cannot sell our product candidates until regulatory agencies grant marketing approval, or licensure. The process of obtaining such marketing approval is lengthy, expensive and uncertain. It is likely to take many years to obtain the required marketing approvals for our product candidates or we may never gain the necessary approvals. Any difficulties that we encounter in obtaining marketing approval may have a substantial adverse impact on our operations and cause our stock price to decline significantly. Any adverse events in our clinical trials for one of our product candidates could negatively impact the clinical trials and approval process for our other product candidates.

To obtain marketing approvals in the United States for our product candidates, we must, among other requirements, complete carefully controlled and well-designed clinical trials sufficient to demonstrate to the FDA that the product candidate is safe and effective for each indication for which we seek approval. Several factors could prevent completion or cause significant delay of these trials, including an inability to enroll the required number of patients or failure to obtain FDA approval to commence a clinical trial. Negative or inconclusive results from, or adverse events during, a preclinical safety study or clinical trial could cause the preclinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful. The FDA can place a clinical trial on hold if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury. If safety concerns develop, we, an Institutional Review Board, or IRB, or the FDA could stop our trials before completion. The populations for which we are developing our product candidates may have other medical complications that would affect their experience in our trials and would affect their experience with our product candidates, if approved. A serious adverse event is an event that results in significant medical consequences, such as hospitalization or prolonged hospitalization, disability or death, and if unexpected must be reported to the FDA. We cannot guarantee that other safety concerns regarding our product candidates will not develop.

The pathway to marketing approval for our product candidates may be more complex and lengthy than for approval of a conventional new drug or biologic. Similarly, to obtain approval to market our product candidates outside of the United States, we will need to submit clinical data concerning our product candidates and receive marketing approval from governmental agencies, which in certain countries includes approval of the price we intend to charge for our product. We may encounter delays or rejections if changes occur in regulatory agency policies, or if reports from preclinical and clinical testing on similar technology or products raise safety and/or efficacy concerns, during the period in which we develop a product candidate or during the period required for review of any application for marketing approval. If we are not able to obtain marketing approvals for use of our product candidates under development, we will not be able to commercialize such products and, therefore, may not be able to generate sufficient revenues to support our business.

The FDA may impose requirements on our clinical trials that could harm our business.

The requirements the FDA may impose on clinical trials for our product candidates are uncertain. As a result, we cannot guarantee that we will be able to comply with such requirements. For example, the FDA may require endpoints in our late-stage clinical trials that are different from, or in addition to, either the endpoints in our early-stage clinical trials or the endpoints that we may propose. The endpoints or other study elements, including sample size, the FDA requires may make it less likely that our Phase III clinical trials are successful or may delay completion of the trials. If we are unable to comply with the FDA’s requirements, we will not be able to get approval for our product candidates and our business will suffer.

If we are not able to conduct our clinical trials properly and on schedule, marketing approval by the FDA and other regulatory authorities may be delayed or denied.

Our clinical trials may be delayed or terminated for many reasons, including, but not limited to, if:

•	the FDA does not grant permission to commence or proceed with a clinical trial or places the trial on clinical hold;
•	subjects do not enroll or remain in our trials at the rate we expect;
•	we fail to manufacture necessary amounts of product candidate;
•
our pilot manufacturing facility is ordered by FDA or other government or regulatory authority to temporarily or permanently shut down due to violations of current Good Manufacturing Practice, or cGMP, or other applicable requirements, or infections or cross-contaminations of product candidates in the manufacturing process;

•	subjects choose an alternative treatment for the indications for which we are developing our product candidates, or participate in competing clinical trials;
•	subjects experience an unacceptable rate or severity of adverse side effects;
•	reports from preclinical or clinical testing on similar technologies and products raise safety and/or efficacy concerns;
•
third-party clinical investigators lose their license or permits necessary to perform our clinical trials, do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, Good Clinical Practice and regulatory requirements, or other third parties do not perform data collection and analysis in a timely or accurate manner;

•
inspections of clinical trial sites by the FDA or IRBs find regulatory violations that require us to undertake corrective action, suspend or terminate one or more sites, or prohibit us from using some or all of the data in support of our marketing applications;

•
third-party contractors become debarred or suspended or otherwise penalized by FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or any of the data produced by such contractors in support of our marketing applications; or

•
one or more IRBs or our Data Safety Monitoring Board, or DSMB, refuses to approve, suspends or terminates the trial at an investigational site, precludes enrollment of additional subjects, or withdraws its approval of the trial.

If we are unable to conduct our clinical trials properly and on schedule, the FDA may delay or deny marketing approval.

Final marketing approval of our product candidates by the FDA or other regulatory authorities for commercial use may be delayed, limited, or denied, any of which would adversely affect our ability to generate operating revenues.

Any of the following factors, if one or more were to occur, could cause final marketing approval for our product candidates to be delayed, limited or denied:

•	our product candidates could fail to demonstrate safety and efficacy in preclinical or clinical testing;
•	the manufacturing processes for our product candidates could fail to consistently demonstrate their safety and purity;
•	the FDA could disagree with the clinical endpoints we propose for our clinical trials and refuse to allow us to conduct clinical trials utilizing clinical endpoints we believe are appropriate;
•	it could take many years to complete the testing of our product candidates, and failure can occur at any stage of the process;
•	negative results or adverse side effects during a clinical trial could cause us to delay or terminate development efforts for a product candidate;
•	the FDA could seek the advice of an Advisory Committee of physician and patient representatives that may view the risks of our product candidates as outweighing the benefits;
•	the FDA could require us to expand the size and scope of the clinical trials; or
•	the FDA could impose post-marketing restrictions.

Our development costs will increase if we have material delays in our clinical trials, or if we are required to modify, suspend, terminate or repeat a clinical trial. If marketing approval for our product candidates is delayed, limited or denied, our ability to market products, and our ability to generate product sales, would be adversely affected.

Any product for which we obtain marketing approval could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates, when and if any of them are approved.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and comparable regulatory authorities, including through periodic inspections. These requirements include, but are not limited to, submissions of safety and other post-marketing information and reports, registration requirements, cGMP and Quality System Regulation, or QSR, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents. Even if marketing approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to other conditions of approval, or may contain requirements for costly and time consuming post-marketing testing and surveillance to monitor the safety or efficacy of the product. Discovery after approval of previously unknown problems with our product candidates or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

•	restrictions on such products’ manufacturers or manufacturing processes;
•	restrictions on the marketing or distribution of a product, including refusals to permit the import or export of products;
•	warning letters or untitled letters;
•	warning labels on the products;
•	withdrawal of the products from the market;
•	refusal to approve pending applications or supplements to approved applications that we submit;
•	suspension of any ongoing clinical trials;
•	recall of products;
•	fines, restitution or disgorgement of profits or revenue;
•	suspension or withdrawal of marketing approvals;
•	product seizure;
•	injunctions; or
•	imposition of civil or criminal penalties.

In addition, if any of our product candidates are approved, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions.

Current or future legislation may make it more difficult and costly for us to obtain marketing approval of our product candidates.

In 2007, the Food and Drug Administration Amendments Act of 2007, or the FDAAA, became law. This legislation grants significant new powers to the FDA, many of which are aimed at assuring the safety of drugs and biologics after approval. For example, FDAAA granted the FDA new authority to impose post-approval clinical study requirements, require safety-related changes to product labeling and require the adoption of risk management plans, referred to as risk evaluation and mitigation strategies, or REMS. The REMS may include requirements for special labeling or medication guides for patients, special communication plans to health care professionals, and restrictions on distribution and use. Pursuant to FDAAA, if the FDA makes the requisite findings, it might require that a new product be used only by physicians with specified specialized training, only in specified designated health care settings, or only in conjunction with special patient testing and monitoring. The legislation also included requirements for disclosing clinical study results to the public through a clinical study registry, and renewed requirements for conducting clinical studies to generate information on the use of products in pediatric patients. Under the FDAAA, companies that violate the new law are subject to substantial civil monetary penalties. The requirements and changes imposed by the FDAAA may make it more difficult, and more costly, to obtain and maintain approval of new biological products.

In addition, the FDA’s regulations, policies or guidance may change and new or additional statutes or government regulations may be enacted that could prevent or delay marketing approval of our product candidates or further restrict or regulate post-approval activities. For example, proposals have been made to further expand post-approval requirements and restrict sales and promotional activities. It is impossible to predict whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes or the marketing approvals of our product candidates, if any, may be.

Risks Related to the Commercialization of Our Product Candidates

If we fail to educate and train physicians as to the distinctive characteristics, benefits, safety, clinical efficacy and cost-effectiveness of our product candidates, our sales will not grow.

Acceptance of our product candidates depends, in large part, on our ability to train physicians in the proper implantation of our neo-organs, which will require significant expenditure of our resources. Convincing physicians to dedicate the time and energy necessary to properly train to use new products and techniques is challenging, and we may not be successful in these efforts. If physicians are not properly trained, they may ineffectively implant our product candidates. Such misuse or ineffective implantation may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us. Accordingly, even if our product candidates are superior to alternative treatments, our success will depend on our ability to gain and maintain market acceptance for our product candidates. If we fail to do so, our sales will not grow and our business, financial condition and results of operations will be adversely affected. We may not have adequate resources to effectively educate the medical community and/or our efforts may not be successful due to physician resistance or perceptions regarding our product candidates.

We face uncertainty related to pricing, reimbursement and health care reform, which could reduce our revenue.

Sales of our product candidates, if approved for commercialization, will depend in part on the availability of coverage and reimbursement from third-party payors such as government insurance programs, including Medicare and Medicaid, private health insurers, health maintenance organizations and other health care related organizations. If our product candidates are approved for commercialization, pricing and reimbursement may be uncertain. Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation affecting coverage and reimbursement policies, which are designed to contain or reduce the cost of health care. Further federal and state proposals and health care reforms are likely. And these reforms could limit the prices that can be charged for the product candidates that we develop and may further limit our commercial opportunity. There may be future changes that result in reductions in current coverage and reimbursement levels for our products, if commercialized, and we cannot predict the scope of any future changes or the impact that those changes would have on our operations.

Adoption of our product candidates by the medical community may be limited if doctors and hospitals do not receive full reimbursement for our products, if commercialized. Cost control initiatives may decrease coverage and payment levels for our product candidates and, in turn, the price that we will be able to charge for any product. We are impacted by efforts by public and private third-party payors to control costs. We are unable to predict all changes to the coverage or reimbursement methodologies that will be applied by private or government payors to our product candidates. Any denial of private or government payor coverage or inadequate reimbursement for procedures performed using our products, if commercialized, could harm our business and reduce our revenue.

We could be adversely affected if healthcare reform measures substantially change the market for medical care or healthcare coverage in the United States.

The U.S. Congress recently adopted legislation regarding health insurance, which has been signed into law. As a result of this new legislation, substantial changes could be made to the current system for paying for healthcare in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage. Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services, drugs and devices. These structural changes could entail modifications to the existing system of private payors and government programs, such as Medicare, Medicaid and State Children’s Health Insurance Program, creation of a government-sponsored healthcare insurance source, or some combination of both, as well as other changes. Restructuring the coverage of medical care in the United States could impact the reimbursement for prescribed drugs, biopharmaceuticals, medical devices, or our product candidates. If reimbursement for our approved product candidates, if any, is substantially less than we expect in the future, or rebate obligations associated with them are substantially increased, our business could be materially and adversely impacted.

Extending medical benefits to those who currently lack coverage will likely result in substantial cost to the U.S. federal government, which may force significant changes to the healthcare system in the United States. Much of the funding for expanded healthcare coverage may be sought through cost savings. While some of these savings may come from realizing greater efficiencies in delivering care, improving the effectiveness of preventive care and enhancing the overall quality of care, much of the cost savings may come from reducing the cost of care. Cost of care could be reduced by decreasing the level of reimbursement for medical services or products, or by restricting coverage and, thereby, utilization of medical services or products. In either case, a reduction in the utilization of, or reimbursement for, any product for which we receive marketing approval in the future could have a materially adverse impact on our financial performance.

There is substantial uncertainty regarding the exact meaning and interpretation of the provisions of healthcare reform that have been enacted. This uncertainty limits our ability to forecast changes that may occur in the future and to manage our business accordingly.

We may face competition from companies and institutions that may develop products that make ours less attractive or obsolete through new technologies that may be similar to ours or through more traditional pharmaceutical or medical device treatments.

Many of our competitors have greater resources or capabilities than we have, or may already have or succeed in developing better products or in developing products more quickly than we do, and we may not compete successfully with them.

The medical device, pharmaceutical and biotechnology industries are highly competitive. We compete for funding. If our product candidates become available for commercial sale, we will compete in the marketplace. For funding, we compete primarily with other companies that, like us, are focused on discovering and developing novel products or therapies for the treatment of human disease based on regenerative medicine technologies or other novel scientific principles. In the marketplace, we may eventually compete with other companies and organizations that are marketing or developing therapies for our targeted disease indications, based on traditional pharmaceutical, medical device or other, non-cellular therapies and technologies.

We also face competition in the cell therapy field from academic institutions and governmental agencies. Many of our current and potential competitors have greater financial and human resources than we have, including more experience in research and development and more established sales, marketing and distribution capabilities.

We anticipate that competition in our industry will increase. In addition, the health care industry is characterized by rapid technological change, resulting in new product introductions and other technological advancements. Our competitors may develop and market products that render our current product or any future product non-competitive or otherwise obsolete.

The use of our product candidates in human subjects may expose us to product liability claims, and we may not be able to obtain adequate insurance.

We face an inherent risk of product liability claims. Our clinical-stage product candidates are in early development and have not been used over an extended period of time in a large number of patients and, therefore, our long-term safety and efficacy data are limited. Patients have experienced in the past and may experience in the future serious adverse events. Our current product liability coverage is $5 million per occurrence and in the aggregate. We will need to increase our insurance coverage if and when we begin commercializing any of our product candidates. We may not be able to obtain or maintain product liability insurance on acceptable terms with adequate coverage. If claims against us substantially exceed our coverage, then our business could be adversely impacted. Regardless of whether we are ultimately successful in any product liability litigation, such litigation could consume substantial amounts of our financial and managerial resources and could result in, among other things:

•	significant awards against us;
•	substantial litigation costs;
•	injury to our reputation and the reputation of our product candidates; and
•	withdrawal of clinical trial participants and adverse regulatory action.

Any of these results would substantially harm our business.

We have never marketed a product before, and if we are unable to establish an effective focused sales force and marketing infrastructure or enter into strategic partnerships for the development and marketing of any approved products, we will not be able to commercialize our product candidates successfully.

We currently do not have internal sales, distribution and marketing capabilities. The development of a sales and marketing infrastructure for our domestic operations will require substantial resources, will be expensive and time consuming and could negatively impact our commercialization efforts, including delay of any product launch. These costs may be incurred in advance of any approval of our product candidates. In addition, we may not be able to hire a focused sales force in the United States that is sufficient in size or has adequate expertise in the medical markets that we intend to target, including surgery. If we are unable to establish our focused sales force and marketing capability for our product candidates, we may not be able to generate any product revenue, may generate increased expenses and may never become profitable. We may also need to establish development or marketing collaborations with third parties to complete development of our product candidates or for the commercialization or distribution of our product candidates. We expect to face competition in our efforts to identify appropriate collaborators or partners to help develop or commercialize our product candidates in our target commercial areas. If we are unable to establish adequate collaborations, our ability to develop or market our product candidates could be adversely affected. Further, to the extent third parties with whom we collaborate fail to perform, our ability to achieve our development or marketing goals may be adversely affected, and our business could suffer.

Risks Related to Intellectual Property

If we are unable to obtain and maintain protection for our intellectual property, the value of our technology and products will be adversely affected.

Our success will depend in large part on our ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into our technology and products. The patent situation in the field of biotechnology and pharmaceuticals generally is highly uncertain and involves complex legal, technical, scientific and factual questions. We may not be able to obtain additional issued patents relating to our technology or products. Even if issued, patents issued to us or our licensors may be challenged, narrowed, invalidated, held to be unenforceable or circumvented, or determined not to cover our product candidates or our competitors’ products, which could limit our ability to stop competitors from marketing identical or similar products or reduce the term of patent protection we may have for our product candidates. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection. The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we or our licensors were the first to make the inventions covered by each of our pending patent applications;
•	we or our licensors were the first to file patent applications for these inventions;
•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;
•
any patents issued to us or our licensors will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be successfully challenged by third parties;

•	we will continue developing additional proprietary technologies that are patentable;
•	we will file patent applications for new proprietary technologies promptly or at all;
•	our patents will not expire prior to or shortly after commencing commercialization of a product;
•	our licensors will enforce the rights of the patents we license; or
•	the patents of others will not have a negative effect on our ability to do business.

In addition, we cannot guarantee that any of our pending patent applications will result in issued patents. If patents are not issued in respect of our pending patent applications, we may not be able to stop competitors from marketing products similar to ours.

Our patents also may not afford us protection against competitors with identical or similar technology.

Because patent applications in the United States and many other jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind the actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in our or their issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications. If a third party has also filed a United States patent application covering our product candidates or a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the United States Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial and it is possible that our efforts could be unsuccessful, resulting in a loss of our United States patent position. If a third party believes we or our licensor were not entitled to the grant of one or more patents, such third party may challenge such patents in an interference or re-examination proceeding in the United States, or opposition or similar proceeding in another country.

If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose license rights that are important to our business.

We are a party to license agreements with Children’s Hospital Boston and Wake Forest University Health Sciences pursuant to which we license certain intellectual property relating to our product candidates. We may enter into additional licenses in the future. Our existing licenses impose, and we expect that future licenses will impose, various diligence, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with these obligations, the licensor may have the right to terminate the license, in which event we might not be able to market any product that is covered by the licensed patents.

If we are unable to protect the confidentiality of our proprietary information, trade secrets and know-how, the value of our technology and product candidates could be adversely affected.

Our proprietary information, trade secrets and know-how are important components of our intellectual property, particularly in connection with the manufacturing of our product candidates. We seek to protect our proprietary information, trade secrets, know-how and confidential information, in part, by confidentiality agreements with our employees, corporate partners, outside scientific collaborators, sponsored researchers, consultants and other advisors. We also have confidentiality and invention or patent assignment agreements with our employees and our consultants. If our employees or consultants breach these agreements, we may not have adequate remedies for any of these breaches. In addition, our proprietary information, trade secrets and know-how may otherwise become known to or be independently developed by others. Enforcing a claim that a party illegally obtained and is using our proprietary information, trade secrets and know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary information, trade secrets and know-how, and failure to obtain or maintain protection of proprietary information, trade secret and know-how could adversely affect our competitive business position.

If we infringe or are alleged to infringe the intellectual property rights of third parties, our business could suffer.

Our research, development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be accused of infringing one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may subsequently issue and to which we do not hold a license or other rights. Third parties may own or control these patents or patent applications in the United States and abroad. These third parties could bring claims against us that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. No assurance can be given that patents do not exist, have not been filed, or could not be filed or issued, that contain claims covering our product candidates, technology, or methods.

In order to avoid or settle potential claims with respect to any of the patent rights described above or any other patent rights of third parties, we may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our future collaborators were able to obtain a license, the rights may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing one or more product candidates, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. This could harm our business significantly.

Others may sue us for infringing their patent or other intellectual property rights or file nullity, opposition, re-examination or interference proceedings against our patents, even if such claims or proceedings are without merit, which would similarly harm our business. Furthermore, during the course of litigation, confidential information may be disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. Disclosure of our confidential information and our involvement in intellectual property litigation could materially adversely affect our business.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our product candidates and technology. Even if we prevail, the cost to us of any patent litigation or other proceeding could be substantial.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from any litigation could significantly limit our ability to continue our operations. Patent litigation and other proceedings may also absorb significant management time. Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We try to ensure that our employees do not use the proprietary information, trade secrets or know-how of others in their work for us. However, we may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets, know-how or other proprietary information of any such employee’s former employer. Litigation may be necessary to defend against these claims and, even if we are successful in defending ourselves, could result in substantial costs to us or be distracting to our management. If we fail to defend any such claims, in addition to paying monetary damages, we may jeopardize valuable intellectual property rights, disclose confidential information or lose personnel.

Risks Related to our Common Stock

Our common stock is currently quoted on the over-the-counter market, which may make it more difficult to resell shares of our common stock.

On September 6, 2012, our common stock ceased trading on the NASDAQ Capital Market and became quoted on the OTCQB, an over-the-counter market. This market lacks the credibility of established stock markets and is characterized by a lack of liquidity, sporadic trading, and larger gaps between bid and ask prices. Compared to a seasoned issuer with stock traded on an established market, which typically results in a large and steady volume of trading activity, there may be periods when trading activity in our shares is minimal or nonexistent. In addition, our common stock is deemed to be “penny stock”, which means stock traded at a price less than $5 per share, which will make it unsuitable for some investors to purchase. Furthermore, the SEC imposes additional rules on broker-dealers that recommend the purchase or sale of penny stock. These additional burdens may discourage broker-dealers from effecting transactions in our common stock and may limit the number of stock brokers that are willing to act as market makers for our common stock. As a result, purchasers of our common stock may be unable to resell their shares.

The market price of the shares of our common stock is highly volatile, and purchasers of our common stock could incur substantial losses.

The market price of our common stock has fluctuated significantly since our initial public offering, and our stock price is likely to continue to be volatile. The over-the-counter market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by many factors, including:

•	setbacks or difficulties associated with our clinical trials;
•	our ability to enroll patients in our clinical trials;
•	results of clinical trials of our product candidates or those of our competitors;
•	regulatory developments in the United States and foreign countries;

•	variations in our financial results or those of companies that are perceived to be similar to us;
•	changes in the structure of healthcare payment systems, especially in light of current reforms to the U.S. healthcare system;
•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	market conditions in the pharmaceutical and biotechnology sectors and issuance of securities analysts’ reports or recommendations;
•	sales of substantial amounts of our stock by existing stockholders;
•	sales of our stock by insiders and 5% stockholders;
•	general economic, industry and market conditions;
•	additions or departures of key personnel;
•	intellectual property, product liability or other litigation against us;
•	expiration or termination of our relationships with our collaborators; and
•	the other factors described in this “Risk Factors” section.

In addition, in the past, stockholders have initiated class action lawsuits against biotechnology and pharmaceutical companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

The future sale of our common stock could negatively affect our stock price.

As of March 10, 2014, we had 16,476,729 shares of common stock outstanding, and notes and warrants that are convertible and exercisable respectively, into at least 780 million shares of common stock (subject to adjustment upward in accordance with the terms of such notes and warrants). The currently outstanding shares can be freely sold in the public market and some of the shares subject to warrants, upon issuance, may also be freely sold in the public market, subject, in each case, to certain restrictions imposed by federal securities laws on the holders of our shares. In addition, we may pay interest that accrues on our 2012 Convertible Notes and 2013 Convertible Notes with shares of common stock, some of which may be freely tradable. As of March 10, 2014, we also had under our stock option and equity incentive plans 230,580 shares reserved for issuance related to equity awards granted to our officers, directors and employees and an additional 35,622 shares reserved for issuance, all of which, when issued, may be freely sold in the public market, subject to certain restrictions imposed by federal securities laws on our affiliates. Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at times or prices that we deem appropriate.

Future issuances of our common stock including payment of interest on debt through common stock or warrants, could result in significant anti-dilution adjustments under the 2012 Convertible Notes, the 2012 Warrants, the 2013 Convertible Notes, the 2013 Warrants and the Celgene Warrants, which could greatly affect the number of the Company’s fully diluted shares.

Under the terms of the Amended and Restated 2011 Warrants, the 2012 Convertible Notes, the 2012 Warrants, the 2013 Convertible Notes, the 2013 Warrants and the Celgene Warrants, the number of shares of our common stock issuable upon the exercise of such warrants and upon the conversion of such notes are generally subject to anti-dilution adjustments in the event that we issue shares of our common stock at a price or deemed price that is lower than the respective exercise prices and conversion price of such warrant and notes. These anti-dilution provisions can result in significant adjustments to the number of shares of common stock issuable upon conversion or exercise of such notes and warrants. For example, the number of fully diluted shares increased from approximately 603 million as of December 31, 2013 to approximately 787 million as of January 2, 2014, primarily due to a dilutive issuance of shares that we made to satisfy interest obligations on January 2, 2014 that resulted in anti-dilution adjustments. We intend to issue shares of common stock and warrants to purchase common stock in the future to satisfy future interest obligations under the 2012 Convertible Notes and the 2013 Convertible Notes, and such issuances may cause further significant anti-dilution adjustments.

Errors in the Company’s disclosure of its capital structure to investors in the 2012 Financing could lead to liability for the Company.
As permitted by the terms of the 2012 Convertible Notes, we issued shares of our common stock in satisfaction of our interest obligations under such notes in April of 2013, and such issuance triggered an anti-dilution adjustment under the Amended and Restated 2011 Warrants, the 2012 Warrants and the 2012 Convertible Notes. We did not account for such adjustment when we completed our financing in June of 2013, which was effected through the issuance of additional warrants and convertible notes and, as a result, we failed to correctly disclose to the investors in such financing the number of our fully diluted shares that were outstanding on the date of the financing. As a result of such failure, the investors in such financing may have claims against us. Although we consider the error in our disclosure to be immaterial, if such a claim were brought against us, we would incur costs in the resulting action and if such investors are successful in asserting such a claim, we may be required to pay damages to such investors, which could have a material adverse effect on our business and operations.

Concentration of ownership of our outstanding common stock among our executive officers, directors and their affiliates, as well as the concentration of our common stock on a fully-diluted basis among a small number of existing investors, may prevent new investors from influencing significant corporate decisions and may lead to substantial dilution to existing stockholders.

As of March 10, 2014, our executive officers, directors and their affiliates own, in the aggregate, approximately 5% of the 16,476,729 shares of our outstanding common stock. In addition, as of March 10, 2014, our executive officers and directors hold options to purchase 194,729 shares of common stock upon exercising their options at a weighted-average exercise price of $9.88 per share. Funds and entities affiliated with directors and board observers hold convertible notes and warrants, which are convertible and exercisable respectively, into at least 52 million shares of common stock (subject to adjustment upward in accordance with the terms of such notes and warrants). Furthermore, a small number of existing investors hold convertible notes and warrants, which are convertible and exercisable respectively, into approximately 733 million shares of common stock (subject to adjustment upward in accordance with the terms of such notes and warrants). The conversion of the convertible notes and exercise of the warrants could lead to substantial dilution to existing and new stockholders. To the extent we pay interest on our 2012 Convertible Notes or 2013 Convertible Notes with shares of common stock, the percentage of our outstanding shares held by these investors will increase. Furthermore, these persons, if acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of investors may not coincide with our interests or the interests of existing stockholders.

We will need to raise additional capital to fund our operations, which may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaboration, strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. In addition, the Amended and Restated 2011 Warrants, the 2012 Warrants, the 2012 Convertible Notes, the 2013 Warrants, the 2013 Convertible Notes and the Celgene Warrants provide that the exercise price or conversion price, as applicable, of such warrants or convertible notes would be decreased in the event we subsequently issue stock at a price per share less than the current exercise price or conversion price per share of the warrants or convertible notes. Furthermore, the Amended and Restated 2011 Warrants, the 2012 Warrants, the 2013 Warrants and the Celgene Warrants contain provisions that would proportionately increase the number of shares for which such warrants are exercisable. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration, strategic alliance and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us.

Our Change in Control Plan and certain provisions of the Amended and Restated 2011 Warrants, the securities issued in the 2012 Financing, the securities issued in the 2013 Financing and the Celgene Warrants could impede a sale of the Company.

We adopted a Change in Control Plan in May 2013 that is designed to increase the value and attractiveness of the Company by providing key eligible individuals an incentive to maximize proceeds upon consummation of a change in control. Benefits under our Change in Control Plan are based on a portion of the proceeds (including contingent proceeds) paid by an acquirer in connection with a change in control. This plan could have an adverse effect on a third party’s willingness to consider acquiring us, either because it may be more difficult to retain key employees with change of control benefits or because of the incremental cost associated with these benefits.

Additionally, the Amended and Restated 2011 Warrants, the 2012 Warrants, the 2013 Warrants and the Celgene Warrants give each holder the option to receive a cash payment based on a Black-Scholes valuation of the warrant upon a change in control of the Company. In the case of the Amended and Restated 2011 Warrants, the method of calculating the Black-Scholes value includes the requirement to calculate the Black-Scholes value using the greater of volatility of 100% and average historical volatility for certain trading periods. In the case of the 2012 Warrants, the 2013 Warrants and the Celgene Warrants, the Black-Scholes value must be calculated using an average historical volatility for certain trading day periods. The cash payment could be greater than the consideration that our other equity holders would receive in a change in control transaction. In addition, holders of the Amended and Restated 2011 Warrants, the 2012 Convertible Notes, the 2012 Warrants, the 2013 Convertible Notes, the 2013 Warrants and the Celgene Warrants have the option to require us to redeem these securities upon a change in control transaction.

The provisions of our Change in Control Plan, the Amended and Restated 2011 Warrants, the 2012 Convertible Notes, the 2012 Warrants, the 2013 Convertible Notes, the 2013 Warrants and the Celgene Warrants could make a change in control transaction more expensive for a potential acquirer and could therefore negatively impact our ability to pursue and consummate such a transaction.

Certain provisions of Delaware law and of our charter documents contain provisions that could delay and discourage takeover attempts and any attempts to replace our current management by stockholders.

Certain provisions of our certificate of incorporation and bylaws, and applicable provisions of Delaware corporate law, may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management. These provisions include:

•	the ability of our board of directors to issue preferred stock with voting or other rights or preferences;
•	the inability of stockholders to act by written consent;
•	a classified board of directors with staggered three-year terms;
•	requirement that special meetings of our stockholders may only be called upon a resolution adopted by an affirmative vote of a majority of our board of directors; and
•
requirements that our stockholders comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of stockholders.

We are afforded the protections of Section 203 of the Delaware General Corporation Law, which prevents us from engaging in a business combination with a person who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless prior board or stockholder approval was obtained.

Any delay or prevention of a change of control transaction or changes in our board of directors or management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then-current market price for their shares.

We do not expect to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock. Currently, we are subject to contractual restrictions on the payment of dividends under certain of our debt instruments. Furthermore, we may become subject to additional contractual restrictions or prohibitions on the payment of dividends.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus.  We will not receive any proceeds from the resale of shares by the selling stockholders covered by this prospectus.  We would receive proceeds if the Amended and Restated 2011 Warrants, the underlying shares of which are offered under this prospectus, are exercised for cash.  Any such proceeds will be used for general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock traded on the Nasdaq Global Market from April 9, 2010 until April 3, 2012 under the symbol “TNGN.”  From April 4, 2012 until September 5, 2012, our stock traded on the Nasdaq Capital Market.  Effective September 6, 2012, our common stock is quoted on the OTCQB, which is operated by OTC Markets, Inc., and continues to trade under the symbol “TNGN.”

The following table provides, for the periods indicated, the high and low bid prices for our common stock.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.  The share prices have been adjusted to give effect to the 1-for-10 reverse stock split effective June 14, 2012.

Fiscal Year 2012	High	Low
First quarter	$10.70	$4.50
Second quarter	$6.30	$2.50
Third quarter	$3.40	$1.01
Fourth quarter	$1.49	$0.88

Fiscal Year 2013	High	Low
First quarter	$1.41	$0.65
Second quarter	$0.75	$0.28
Third quarter	$1.31	$0.51
Fourth quarter	$0.60	$0.25

Holders of Record

On March 10, 2014, the closing price per share of our common stock was $0.23 as reported on the OTCQB and there were approximately 145 holders of record.  Because many of our shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Dividends

We have never declared or paid any cash dividends on our common stock.  We currently do not plan to declare dividends on shares of our common stock in the foreseeable future.  We expect to retain our future earnings, if any, for use in the operation and expansion of our business.  In addition, in certain circumstances, we are prohibited by various borrowing arrangements from paying cash dividends without the prior written consent of the lenders.

Our transfer agent and registrar is American Stock Transfer and Trust Company, located at 6201 15th Avenue, Brooklyn, New York 11219.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

Any statements herein or otherwise made in writing or orally by us with regard to our expectations as to financial results and other aspects of our business may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “designed,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. These forward looking statements may include, but are not limited to, statements concerning: (i) our plans to develop and commercialize our product candidates; (ii) our ongoing and planned preclinical studies and clinical trials; (iii) the timing of and our ability to obtain and maintain marketing approvals for our product candidates; (iv) the rate and degree of market acceptance and clinical utility of our products; (v) our plans to leverage our Organ Regeneration Platform to discover and develop product candidates; (vi) our ability to identify and develop product candidates; (vii) our commercialization, marketing and manufacturing capabilities and strategy; (viii) our intellectual property position; (ix) our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; and (x) other risks and uncertainties, including those under the heading “Risk Factors” in this prospectus, as well as in other documents filed by us with the Securities and Exchange Commission (SEC).

Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, the forward-looking statements contained in this document are neither promises nor guarantees. Our business is subject to significant risks and uncertainties and there can be no assurance that our actual results will not differ materially from our expectations. Factors that could cause actual results to differ materially from our expectations set forth in our forward-looking statements are set forth in the section entitled “Risk Factors” in this prospectus, as well as in other documents filed by us with the SEC and include, among others: (i) patients enrolled in our clinical trials may experience adverse events related to our product candidates, which could delay our clinical trials or cause us to terminate the development of a product candidate; (ii) we may have difficulty enrolling patients in our clinical trials, including the Phase I clinical trial for our Neo-Urinary Conduit and Neo-Kidney Augment; (iii) we may be unable to progress our product candidates that are undergoing preclinical testing into clinical trials; (iv) we will need to raise additional funds or enter into strategic collaborations necessary to execute our business plan beyond 2014 and such financings or strategic collaborations may not be available to us or, if available, on terms acceptable to us and (v) we may not be able to reduce the net rental obligation for our Pennsylvania facility prior to the expiration of the existing lease.

The forward-looking statements made in this document are made only as of the date hereof and we do not intend to update any of these factors or to publicly announce the results of any revisions to any of our forward-looking statements other than as required under the federal securities laws.

Overview

Tengion, Inc. is a regenerative medicine company focused on discovering, developing, manufacturing and commercializing a range of neo-organs, or products composed of living cells, with or without synthetic or natural materials, implanted or injected into the body to engraft into, regenerate, or replace a damaged tissue or organ. Using our Organ Regeneration Platform, we create these neo-organs using a patient’s own cells, or autologous cells. Our mission is to utilize our Organ Regeneration Platform to: (i) extend the lives of patients suffering from life-threatening diseases; (ii) improve the quality of patients' lives while providing cost-saving treatments; and (iii) create value for our stakeholders.

We believe our proprietary product candidates harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues. Our product candidates are intended to delay or eliminate the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. In addition, our neo-organs are designed to replace the need to substitute other tissues of the body for a purpose to which they are poorly suited.

Building on our clinical and preclinical experience, we are initially leveraging our Organ Regeneration Platform to develop our Neo-Kidney Augment for patients with advanced chronic kidney disease and our Neo-Urinary Conduit for bladder cancer patients who are in need of a urinary diversion.
To date, we have devoted substantially all of our resources to the development of our Organ Regeneration Platform and product candidates, as well as to our facilities that we employ to manufacture our neo-organs. Since our inception in July 2003, we have had no revenue from product sales, and have funded our operations principally through the private and public sales of equity securities and debt financings. We have never been profitable and, as of December 31, 2013, we had an accumulated deficit of $266.1 million. We expect to continue to incur significant operating losses for the foreseeable future as we advance our product candidates from discovery through preclinical studies and clinical trials and seek marketing approval and eventual commercialization.

Cash and cash equivalents at December 31, 2013 were $21.5 million, representing 84% of total assets. Based upon our current expected level of operating expenditures and debt repayment, and assuming we are not required to settle any outstanding warrants in cash or redeem, or pay cash interest on, any of our convertible notes, we expect to be able to fund operations through December 31, 2014. There is no assurance that additional financing will be available or, if available, on terms acceptable to us.

On June 28, 2013, we completed a private placement of an aggregate principal amount of $18.6 million of senior secured convertible notes and warrants to purchase an aggregate of 80,765,220 shares of common stock. Also on June 28, 2013, we entered into a Collaboration and Option Agreement with Celgene Corporation under which Celgene paid us $15.0 million in exchange for (i) five-year warrants to purchase 7,425,743 shares of common stock and ten-year warrants to purchase 14,851,485 shares of common stock, (ii) a right of first negotiation to our Neo-Kidney Augment Program; and (iii) entering into the Collaboration and Option Agreement.

On February 24, 2014, a special meeting of the shareholders was held to approve an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 750,000,000 to 10,000,000,000 shares.

Financial Operations Overview

Research and Development Expense

Our research and development expense consists of expenses incurred in developing and testing our product candidates and are expensed as incurred. Research and development expense consists of:

•	personnel-related expenses, including salaries, benefits, stock-based compensation, travel, and other related expenses;
•	payments made to third-party contract research organizations for preclinical studies, investigative sites for clinical trials and consultants;
•	costs associated with regulatory filings and the advancement of our product candidates through preclinical studies and clinical trials;
•	laboratory and other supplies;
•	manufacturing development costs; and
•	facility maintenance.

Preclinical study and clinical trial costs for our product candidates are a significant component of our current research and development expenses. We track and record information regarding external research and development expenses on a per study basis. Preclinical studies are currently coordinated with third-party contract research organizations and expense is recognized based on the percentage completed by study at the end of each reporting period. Clinical trials are currently coordinated through a number of contracted sites and expense is recognized based on a number of factors, including actual and estimated patient enrollment and visits, direct pass-through costs and other clinical site fees. We utilize employees, resources and facilities across multiple product candidates. We do not allocate internal research and development expenses among product candidates.

The following table summarizes our research and development expense for the years ended December 31, 2012 and 2013.

	Year Ended December 31,
	2012	2013
Third-party direct program expenses:	(in thousands)
Urologic	$681	$575
Renal	1,856	1,658
Total third-party direct program expenses	2,537	2,233
Other research and development expense	7,566	7,247
Total research and development expense	$10,103	$9,480

From our inception in July 2003 through December 31, 2013, we have incurred research and development expense of $137.4 million. We expect that a large percentage of our research and development expense in the future will be incurred in support of our current and future preclinical and clinical development programs. These expenditures are subject to numerous uncertainties in timing and cost to completion. We expect to continue to test our product candidates in preclinical studies for toxicology, safety and efficacy, and to conduct additional clinical trials for each product candidate. If we are not able to engage a partner prior to the commencement of later stage clinical trials, we may fund these trials ourselves. As we obtain results from clinical trials, we may elect to discontinue or delay clinical trials for certain product candidates or programs in order to focus our resources on more promising product candidates or programs. Completion of clinical trials by us or our future collaborators may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a product candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including, among others:

•	the number of sites included in the trials;
•	the length of time required to enroll suitable patients;
•	the number of patients that participate in the trials;
•	the duration of patient follow-up;
•	the development stage of the product candidate; and
•	the efficacy and safety profile of the product candidate.

None of our product candidates has received U.S. Food and Drug Administration (FDA) or foreign regulatory marketing approval. In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that clinical data establish the safety and efficacy of our product candidates. Furthermore, our strategy includes entering into collaborations with third parties to participate in the development and commercialization of our product candidates. In the event that third parties have control over the clinical trial process for a product candidate, the estimated completion date would largely be under control of that third party rather than under our control. We cannot forecast with any degree of certainty which of our product candidates will be subject to future collaborations or how such arrangements would affect our development plan or capital requirements.

As a result of the uncertainties discussed above, we are unable to determine the duration and completion costs of our development projects or when and to what extent we will receive cash inflows from the commercialization and sale of an approved product candidate.

General and Administrative Expense

General and administrative expense consists primarily of salaries, benefits and other related costs, including stock-based compensation, for persons serving in our executive, finance, legal, marketing planning and human resource functions. Our general and administrative expense includes facility-related costs not otherwise included in research and development expense, professional fees for legal services, including patent-related expense, tax and accounting services, and other consulting services and general corporate expenses applicable to public companies. We expect that our general and administrative expenses will increase with the development and potential commercialization of our product candidates.

Depreciation Expense

Depreciation expense is the amortization of capitalized property and equipment that is recognized over the estimated useful lives of the assets using the straight-line method. We use a life of three years for computer equipment; five years for laboratory, office and warehouse equipment; seven years for furniture and fixtures; and the lesser of the useful life of the asset or the remaining life of the underlying facility lease for leasehold improvements. Expenditures for maintenance, repairs, and betterments that do not prolong the useful life of the asset are charged to expense as incurred.

Interest Income and Interest Expense

Interest income consists of interest earned on our cash and cash equivalents and short-term investments. Interest expense consists primarily of cash and non-cash interest costs related to our outstanding debt.

Net Operating Losses and Tax Loss Carryforwards

As of December 31, 2013, we had net operating loss carryforwards available to offset future federal and state taxable income of $159.4 million and $172.6 million, respectively, as well as $6.0 million of research and development tax credits. The net operating loss carryforwards and credits expire at various dates through 2033. The Tax Reform Act of 1986 (the Act) provides for a limitation on the annual use of net operating loss and research and development tax credit carryforwards following certain ownership changes (as defined by the Act) that could limit our ability to utilize these carryforwards. We have not completed a study to assess whether an ownership change has occurred, or whether there have been multiple ownership changes since our formation, due to the significant costs and complexities associated with a study. We may have experienced various ownership changes, as defined by the Act, as a result of past financings. Accordingly, our ability to utilize the aforementioned carryforwards may be limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be applied against future taxes; therefore, we may not be able to take full advantage of these carryforwards for federal or state income tax purposes.

Critical Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make significant judgments and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management bases these significant judgments and estimates on historical experience and other assumptions it believes to be reasonable based upon information presently available. Actual results could differ from those estimates under different assumptions, judgments or conditions.

All of our significant accounting policies are discussed in Note 3, Summary of Significant Accounting Policies, to our financial statements, included elsewhere in this prospectus. We have identified the following as our critical accounting policies and estimates, which are defined as those that are reflective of significant judgments and uncertainties, are the most pervasive and important to the presentation of our financial condition and results of operations and could potentially result in materially different results under different assumptions, judgments or conditions. Management has reviewed these critical accounting policies and estimates with the Audit Committee of our board of directors.

Preclinical and Clinical Trial Costs

A substantial portion of our ongoing research and development activities are performed under agreements we enter into with external service providers who conduct many of our research and development activities. Estimates of incurred costs are made to determine the accrued balance in any accounting period. The estimates incurred under the contracts are based on factors such as work performed, milestones achieved, patient enrollment and costs historically incurred for similar contracts. As actual costs become known, we adjust our estimates. To date, our estimates have been within management’s expectations, and no material adjustments to research and development expense have been recognized. We may expand the level of research and development activity to be performed by external service providers in which case our estimates would be more material to our future operations. Subsequent changes in estimates may result in a material change in our accruals, which could also materially affect our future results of operations.

Embedded Derivative Conversion Options and Call Option Derivative Liability

We account for the Demand Note Exchange Right and the conversion feature embedded in the 2012 Convertible Notes and 2013 Convertible Notes (the Conversion Option) in accordance with ASC 815, Derivatives and Hedging (ASC 815). Under this accounting guidance, the Company is required to bifurcate the embedded derivative from the host instrument and account for it as a free-standing derivative financial instrument. We also accounted for the Call Options issued in connection with the 2012 Financing in accordance with ASC 815, as this instrument was considered a free-standing financial instrument that met the criteria of a derivative under the guidance. We classified this Call Option on the balance sheet as a current liability. The changes in fair value of the embedded derivative or derivative liability remeasured at each balance sheet date and recorded in current period earnings.

The fair value of the Demand Note Exchange Right as of the date of issuance, as well as the fair value of the Conversion Option and Call Option as of the date of issuance and as of December 31, 2012 and 2013, was determined using a risk-neutral framework within a Monte Carlo analysis. The valuation of the Demand Note Exchange Right, Conversion Option, and Call Option is subjective and is affected by changes in inputs to the valuation model including the assumptions regarding the aggregate value of the Company’s debt and equity instruments; assumptions regarding the expected amounts and dates of future debt and equity financing activities; assumptions regarding the likelihood and timing of Fundamental Transactions or Major Transactions (as such terms are used in the relevant financing agreements); the historical and prospective volatility in the value of the company’s debt and equity instruments; risk-free rates based on U.S. Treasury security yields; and the Company’s dividend yield. Changes in these assumptions can materially affect the fair value estimate.

Warrant Liability

We account for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. Stock warrants that allow for cash settlement or provide for modification of the warrant exercise price are accounted for as derivative liabilities. We classify derivative warrant liabilities on the balance sheet as a current liability. The changes in fair value of the warrant liabilities are remeasured at each balance sheet date and recorded in current period earnings.

The fair value of the Warrant Liability as of December 31, 2012 and 2013 was determined using a risk-neutral framework within a Monte Carlo analysis to model the impact of potential modifications to the warrant exercise price and to include the probability of a Fundamental Transaction or a Major Transaction into the calculation of fair value. The valuation of warrants is subjective and is affected by changes in inputs to the valuation model including the price per share of the Company’s common stock; assumptions regarding the expected amounts and dates of future debt and equity financing activities; assumptions regarding the likelihood and timing of Fundamental Transactions and, the historical volatility of the stock prices of the Company’s common stock; risk-free rates based on U.S. Treasury security yields; and the Company’s dividend yield. Changes in these assumptions can materially affect the fair value estimate.

Results of Operations

Year Ended December 31, 2012 compared to Year Ended December 31, 2013

Research and Development Expense. Research and development expense for the years ended December 31, 2012 and 2013 was comprised of the following (in thousands):

	Year Ended December 31,		Increase (Decrease)
	2012	2013	$	%

Compensation and related expense	$4,306	$4,178	$(128)	(3	) %
External services – direct third parties	2,537	2,233	(304)	(12	) %
External services – other	556	511	(45)	(8	) %
Research materials and related expense	1,289	1,067	(222)	(17	) %
Facilities and related expense	1,415	1,491	76	5%

Total research and development expense	$10,103	$9,480	$(623)	(6	) %

Research and development expense decreased primarily due to a reduction in external preclinical services associated with the Neo-Kidney Augment program as the most significant of the preclinical studies for this program were completed in 2012 and early 2013. The decrease is also due to a reduction in compensation and related expenses resulting from fewer employees as compared to the 2012 period, partially offset by an increase in clinical expenses related to the Neo-Kidney Augment program and an increase in facilities and related expense as the Company prepared its North Carolina facility for the start of the Neo-Kidney Augment Phase I clinical trial in the second quarter of 2013.

General and Administrative Expense. General and administrative expense for the years ended December 31, 2012 and 2013 was comprised of the following (in thousands):

	Year Ended December 31,		Increase (Decrease)
	2012	2013	$	%

Compensation and related expense	$1,929	$2,105	$176	9%
Professional fees	2,468	2,978	510	21%
Facilities and related expense	515	579	64	12%
Insurance, travel, and other expenses	584	633	49	8%
Total general and administrative expense	$5,496	$6,295	$799	15%

General and administrative expense increased primarily due to an increase in legal fees resulting from a change in corporate counsel as well as significant registration statement activity during 2013 related to securities issued in our 2011, 2012 and 2013 financings which were not capitalized as deferred financing fees.

Depreciation Expense. Depreciation expense decreased by $0.2 million, or 41%, from $0.5 million in 2012 to $0.3 million in 2013 is due to an increased number of fully depreciated assets in 2013.

Other Expense. Other expense was $0.2 million and $0.6 million for the years ended December 31, 2012 and 2013, respectively. The increase in other expense is due to a $0.6 million charge because of a change in assumption of sublease income related to the manufacturing space in our East Norriton, Pennsylvania facility offset by income of $0.1 million related to the sale of Pennsylvania research and development tax credits to a third-party buyer.

Interest Income (Expense). Interest income was $27,000 and $47,000 for 2012 and 2013, respectively. The increase was primarily due to increased average cash balances as result of the June 2013 financing. Interest expense was $3.0 million and $7.6 million for 2012 and 2013, respectively. The increase was primarily due to non-cash interest expense associated with the 2012 Convertible Notes issued in the fourth quarter of 2012 and the 2013 Convertible Notes issued in the second quarter of 2013.

Change in Fair Value of Derivative Liability. During the year ended December 31, 2013, we recorded a non-cash charge of $3.1 million on our statements of operations due to a change in the fair value of the derivative liability for June 2013 and October 2012 Convertible Notes conversion features and the Call Option. During the year ended December 31, 2012, we recorded a non-cash credit of $0.9 million on our statements of operations due to a change in the fair value of the derivative liability for October 2012 Convertible Notes conversion feature and the Call Option.

Change in Fair Value of Warrant Liability. Changes in the fair value of warrant liability for the year ended December 31, 2012 and 2013 were comprised as follows (in thousands):

	Year Ended December 31,
	2012	2013
2011 Warrants	$133	$1,643
2012 Warrants	1,144	370
2013 Warrants	—	4,223
2013 Celgene Warrants	—	1,713
2013 Interest Warrants	—	384
Total change in the fair value of warrant liability	$1,277	$8,333

During the year ended December 31, 2013, we recorded a non-cash credit of $8.3 million on our statement of operations and comprehensive loss due to a change in the fair value of the warrant liability for the 2013 Interest Warrants as well as warrants to purchase common stock that were issued in March 2011, October 2012, June 2013. The majority of the non-cash credit, approximately $6.6 million, is due to the revaluation of the 2013 Interest Warrants and the 2013 warrants issued as a result of the June 2013 financing and Celgene transactions. The decrease in the fair values of the 2011 Warrants and 2012 Warrants for the year ended December 31, 2013 was due to a revaluation of those warrants.

During the year ended December 31, 2012, we recorded a non-cash credit of $1.3 million on our statements of operations and comprehensive loss due to a change in the fair value of the warrant liability for warrants to purchase common stock that were issued in March 2011 and October 2012. The decrease in fair value is due to the change in our assumption of the amount raised by us in potential future financings following the execution in the first quarter of 2013 of an amendment to the October 2012 financing documents that, among other things, permit us to complete a financing during 2013 with greater gross proceeds than allowed under the original financing documents.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred losses since our incorporation in 2003 as a result of our significant research and development expenditures and the lack of any approved products to generate product sales. We have a deficit accumulated during the development stage of $266.1 million as of December 31, 2013, including $48.4 million of cumulative accretion of Redeemable Convertible Preferred Stock through the date of its conversion to common stock in April 2010. We anticipate that we will continue to incur additional losses until such time that we can generate significant sales of our product candidates currently in development or we enter into cash flow positive business transactions. We have funded our operations principally with proceeds from equity and debt offerings. The following table summarizes our equity funding sources as of December 31, 2013:

Issue	Year	Net Proceeds (in thousands)(1)
Series A Redeemable Convertible Preferred Stock	2004, 2005	$38,910
Series B Redeemable Convertible Preferred Stock	2006	50,040
Series C Redeemable Convertible Preferred Stock	2007, 2008	54,571
Initial Public Offering	2010	25,721
Private Placement	2011	28,941
Celgene Collaboration and Option Agreement and Right of First Negotiation Agreement	2013	14,539
		$212,722
(1)	Net proceeds represent gross proceeds received net of transaction costs associated with each equity offering.

We have also funded our operations through the use of proceeds received from our long-term debt totaling $69.8 million through December 31, 2013, net of issuance costs. As of December 31, 2013, we had 2012 and 2013 senior secured convertible notes outstanding with an aggregate principal balance of $14.6 million and $18.6 million respectively, and a working capital note with an outstanding principal balance of $1.4 million.

The lease agreement for our facility in East Norriton, Pennsylvania requires us to provide $1.0 million security deposit and $1.2 million restoration deposit to the landlord, which amounts were recorded as a non-current other asset on our balance sheet as of December 31, 2012 and 2013. At the end of the lease term, the landlord has the right to require us to utilize the restoration deposit to restore the facility to its original condition.

Cash, cash equivalents and short-term investments at December 31, 2013 were $21.5 million, representing 84% of total assets. Based upon our current expected level of operating expenditures and required debt repayments, and assuming we are not required to settle any outstanding warrants in cash or redeem, or pay cash interest on, any of its convertible notes, we expect to be able to fund operations through December 31, 2014; however, this period could be shortened if there are any unanticipated increases in planned spending on development programs or other unforeseen events. The Company plans to raise additional funds through collaborative arrangements, public or private sales of debt or equity securities, commercial loan facilities, or some combination thereof. There is no assurance that additional financing will be available when needed to allow the Company to continue its operations or, if available, on terms acceptable to the Company.

Cash Flows

The following table summarizes our cash flows from operating, investing and financing activities for the year ended December 31, 2012 and 2013 (in thousands):

	Year Ended December 31,
	2012	2013	Change
Statement of Cash Flows Data:
Total cash provided by (used in):
Operating activities	$(19,461)	$(17,153)	$2,308
Investing activities	5,018	894	(4,124)
Financing activities	12,735	30,233	17,498
(Decrease) increase in cash and cash equivalents	$(1,708)	$13,974	$15,682

Operating Activities

Cash used in operating activities decreased $2.3 million for the year ended December 31, 2013, compared to the year ended December 31, 2012, primarily due to lower research and development expenses associated with a reduction in external preclinical services associated with the Neo-Kidney Augment program as the most significant of the preclinical studies for this program were completed in 2012 and early 2013, as well as a reduction in compensation and related expenses resulting from fewer employees. These decreases were offset in part by an increase in legal fees resulting from a change in corporate counsel as well as significant legal fees during 2013 related to securities issued in our 2011 and 2012 financings.

Investing Activities

Cash provided by investing activities decreased $4.1 million for the year ended December 31, 2013, compared to the year ended December 31, 2012. During the 2012 period, the Company realized proceeds of approximately $6.1 million from net sales and redemptions (net of purchases) of short-term investments, which was partially offset by an investment of $1.0 million in restricted cash. During the 2013 period, the Company realized $1.0 million from the release of restricted cash.

Financing Activities

Cash provided by financing activities increased $17.5 million for the year ended December 31, 2013, compared to the year ended December 31, 2012. The 2013 period included $32.2 million of net proceeds received from the issuance of 2013 Convertible Notes and the Celgene transaction as compared to the 2012 period which included $14.2 million of debt proceeds received from our October 2012 debt financing. The increase was partially offset by an increase in payments on long-term debt of $0.8 million.

Potential Future Milestone Payments

In 2003, we executed a license agreement with Children’s Medical Center Corporation (CMCC), whereby CMCC granted to us the utilization of certain patent rights. We are obligated to make payments to CMCC upon the occurrence of various clinical milestones. During the fourth quarter of 2006, we achieved two of our clinical milestones for the first licensed product launched, as defined in the agreement, and paid $350,000, which was recorded as research and development expense for the year ended December 31, 2006. In the second quarter of 2013 we achieved a development milestone and recorded $0.1 million as research and development expense which is included in the accrued expenses on our balance sheet as of December 31, 2013. Upon the successful completion of certain milestones, we will be obligated, under our current agreement, to make future milestone payments for the first licensed product. As of December 31, 2012, we had no payment obligations to CMCC under this agreement. In addition, upon commercialization of the licensed product, we will pay CMCC royalties based on net sales of products covered by the license by us, our affiliates and our sublicensees in all countries, except for those for which there is no valid patent claim, until the later of the expiration, on a country-by-country basis, of the last patent right and October 2018.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities.

BUSINESS

Overview

Tengion, Inc. is a regenerative medicine company focused on discovering, developing, manufacturing and commercializing a range of neo-organs, or products composed of living cells, with or without synthetic or natural materials, implanted or injected into the body to engraft into, regenerate, or replace a damaged tissue or organ. Using our Organ Regeneration Platform, we create these neo-organs using a patient’s own cells, or autologous cells. Our mission is to: (i) utilize our Organ Regeneration Platform to extend the lives of patients suffering from life-threatening diseases; (ii) improve the quality of patients' lives while providing cost-saving treatments; and (iii) create value for our stakeholders.

We believe our proprietary product candidates harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues. Our product candidates are intended to delay or eliminate the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. In addition, our neo-organs are designed to replace the need to substitute other tissues of the body for a purpose to which they are poorly suited.

Building on our clinical and preclinical experience, we are initially leveraging our Organ Regeneration Platform to develop our Neo-Kidney Augment for patients with advanced chronic kidney disease and our Neo-Urinary Conduit for bladder cancer patients who are in need of a urinary diversion.

Our Neo-Kidney Augment is being developed to prevent or delay dialysis by increasing renal function in patients with advanced chronic kidney disease. Our Neo-Kidney Augment is based on our proprietary technology, which uses tubular epithelial cells, procured by a cortical biopsy of the patient’s kidney, to create an injectable product candidate that can catalyze the regeneration of functional kidney tissue. We initiated a clinical trial to dose five CKD patients with our Neo-Kidney Augment in Sweden during the second quarter of 2013, and all five patients were implanted by the end of 2013. The Neo-Kidney Augment has been safe and well tolerated in the five patients. In March 2014, the Company received regulatory approval from the Medical Products Agency (MPA) to expand enrollment in this trial to a total of 15 patients. We have also initiated a Phase 1 clinical trial in the U.S. under an open Investigational New Drug, or IND, application for the Neo-Kidney Augment. The U.S. Phase 1 clinical trial will evaluate the safety and delivery of the Neo-Kidney Augment in patients with CKD. It is expected to enroll up to 12 patients and will follow each patient for up to two years. We anticipate the U.S. Phase 1 clinical trial will complete patient enrollment by the end of 2014.

Our Neo-Urinary Conduit is intended to replace the use of bowel tissue in bladder cancer patients requiring a non-continent urinary diversion after bladder removal surgery, or cystectomy. We are able to manufacture our Neo-Urinary Conduit using a proprietary process that takes four weeks or less and uses smooth muscle cells derived from a routine biopsy. We have completed enrollment in a Phase I clinical trial for our Neo-Urinary Conduit in bladder cancer patients to assess its safety and preliminary efficacy, as well as to translate the surgical implantation procedure utilized in preclinical studies. This trial is an open-label, single-arm study. Although permitted to enroll up to ten patients in this clinical trial, we decided during the first quarter of 2014 to limit the enrollment to eight patients, the last of which was implanted in December 2013. We and our clinical investigators believe that the surgical technique used in animal models has been successfully translated to humans, and we have seen evidence of tissue regeneration. During 2014, we expect to move forward with the Neo-Urinary Conduit by engaging key opinion leaders and the U.S. Food and Drug Administration, or FDA, for guidance on future trials.

To date, we have devoted substantially all of our resources to the development of our Organ Regeneration Platform and product candidates, as well as to our facilities that we employ to manufacture our neo-organs. Since our inception in July 2003, we have had no revenue from product sales, and have funded our operations principally through the private and public sales of equity securities and debt financings. We have never been profitable and, as of December 31, 2013, we had an accumulated deficit of $266.1 million. We expect to continue to incur significant operating losses for the foreseeable future as we advance our product candidates from discovery through preclinical studies and clinical trials and seek marketing approval and eventual commercialization.

We were incorporated in Delaware in 2003. Our corporate headquarters are located at 3929 Westpoint Boulevard, Suite G, Winston-Salem, North Carolina and our telephone number is (336) 722-5855.

Our Organ Regeneration Platform

Our Organ Regeneration Platform involves testing different combinations of cell types and biomaterials. We believe this approach enables us to identify accurately the mixture of various cell types and biomaterials for a specific organ necessary to elicit a regenerative response. We own or license 38 U.S. patents and patent applications and over 150 international patents and filings related to our Organ Regeneration Platform and product candidates. The organ regeneration process enabled by our proprietary Organ Regeneration Platform involves the following steps:

•
Isolation and expansion of progenitor cells. Our autologous organ regeneration process begins with receipt of a small tissue sample, obtained by a biopsy from the patient. This sample is then sent to our clinical production facility in North Carolina where our scientists engage in a specialized process to isolate the necessary committed progenitor cells that form the basis of the target organ’s or tissue’s essential function. Committed progenitor cells have been programmed by the body to become specific cell types, but are not yet developed into a single cell type, retaining the ability to promote regeneration. We then use our proprietary cell growth process to grow, or expand, the specifically isolated progenitor cells ex vivo, or outside of the body, until an adequate number of cells are produced.

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Seeding and growth. Once we have completed our cell expansion process, we combine those cells with a biomaterial to stabilize and form our product candidate. Depending upon the type of neo-organ being created, we use biomaterials that, when combined with the isolated and expanded cell populations, promote the desired regenerative outcome. We select the type of material based upon our knowledge of the organ or tissue we are seeking to regenerate and extensive testing to determine the optimal material characteristics, treatment, and shape that will encourage cell growth and catalyze the body’s regenerative power. Composition and design of the biomaterials are essential elements of our technology that help promote native-like tissue regeneration. The expanded cell populations and selected biomaterial are formulated, using our proprietary bioprocesses, packaged, and then shipped to the patient’s physician ready for implantation.

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Implantation. The neo-organ is typically shipped from our manufacturing facility to the patient’s physician within four weeks after we receive the patient’s biopsy. Both before and during the initial clinical trial for our product candidates, we collaborate with key opinion leaders to translate the surgical procedure used in preclinical studies for use in humans.

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Regeneration. Based on data from preclinical and clinical studies, we believe that our neo-organs serve as a catalyst for the body to regenerate native-like organs and tissues. Native tissue supporting structure, for example blood vessels, grows into the implanted neo-organ and the biomaterial is absorbed by the body. In preclinical tests, we have observed that the newly grown tissue integrates with its surroundings and becomes substantially indistinguishable over time from the native tissue. We have also observed that, in this regenerative process, the body regulates the growth and development of the organ to ensure that it is not under- or over-developed. Similarly, the neo-organ takes on native-like functional activities.

Our Strategy

Our mission is to: (i) utilize our Organ Regeneration Platform to extend the lives of patients suffering from life-threatening diseases; (ii) improve the quality of patients' lives while providing cost-saving treatments; and (iii) create value for our stakeholders. To achieve this objective, we intend to:

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Advance the Neo-Kidney Augment. Our aspiration for the Neo-Kidney Augment program is to delay or prevent the need for dialysis and transplantation in patients with chronic kidney disease, thereby extending and improving the quality of their lives, providing significant cost savings to the healthcare system, and creating value for our stakeholders. We are devoting a significant portion of our resources and business efforts to our Neo-Kidney Augment development program. We initiated a clinical trial to dose five CKD patients with our Neo-Kidney Augment in Sweden during the second quarter of 2013, and all five patients were implanted by the end of 2013. The Neo-Kidney Augment has been safe and well tolerated in the five patients implanted to date. In March 2014, the Company received regulatory approval from the MPA to expand enrollment in this trial to a total of 15 patients. We have also initiated a Phase 1 clinical trial in the U.S. under an open IND application for the Neo-Kidney Augment. The U.S. Phase 1 clinical trial will evaluate the safety and delivery of the Neo-Kidney Augment in patients with CKD. It is expected to enroll up to 12 patients and will follow each patient for up to two years. We anticipate the U.S. Phase 1 clinical trial will complete patient enrollment by the end of 2014.

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Advance the Neo-Urinary Conduit. Our aspiration for the Neo-Urinary Conduit program is to change the current standard of care and improve the quality of life for patients suffering from bladder cancer or requiring bladder reconstruction, while providing cost savings to the healthcare system and creating value for our stakeholders. We have completed enrollment in a Phase I clinical trial for our Neo-Urinary Conduit in bladder cancer patients to assess its safety and preliminary efficacy, as well as to translate the surgical implantation procedure utilized in preclinical studies. This trial is an open-label, single-arm study. Although permitted to enroll up to ten patients in this clinical trial, we decided during the first quarter of 2014 to limit the enrollment to eight patients, the last of which was implanted in December 2013. We and our clinical investigators believe that the surgical technique used in animal models has been successfully translated to humans, and we have seen evidence of tissue regeneration. During 2014, we expect to move forward with the Neo-Urinary Conduit by engaging key opinion leaders and the FDA for guidance on future trials.

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Leverage our Organ Regeneration Platform to develop additional neo-organs. We believe our technology is broadly applicable to other indications including certain types of urologic, renal, gastrointestinal and vascular diseases. We have generated significant proprietary know-how and intellectual property in the development and manufacture of our various product candidates. We plan to continue to apply our technologies in the future to other neo-organs as treatments for other conditions.

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Selectively pursue strategic partnerships to accelerate and maximize the potential of our product candidates and technology while preserving significant commercial rights. We intend to selectively pursue strategic partnership opportunities that we believe may allow us to accelerate the development or commercialize our products to maximize the value of our product candidates.

The Tengion Neo-Kidney Augment

We produce our Neo-Kidney Augment for our Phase I clinical trial at our cGMP qualified and EU-Compliant clinical production facility using our Organ Regeneration Platform. We are able to deliver our autologous/homologous Neo-Kidney Augment in four weeks or less after we receive the patient’s kidney biopsy. To create our Neo-Kidney Augment, we isolate the selected regenerative renal cells from the biopsy, expand the cells ex vivo, and then formulate them in a thermolabile gelatin for transport and delivery uniformity. Our Neo-Kidney Augment is intended to be implanted using a minimally invasive laparoscopic method allowing direct implantation of the Neo-Kidney Augment into the patient’s kidney.

Neo-Kidney Augment Clinical Development Plan

The Neo-Kidney Augment is being developed as an Advanced Therapy Medicinal Product, or ATMP, in Europe and as a biologic in the U.S. under the Center for Biologics Evaluation and Research with assistance from the Center for Devices and Radiological Health. During the first quarter of 2013, we filed a Clinical Trial Application, or CTA, with the Medical Products Agency, or MPA, in Sweden to initiate a Phase 1 clinical trial to evaluate safety and delivery of our Neo-Kidney Augment product in up to five patients with chronic kidney disease, or CKD. The protocol submitted in the CTA was a first-in-human, or FIH, trial designed to assess the safety and delivery optimization of the Neo-Kidney Augment in three to five patients enrolled at the Karolinska University Hospital Huddinge in Stockholm, Sweden. We initiated a Phase 1 trial in Sweden during the second quarter of 2013, and all five patients were implanted by the end of 2013. The Neo-Kidney Augment has been safe and well tolerated in the five patients implanted to date. In March 2014, the Company received regulatory approval from the MPA to expand enrollment in this trial to a total of 15 patients. During the fourth quarter of 2013, we initiated a Phase 1 clinical trial in the U.S. to evaluate the safety and delivery of the Neo-Kidney Augment in patients with CKD. It is expected to enroll up to 12 patients and will follow each patient for up to two years.

Market Overview and Limitations of Current Therapies

According to the 2011 Annual Report of the United States Renal Data System, or the USRDS, which is funded by the National Institutes of Health, or NIH, there are over 40 million people in the United States with chronic kidney disease. Patients with end stage renal disease, or ESRD, have CKD that has progressed to a point of little to no kidney function. These patients require dialysis or a kidney transplant to survive. According to the USRDS, $29 billion in Medicare costs each year are attributable just to ESRD patients. ESRD is associated with an approximate 20% mortality rate per year. In addition, bone loss and anemia is a common complication of advanced CKD, mainly due to an inability of the kidneys to produce enough Vitamin D and erythropoietin, a hormone that controls red blood cell production.

Dialysis extends the lives of patients with ESRD, but has many limitations, including infections, hernias and the need to undergo the procedure up to three times per week. Kidney transplantation remains the most desirable and cost-effective form of kidney replacement therapy at this time; however, there is a chronic shortage of organs. In 2009, only 18,000 kidney transplants were performed. In addition to the high cost of organ procurement and the subsequent surgery, kidney transplant patients also require a lifetime of drug therapy to prevent organ rejection. There is a clear need for a product that can prevent or delay the need for dialysis or kidney transplant in patients with advanced CKD.

Our Solution

Our Neo-Kidney Augment is based on our proprietary technology, which uses tubular epithelial cells, procured by a cortical biopsy of the patient’s kidney, to create an injectable product candidate that can catalyze the regeneration of functional kidney tissue. Using our Organ Regeneration Platform, we are able to produce our Neo-Kidney Augment grown from these cells in as short as four weeks from biopsy receipt.

This product development program has demonstrated function in multiple animal models. We have isolated and characterized the necessary cells from both healthy and diseased human kidneys, which we believe supports translation of this approach to human patients. In our animal studies, diseased kidney function was improved by the selected regenerative cells that form the active biological component of our Neo-Kidney Augment. Over a series of animal models, we have observed improvements in renal function over periods of three, six and nine months. Systemic functions controlled by the kidney were also improved including metabolic condition (electrolyte and mineral balance), blood pressure, weight gain and correction of anemia. Improved survival was demonstrated in two animal models which were followed up to one year. In one animal study, selected regenerative cells taken from human kidneys were able to improve kidney function of chronically diseased kidneys.

We have assessed the regenerative capabilities of the Neo-Kidney Augment in a rodent model of chronic kidney disease in which renal failure is induced by removal of approximately 80% of the kidney tissue. These studies extend up to six months post-treatment and have demonstrated that animals implanted with our Neo-Kidney Augment have prolonged survival with no additional supportive care. Stabilization and improvement in functional renal mass are evident within several weeks after implantation and continue for the duration of the studies. In these studies, we have seen improvement or stabilization of various biomarkers including certain proteins, lipids, bone remodeling and vitamin levels, as well as organism-level improvements in weight gain and blood pressure.

We also have conducted a preclinical study in a rodent model of chronic, progressive renal failure that develops due to obesity, diabetes, and hypertension – three common co-morbidity conditions often seen in patients with renal failure. This study demonstrated that our proprietary therapeutic approach, using specific regenerative cells isolated from diseased kidney tissue, can provide increased functional kidney mass with resulting improvements in kidney filtration, urine concentration, and electrolyte balance, as well as a significant reduction in blood pressure. At one year of age, which is approaching end-of-life in this aggressive model, the treated animals demonstrated improved kidney function, delayed disease progression, and better survival compared to the age- and disease-matched untreated control animals.

The rodent studies described above demonstrated the Neo-Kidney Augment offers therapeutic benefits when used in various animal models of CKD. To further evaluate the effects of the Neo-Kidney Augment, a canine model of CKD, established via 70% surgical mass reduction of the kidney and a high salt diet, was used to evaluate potential cross-species therapeutic effects. This model has functional kidney mass reduction similar to that of a clinical CKD Stage 3 patient. Using this established model for CKD and multiple clinically relevant end-points (serum creatinine, blood urea nitrogen, and estimated glomerular filtration rate), the Neo-Kidney Augment was shown to provide measurable and significant improvement or stabilization of renal function. Homeostatic improvements included weight gain, and renal improvements were both functional and enhanced histological structure.

We have also evaluated the regenerative effects of the Neo-Kidney Augment in a canine model of kidney mass reduction and CKD with assessment of up to one year durability. We have demonstrated significantly reduced proteinuria (a clinically accepted marker of risk for progression of CKD). We also demonstrated a direct reduction of CKD-linked kidney tissue damage (interstitial, tubular and glomerular degeneration). Since proteinuria is considered to be an early indicator of and a contributor to progression of human and canine CKD, these results provided additional support for continued development of the Neo-Kidney Augment product candidate.

Neo-Urinary Conduit

Our aspiration for the Neo-Urinary Conduit program is to change the current standard of care and improve the quality of life for patients suffering from bladder cancer or requiring bladder reconstruction, while providing cost savings to the healthcare system and creating value for our stakeholders. Our Neo-Urinary Conduit is a combination of autologous smooth muscle cells and bioabsorbable scaffold that is intended to catalyze regeneration of a native urinary tissue conduit, passively transporting urine from the ureters, through a stoma, or hole in the abdomen, into a standard ostomy bag. We expect that it will be a safe and effective alternative to the creation of a urinary diversion from bowel tissue after bladder removal. Our Neo-Urinary Conduit is intended to avoid complications such as bowel obstruction, urine absorption, infection and mucus secretion associated with the use of bowel tissue in the urinary tract, as well as the potential surgical issues that arise from the procedure involved in harvesting bowel tissue. We produce our Neo-Urinary Conduit using smooth muscle cells from a routine fat biopsy and not cells from the diseased bladder, eliminating the risk of reintroducing cancerous cells from the bladder into the patient.

We have completed enrollment in a Phase I clinical trial for our Neo-Urinary Conduit in bladder cancer patients to assess its safety and preliminary efficacy, as well as to translate the surgical implantation procedure utilized in preclinical studies. This trial is an open-label, single-arm study. Although permitted to enroll up to ten patients in this clinical trial, we decided during the first quarter of 2014 to limit the enrollment to eight patients, the last of which was implanted in December 2013. We and our clinical investigators believe that the surgical technique used in animal models has been successfully translated to humans, and we have seen evidence of tissue regeneration. During 2014, we expect to move forward with the Neo-Urinary Conduit by engaging key opinion leaders and the FDA for guidance on future trials.

We produce our Neo-Urinary Conduit for our Phase I clinical trial at our cGMP qualified clinical production facility using our Organ Regeneration Platform. We are able to deliver our Neo-Urinary Conduit in four weeks or less after we receive the patient’s fat biopsy. This timing is consistent with the clinical practice of bladder removal in these patients. To create our Neo-Urinary Conduit, we isolate the smooth muscle cells from the biopsy, expand the cells ex vivo and then seed them onto a bioabsorbable scaffold, which is composed of biomaterials similar to those used in bioabsorbable sutures. Each surgeon implanting one of our Neo-Urinary Conduits will be trained in and receive specific procedures and protocols based on routine surgical techniques to implant our Neo-Urinary Conduit in the patient.

Market Overview

The following table indicates the number of urinary conduit procedures performed per year in the United States and the European Union.

Estimated Surgical Procedures Per Year	United States(1)	European Union(2)
Urinary Conduit
Cancer	12,000	10,800
Other	2,000	2,300
Total Urinary Conduit Procedures	14,000	13,100
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Sources:
(1)	Based on interviews and analysis by an independent third-party consultant.
(2)	EU: Government data sources for the United Kingdom, France and Germany; other EU countries estimated from population census.

Bladder Cancer

According to the National Cancer Institute, bladder cancer is the sixth most common form of cancer in the United States. The American Cancer Society estimates there will be 73,500 new cases of bladder cancer diagnosed in the United States in 2012, and nearly 15,000 deaths. The European Cancer Observatory estimates that there were over 110,000 new cases of bladder cancer in Europe in 2008. In the United States, there are approximately 10,000 cases per year of bladder cancer requiring bladder removal, according to data compiled from a 2005 National Inpatient Sample, or NIS, performed by the Healthcare Cost and Utilization Project, or HCUP, a family of healthcare databases and related software tools and projects developed through a federal-state-industry partnership and sponsored by the Agency for Healthcare Research and Quality.

Following removal of a bladder, patients require some form of urinary diversion. Most patients are currently treated by using a segment of bowel tissue to construct a conduit for urine to exit from the body. In its simplest form, the reconstruction involves creating a tubular structure out of bowel tissue and then connecting it to the ureters at one end and the skin at the other in a procedure that was pioneered in the 1930s. Urine output is not controlled and the patient wears a collection device at all times.

The other diversionary option for patients is the creation of a continent reservoir which is most commonly a bladder-shaped pouch fashioned from bowel tissue, to which the ureters and urethra are connected. We believe that less than 10% of the urinary diversions performed after bladder removal are bladder replacements and the remaining diversions are urinary conduits, based upon data compiled from a 2005 NIS performed by HCUP. There are multiple factors that affect the decision concerning which form of post-bladder removal urinary diversion is optimal for a given patient, including stage of disease, health and mental status, manual dexterity, physique and, importantly, patient preference.

The following graphic illustrates two urinary diversion options for patients who require bladder removal.

Limitations of Current Therapies

There are many complications associated with the current standard of care surgery to remove or repair the bladder, such as adhesions and obstructions. In the case of traditional surgery to construct a conduit for urine to exit from the body into an ostomy bag, complications such as ureteral detachment, ureteral stricture and hydroureter / hydronephrosis, or swelling in the ureters or kidneys resulting from the backup of urine, are related to the attachment of the ureters to the conduit. Other complications, such as stomal stenosis, involve the attachment of the conduit to the abdominal wall.

While there is variation across procedures and patient types, there are risks and complications common to all procedures that rely on harvesting bowel tissue and placing it in the urinary tract. These complications may include:

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Bowel complications. Bowel surgery required to harvest tissue for reconstructive use can result in complications, such as prolonged recovery of bowel function, ileus (temporary bowel paralysis), obstructions, leaks and fistulas. Because vitamin B12 is absorbed in the bowel tissue, the loss of tissue can result in anemia and neurologic abnormalities. Additionally, malabsorption of salts and lipids can lead to diarrhea.

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Metabolic issues. Use of bowel tissue often leads to electrolyte and metabolic imbalances, which can cause bone loss. Certain drugs taken by the patient may be reabsorbed by the implanted bowel tissue, potentially leading to unintended levels of toxins. The exposure of an intestinal surface to urine may also result in the inappropriate absorption of ammonium, chloride and hydrogen ions as well as potassium loss, leading to chronic metabolic abnormalities.

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Infection. Persistent and recurrent infections are common in patients with bowel tissue reconstruction. For example, based upon an article entitled “Long Term Outcome of Ileal Conduit Diversion” by S. Madersbacher, et al., which appeared in the Journal of Urology in 2003, as many as 23% of patients with bowel tissue conduits have recurrent urinary tract infections, or UTIs, and according to “Use of intestinal segments in urinary diversion” by D. M. Dahl and W. S. McDougal in Campbell-Walsh Urology in 2007, approximately 10% to 17% of bowel tissue conduit patients have UTIs that reach the kidney. Bacteria normally found in bowel tissue can serve as a source of infection and septic complications when repositioned into the urinary tract. One of the consequences of persistent infection is the development of stones, which are hard masses that can cause pain, bleeding, obstruction of urine, and infections and damage to the kidneys.

•	Mucus. Bowel tissue repositioned in the urinary tract secretes mucus into the urine. Mucus increases the risk of stone formation and the viscosity of urine leading to hydronephrosis.
•	Cancer. Malignancy, although rare, is a well-recognized complication following enterocystoplasty and other reconstructive surgeries that incorporate bowel segments into the genitourinary tract.
Patients requiring some form of urinary diversion with today’s standard of care are at risk of complications associated with the use of bowel tissue as well as those associated with the surgery to harvest the bowel tissue.

Preclinical History and Background of the Neo-Urinary Conduit

Our preclinical studies utilized various large animal models for bladder removal and implantation of our product candidate. In these studies, animals receiving our product candidate underwent bladder removal and the animals’ ureters were attached to one end of our Neo-Urinary Conduit using bioabsorbable sutures and the other end was connected to the skin in the abdominal wall, providing an outlet for urine to flow out of the body.

Principal observations of our Neo-Urinary Conduit in preclinical animal models have shown that:

•	Implantation of our Neo-Urinary Conduit created from fat-derived smooth muscle cells results in the formation of a functional conduit.
•	By three months post-implantation, the scaffold is no longer present and is replaced by a tri-layered native-like urinary tissue consisting of urothelium, submucosa and smooth muscle cells.
•	There is no evidence of abnormal cell growth, tissue development or adverse immune response, or adverse systemic effects in response to the biomaterials, autologous cells, or our Neo-Urinary Conduit.
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Our Neo-Urinary Conduit regenerates native-like urinary tissue with complete mucosal lining at the ureteral and skin junctions. The function of the regenerated urinary tissue is similar to native urinary tissue in that it allows elimination of urine in a water-tight fashion and does not absorb urine or secrete mucus or electrolytes.

These preclinical animal studies suggest that by using current standards of clinical care and specific surgical and post-operative procedures associated with urinary conduits, our Neo-Urinary Conduit may be safe and effective for treating patients who have had their bladders removed.

Clinical Development Plan

We have completed enrollment in a Phase I clinical trial for our Neo-Urinary Conduit in bladder cancer patients to assess its safety and preliminary efficacy, as well as to translate the surgical implantation procedure utilized in preclinical studies. This trial is an open-label, single-arm study. Although permitted to enroll up to ten patients in this clinical trial, we decided during the first quarter of 2014 to limit the enrollment to eight patients, the last of which was implanted in December 2013. We and our clinical investigators believe that the surgical technique used in animal models has been successfully translated to humans, and we have seen evidence of tissue regeneration. During 2014, we expect to move forward with the Neo-Urinary Conduit by engaging key opinion leaders and the FDA for guidance on future trials. The FDA has granted the Neo-Urinary Conduit “Orphan Product” designation.

We are working with clinical investigators who have expertise in the surgical treatment of bladder cancer and significant experience performing bladder removals and urinary diversions. This study does not have a control group as the surgical procedure, post-operative care, and other clinical parameters preclude the possibility of blinding treatment options.

This trial is also intended to allow our investigators to optimize the post-surgical care of patients. A limited number of clinical centers are being utilized to minimize variations in surgical technique and provide the most controlled setting in which the surgical approach is optimized through working with a clinical investigator. We have designed the trial to allow for close observation and assessment of any treatment or procedure-related complications, post-operative recovery, tolerability, and safety.

Eight patients were enrolled and implanted in the clinical trial. Data from the first three of these patients allowed clinical investigators to design surgical modifications in an effort to address stoma patency, conduit integrity and vascular supply. The complications that arose with each of these patients were resolved successfully and, following new surgeries to construct a urinary diversion using bowel tissue, all three patients recovered well. In October 2012, we announced the death of two patients enrolled in our Neo-Urinary Conduit Phase I clinical trial. One patient died of metastatic bladder cancer and the other died of cardiopulmonary arrest following a myocardial infarction, or heart attack. Each of these patients’ Neo-Urinary Conduits was properly functioning at the time of their death. Both patients died due to afflictions unrelated to the Neo-Urinary Conduit or the surgical procedure. In March 2013, we announced that one patient enrolled in the trial for ten months had the Neo-Urinary Conduit removed at the patient’s request based on a persistent, unresolved urinary tract infection. We evaluated the explanted Neo-Urinary Conduit and saw regeneration of urinary tissue. We and our clinical investigators believe that the surgical technique used in animal models has now been successfully translated to humans.

The primary safety and efficacy assessment of our Neo-Urinary Conduit will be made at 12 months post-implantation and patients will be followed for an additional 48 months in order to assess long-term safety and durability. During this first year, however, patients will be seen frequently by the study investigator and/or designated clinical team: every one to two weeks after hospital discharge through week eight, and then at months 3, 6, 9 and 12. Imaging, either CT scan or ultrasound, will be performed at three-month intervals for the first year to examine the neo-organ’s structure, patency and identify any obstructions or other abnormalities. This frequent evaluation and the open-label nature of this study will provide us significant ongoing feedback throughout the study.

Manufacturing

We believe our product manufacturing capability provides us with a competitive advantage. We manufacture our product candidates in a facility specifically designed for the production of patient-specific materials and have implemented quality control systems to ensure our manufacturing processes and facilities comply with applicable current good manufacturing processes, or cGMP, current Good Tissue Practices, or cGTP, and medical device quality systems regulations, or QSR standards. We have exercised these manufacturing and quality control processes while producing materials for preclinical and clinical studies and have established a significant knowledge base relating to the manufacture of our product candidates. This knowledge base is maintained in a set of standard operating procedures that detail the techniques and standards for manufacturing.

Manufacturing of product candidates for our existing preclinical and clinical studies is conducted in our pilot manufacturing facility in Winston-Salem, North Carolina. The pilot manufacturing facility contains approximately 38,400 square feet of laboratories, offices, and clean room manufacturing space. We expect to manufacture early stage product candidates through Phase II clinical trials at this facility. The facility is designed to prevent cross-contamination of patient specific materials and to provide physical segregation while processing these materials. Our products are manufactured as individual units using disposable processing materials for storage and containment of the product. We do not face many of the traditional challenges of biopharmaceutical companies in maintaining batch quality as manufacturing is scaled up to commercial quantities because our batch size remains consistent at one unit and because the core manufacturing processes remain consistent regardless of production volume.

As our product candidates advance into later-stage clinical trials toward commercialization, we will need to either develop our own internal manufacturing capability or contract with a third-party manufacturer to conduct this manufacturing on our behalf.

Sales and Marketing

We believe the product candidates we are currently developing are in markets with great potential. We do not currently have the necessary marketing and sales infrastructure to market and sell our current product candidates, if approved by any regulatory agencies. Accordingly, the marketing and selling of any of our product candidates will require that we build a marketing and sales infrastructure or that we enter into strategic partnerships for the development and marketing our product candidates.

Intellectual Property

We have established a patent position surrounding our technology and product candidates in regenerative medicine. As of March 15, 2014, we owned three issued U.S. patents and had licenses to 18 issued U.S. patents, 16 of which are exclusive and two of which are non-exclusive. We also have 19 U.S. patent applications and international Patent Cooperation Treaty (PCT) applications, and over 100 foreign patents and patent applications. The patent portfolio owned by us relates to the composition, design and methods of manufacture for our Neo-Urinary Conduit, Neo-Bladder Replacement and Neo-Bladder Augment product candidates, as well as technological advances associated with our Neo-Kidney Augment, Neo-Vessel Replacement, and Neo-GI Augment development programs. The licensed patent portfolio relates to technology developed by scientists and researchers associated with Children’s Medical Center Corporation and Wake Forest University Health Sciences. Also included within our portfolio are patents that address an array of regenerative medicine and tissue engineering technologies and product candidates outside the scope of our current product pipeline. In addition to our patent portfolio, we have developed proprietary information, trade secrets and know-how in the development and manufacture of neo-organs. We are committed to protecting our intellectual property position and to aggressively pursue our patent portfolio as well as the protection of our proprietary information, know-how and trade secrets.

Our Patent Portfolio

Our urologic product candidates currently include our Neo-Urinary Conduit, our Neo-Bladder Replacement, and our Neo-Bladder Augment. Our urologic-related patent portfolio is currently composed of 16 issued U.S. patents; four granted European patents, which have been validated in 9 European countries; 14 issued patents in other foreign jurisdictions; six pending U.S. non-provisional patent applications; and 28 pending foreign patent applications, all of which relate to a PCT application. We own two and have licensed 14 of the issued patents. We own five of the U.S. non-provisional patent applications and 28 of the foreign patent applications. We have licensed all of the other pending applications.

The issued U.S. patents, which will expire between 2014 and 2031, contain claims directed to urinary conduit constructs, organ constructs, cell-matrix structures, organ scaffolds, and laminarly organized luminal organ or tissue structure constructs; methods of making the same, and methods of treatment using the same. If claims in the pending U.S. patent applications covering urinary conduit constructs, methods for producing the same, and methods of treatment using the same; methods of treatment using laminarly organized luminal organ or tissue structure constructs; and methods for correcting tissue defects in urological structures, are allowed, they would expire between 2018 and 2031. The granted European patents, which will expire between 2018 and 2020, contain claims directed to organ constructs, cell-matrix structures, organ scaffolds, and laminarly organized luminal organ or tissue structure constructs; and methods of making and using the same. The pending foreign and U.S. applications contain claims directed to urinary conduit constructs, organ constructs, cell-matrix structures, organ scaffolds, and laminarly organized luminal organ or tissue structure constructs; methods of making and using the same; and rational design of regenerative medicine products. These patent applications, if issued, will expire between 2019 and 2031.

Our gastrointestinal (GI) development program is our Neo-GI Augment. Our GI-related patent portfolio is currently composed of one pending U.S. patent application and eight foreign patent applications owned by us. If claims issue from patent applications filed from the PCT application, they will expire in 2031.

Our renal development program is our Neo-Kidney Augment. Our renal-related patent portfolio is currently composed of 13 issued U.S. patents; seven granted European patents, which have been validated in 10 European countries; 21 issued patents in other foreign jurisdictions; eight pending U.S. non-provisional patent applications; two pending PCT applications; and 41 pending foreign patent applications, 39 of which relate to a PCT application. We own one and have licensed all of the other issued patents. We own four of the U.S. non-provisional patent applications, both of the PCT applications and 30 of the foreign applications. We have licensed all of the other pending applications.

The issued U.S. patents, which will expire between 2014 and 2033, contain claims directed to renal cell admixtures, prosthetic kidneys, organ constructs, cell-matrix structures, organ scaffolds; methods of making the same, and methods of treatment using the same. If claims in the pending U.S. patent applications covering renal cell preparations and augmentation constructs, methods for producing the same, methods of treatment using the same, and rational design of regenerative medicine products are allowed, they would expire between 2019 and 2033. The granted European patents, which will expire between 2017 and 2022, contain claims directed to prosthetic kidneys, organ constructs, cell-matrix structures, organ scaffolds; and methods of making and using the same. The pending PCT and foreign applications contain claims directed to renal cell preparations and augmentation constructs, methods for producing and using the same; renal cell formulations and drug screening assays. These patent applications, if issued, will expire between 2019 and 2033.

Our vascular development program is our Neo-Vessel Replacement. Our vessel-related patent portfolio is currently composed of two pending U.S. non-provisional patent applications, and 17 pending foreign patent applications. We own each of the pending applications. If claims in our pending patent applications covering tissue engineering scaffolds having a mechanical response to stress and strain substantially similar to that of a response by a native blood vessel, and methods of making the same, are allowed, they would expire in 2031.

Confidential Information and Inventions Assignment Agreements

We require our employees, consultants and members of our research and development advisory board to execute confidentiality agreements upon the commencement of employment, consulting or collaborative relationships with us. These agreements provide that all confidential information developed or made known during the course of the relationship with us be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions resulting from work performed for us, utilizing our property or relating to our business and conceived or completed by the individual during employment shall be our exclusive property to the extent permitted by applicable law.

License Agreements and Research Agreements

Exclusive License Agreement with Children’s Medical Center Corporation

In October 2003, we entered into a license agreement with Children’s Medical Center Corporation, or CMCC, for the license of certain patent rights and intellectual property rights owned or controlled by CMCC related to tissue engineering technology. The CMCC patent rights include patent rights owned by CMCC, as well as CMCC’s right to sublicense certain patent rights owned or controlled by Massachusetts Institute of Technology, or MIT. Under the terms of this license agreement, CMCC has granted us exclusive worldwide, sublicensable licenses under certain of CMCC’s patent rights related to implantable matrices for the development and commercialization of tissue engineered products for human and animal therapeutics in the subfields of genitourinary, vascular tissue, nervous tissue, trachea and other subfields later agreed upon by us and CMCC. Our license from CMCC is exclusive in all subfields for patent rights related to organ constructs; cell matrix structures; laminarly organized luminal organ or tissue structure constructs; prosthetic kidneys; kidney augmenting constructs; stents; reproductive organs and tissue structure constructs; as well as methods for making and using the same. Our license to CMCC’s patent rights related to implantable cartilaginous structures, implantable genitourinary cell-seeded matrices, and mammalian urothelial cell preparation is non-exclusive, except in the genitourinary subfield where the license is exclusive. Our license to CMCC’s patent rights relating to organ decellularization is non-exclusive for all subfields covered by the license agreement. Under the license agreement, we were also granted a non-exclusive, non-sublicensable, non-transferable license to certain CMCC biological materials and know-how related to unpatented manufacturing and scientific information, except that such license may be sublicensed or transferred to our affiliates and contractors for purposes specified in the license agreement. CMCC has retained a royalty-free, non-exclusive right to practice, use and license to other academic and nonprofit research organizations to practice and/or use the patent rights and licensed products solely for research, educational, clinical and/or charitable purposes only.

We are required under the license agreement to use reasonably diligent efforts, as defined in the license agreement, to bring one or more licensed products to market as soon as practicable and to obtain all necessary government approvals for the manufacture, use, sale and distribution of licensed products. If we fail to meet the diligence requirements set forth in the license agreement, we may be required under certain circumstances to grant a sublicense to a third party chosen by CMCC relating to the licensed product or subfield for which we have failed to meet our diligence obligations.

Under the license agreement, we are required to make payments to CMCC for accrued and continuing patent prosecution costs and also upon the achievement of certain development and sales milestones as well as certain consideration received from a sublicensee. If we develop and obtain regulatory approval of a licensed product in each of the four subfields, we will be required to pay CMCC development milestones aggregating approximately $6.9 million. Also, if cumulative net sales of all licensed products reach a certain level, we will be required to make a one-time sales milestone payment of $2.0 million. We have previously paid a license issue fee of $175,000 and $350,000 of development milestones to CMCC and as of December 31, 2013, we did not owe any milestone payments to CMCC under the license agreement. A portion of the milestone payments we make will be credited against our future royalty payments. We must pay CMCC royalties in the mid-single digit range based on net sales of licensed products as defined in the agreement by us, our affiliates and our sublicensees, which royalties will be reduced for certain amounts we are required to pay to license patents or intellectual property from third parties, down to a floor of 50% of the royalty payments that would otherwise be payable, and under certain circumstances if there is a competing product. No royalties will be payable with respect to sales of licensed products in countries where there is no valid patent claim, unless we advised CMCC not to file for patent protection in that country and later choose to market and sell licensed products in such country. The license agreement, and our obligation to pay royalties terminates on the later of the expiration, on a country-by-country basis, of the last patent right and October 2018.

Either party may terminate the license agreement upon 90 days’ prior written notice upon a material, unremedied breach or default of the other party. CMCC may terminate the agreement immediately upon our insolvency or as otherwise provided in the agreement and also upon 45 days’ prior written notice for our failure to pay royalties due in a timely manner. We may terminate at any time, with or without cause, upon six months prior written notice and payment to CMCC of accrued amounts due and a $50,000 termination fee.

Wake Forest University Health Sciences License Agreement

In January 2006 we entered into a license agreement with Wake Forest University Health Sciences, or WFUHS, which was amended in May 2007, for the license of WFUHS’s intellectual property (including know-how) related to research performed by WFUHS employee, Dr. Anthony Atala, a former employee of the Children’s Hospital Boston, an affiliate of CMCC, and the inventor or co-inventor on certain inventions and patents held by CMCC, which are licensed to us under our license agreement with CMCC.

Under the terms of this amended license agreement, WFUHS has granted us a worldwide, exclusive, sublicensable license to make, use and sell products covered by certain of WFUHS’s patent rights that relate to improvements of the existing inventions and patents included in the patent rights licensed to us under our license agreement with CMCC, or the improvement patents, and to new development inventions and patents arising out of the performance of a separate agreement, the WFUHS Research Agreement, (the new development patents), in the fields of human and animal organs, tissues and tissue-engineered and regenerative medicine directed to their functions in the subfields of genitourinary tissue, kidney tissue, cardiovascular tissue and nervous tissue. This license agreement also granted us a non-exclusive, worldwide, sublicensable license to certain know-how related to unpatented manufacturing and scientific information provided by WFUHS. Our license to use any additional arising patents claiming inventions conceived after the expiration or other termination of the WFUHS Research Agreement may be terminated at any time by WFUHS following expiration or other termination of the WFUHS Research Agreement. On January 11, 2012, WFUHS exercised this right to terminate our license to ant additional arising improvement patents claiming inventions conceived after termination of the WFUHS Research Agreement.

We are obligated to use commercially reasonable efforts to bring licensed products to market. If WFUHS believes that we have failed to comply with this obligation and an arbitrator agrees with WFUHS, we will be required to enter into a sublicense for the relevant product or grant WFUHS the right to enter into a sublicense for that product. We are not required to make any milestone payments to WFUHS related to the development or commercialization of the licensed products. In addition, we are required to meet certain time deadlines with respect to initiating the first human clinical trial, filing for marketing approval with the FDA and achieving the first commercial sale in the United States with respect to the first product covered by the new development patents in each subfield. If we fail to meet any of these deadlines, WFUHS may, in its sole option, terminate our license with respect to such product covered by the new development patents.

Under the license agreement, we also issued WFUHS a warrant to purchase 320 shares of our common stock through January 1, 2016 at an exercise price of $23.20 per share and are required to pay WFUHS a percentage of certain consideration received from a sublicensee. While we are not required to pay any development milestones under the license, we are required to pay certain license maintenance fees with respect to each product covered by new development patents, commencing two years after we initiate the first animal study conducted under cGLP, with respect to such product. These license maintenance fees, which are in the low six figure range with respect to each product, will be creditable against royalties we are obligated to pay to WFUHS for such product. In addition, we are required to pay WFUHS royalties in the low- to mid-single digit range based on net sales of licensed products in all countries, with anti-stacking rights to offset royalties owed to third parties against the royalties owed to WFUHS, down to a floor of 50% of the rates that would otherwise be owed to WFUHS (except that such anti-stacking relief does not apply to royalties owed under the CMCC license). In addition to royalties, we are required to pay to WFUHS 4% of any non-royalty consideration received from any third party sublicensees. With respect to any product covered by an improvement patent, our obligation to pay royalties to WFUHS terminates upon the later of the expiration, on a product-by-product basis, of the last to expire patent covering such product and the date that is 15 years from the first commercial sale of such product, provided that no such royalty is payable more than seven years after expiration of the last-to-expire patent covering such product.

With respect to any licensed product that is not covered by an improvement patent, our obligation to pay royalties to WFUHS terminates, on a product-by-product basis, on the date that is five years from the first commercial sale of such product, provided that the first commercial sale occurs prior to January 1, 2021 (for each day after January 1, 2021 that the first commercial sale does not occur, the five-year period is reduced by one day).

Pursuant to the terms of the amended license agreement, we have provided $2.8 million of funding for research activities under the WFUHS research agreement through December 31, 2010. We have made no other payments under the license agreement with WFUHS.

The agreement continues in effect on a country-by-country basis until the later of the expiration of the last to expire new improvement patent and January 1, 2021, unless earlier terminated as provided in the agreement. We may terminate the license agreement at any time, with or without cause, upon 90 days’ prior written notice. WFUHS may terminate the license agreement upon our default in paying a license fee or providing a report required to be provided under the license agreement, our material breach or our making a knowingly false report, upon 45 days’ prior written notice, provided that we may cure such default or breach within the 45-day period.

In January 2006, we entered into a research agreement with WFUHS, which was amended in September 2006. Under the research agreement, WFUHS agreed to perform sponsored research in return for quarterly payments. The sponsored research involved the experiments and studies set out in annual research plans and milestones established under the agreement. We terminated this agreement effective December 31, 2011.

Celgene Rights of First Negotiation

On October 2, 2012, we entered into a Right of First Negotiation Agreement with Celgene Corporation (Celgene), pursuant to which we granted Celgene a right of first negotiation to the license, sale, assignment, transfer or other disposition by us of any material portion of intellectual property (including patents and trade secrets) or other assets related to our Neo-Urinary Conduit program. In consideration for receiving rights under this agreement, Celgene agreed to receive a warrant to purchase 50% fewer shares in connection with our October 2012 private placement than otherwise would have been issued to Celgene. In the event of a change in control of the Company, the agreement and all of Celgene’s rights pursuant thereto will automatically terminate in all respects and be of no further force and effect.

On June 28, 2013, we entered into a Right of First Negotiation Agreement with Celgene, pursuant to which we granted Celgene a right of first negotiation to the license, sale, assignment, transfer or other disposition by us of any material portion of intellectual property (including patents and trade secrets) or other assets related to the Neo-Kidney Augment program. In the event of a change in control of the Company, the Right of First Negotiation Agreement and all of Celgene’s rights pursuant thereto shall automatically terminate in all respects and be of no further force and effect.

Competition

Our industry is subject to rapid and intense technological change. While we do not believe we currently have any commercial competitors who are developing autologous organs and tissues for the target populations that we are addressing, we face, and will continue to face, intense competition from medical device, pharmaceutical, biopharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies who are generally engaged in tissue engineering and regenerative medicine activities or funding. In addition, there are companies and academic institutions developing drugs, medical devices, and surgical techniques to treat many of the medical conditions our product candidates are designed to treat.

Regenerative Medicine

While we are, to our knowledge, the only regenerative medicine company presently developing a range of neo-organs for implant that are designed to regenerate into functional organs and tissues, there are companies that are researching and developing regenerative cell-based products or therapies, which may seek to address the medical indications that our neo-organ product candidates seek to address. The companies include Mesoblast, Athersys, Aastrom, and Neusentis Regenerative Medicine. In addition, several large pharmaceutical companies with much greater resources have demonstrated a strategic interest in regenerative medicine, including Sanofi Aventis, Johnson & Johnson, Pfizer and Celgene.

Bladder Treatment

We expect that our Neo-Urinary Conduit will compete with the current standard of care, which is the use of bowel tissue to create a urinary diversion. Companies that are researching, developing and marketing products to treat bladder dysfunction include Allergan, which is developing Botox for bladder dysfunction; Speywood Biopharma, which is developing Dysport for bladder dysfunction; and Medtronic, which is marketing Interstim for bladder dysfunction. Further, many large pharmaceutical companies’ market anticholinergenic medications, such as Detrol and Ditropan, which can be used to treat bladder dysfunction.

Advanced Chronic Kidney Disease

There are many companies searching for therapeutics to address chronic kidney disease. These companies include larger companies, such as Reata, Abbott, Eli Lilly, and Merck, as well as smaller biotechnology companies, such as Anexon, ProMetic, and Nile Therapeutics.
Many of the companies competing against us have financial and other resources substantially greater than our own. In addition, many of our competitors have significantly greater experience in testing therapeutic products, obtaining FDA and other marketing approvals of products, and marketing and selling those products. Accordingly, our competitors may succeed more rapidly than we will in obtaining FDA approval for products and achieving widespread market acceptance.

We expect to compete based upon, among other factors, our unique mechanism of action, our broad-based therapeutic impact, our intellectual property portfolio, our substantial process know-how with respect to scalable manufacturing capabilities, and the efficacy and safety profile of our product candidates. Our ability to compete successfully will depend, in part, on our continued ability to attract and retain skilled and experienced scientific, clinical development and executive personnel, to develop viable autologous neo-organs.

Government Regulation

Regulation by governmental authorities in the United States and other countries is a significant factor in the development, manufacture, commercialization and reimbursement of our neo-organs. All of the products we are seeking to develop will require marketing approval, or licensure, by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing, approval and marketing regulations promulgated by the FDA and similar regulatory authorities in other countries. Various governmental statutes and regulations also govern or influence testing, manufacturing, quality control, safety, labeling, packaging, storage and record keeping related to such products and their marketing. State, local and other authorities may also regulate manufacturing facilities used for our neo-organs. The process of obtaining these approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial time and money, and there can be no guarantee that approvals will be granted.

FDA Approval Process

Our neo-organs will require approval from the FDA and corresponding agencies in other countries before they can be marketed. The FDA regulates human therapeutic products in one of three broad categories: biologics, drugs, or medical devices. Our product candidates that are currently under development are combination products having features of both a biologic and a medical device. The FDA has determined that the primary mode of action for our Neo-Urinary Conduit is cellular and, therefore, they will be regulated as biologics. We currently believe other neo-organs that we develop will also be regulated as biologics and will therefore require approval via a Biologics License Application, or BLA. The FDA regulates biological products under both the Federal Food, Drug, and Cosmetic Act and the Public Health Service Act, and implementing regulations for both statutes. The FDA generally requires the following steps for pre-market approval or licensure of a new biological product:

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completion of preclinical laboratory and animal tests conducted in compliance with FDA’s Good Laboratory Practice, or GLP, requirements and applicable requirements for the humane use of laboratory animals, to assess a product’s biological activity, biocompatibility and to identify potential safety problems and to characterize and document the product’s manufacturing controls and stability;

•	submission to the FDA of an IND application, which must become effective before clinical testing in humans can begin;
•	development of clinical protocols to establish the safety and efficacy of the product in humans in clinical trials;

•	obtaining approval of clinical protocols by institutional review boards, or IRBs, of clinical sites in order to introduce the product into humans in clinical trials;
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completion of adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for its intended indication conducted in compliance with the FDA’s Good Clinical Practice, or GCP, requirements, as well as any additional requirements for the protection of human research subjects and their health information;

•	compliance with cGMP and if applicable, cGTP and QSR, regulations and standards concerning quality and the use of human cellular and tissue products;
•	submission to the FDA of a BLA, for marketing approval that includes substantive evidence of safety and effectiveness from adequate results of preclinical testing and clinical trials;
•	FDA review of the marketing application in order to determine, among other things, whether the product is safe and effective for its intended uses; and
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obtaining FDA approval of the BLA, including inspection and approval of the product manufacturing facility as compliant with cGMP and if applicable, cGTP and QSR, requirements, prior to any commercial sale or shipment of the product.

Once a biological product is identified for development, it enters the preclinical testing stage. An IND sponsor must submit the results of the preclinical tests together with manufacturing information, analytical data and any available clinical data or literature to the FDA as part of the IND. The sponsor also will include a protocol detailing, among other things, the objectives of the initial clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the initial clinical trial lends itself to an efficacy evaluation. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA places the clinical trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during trials due to safety concerns or non-compliance with regulatory requirements.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCP regulations. These regulations include the requirement that all research subjects provide informed consent. Further, an IRB must review and approve the plan for any clinical trial before it commences at any institution. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the clinical trial and the consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completion.

Each new clinical protocol and any amendments to the protocol must be submitted under the IND for FDA review, and to the IRBs for approval. Protocols detail, among other things, the objectives of the clinical trial, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety.

Typically, clinical testing involves a three-phase process although the phases may overlap. Generally, Phase I clinical trials are conducted in a small number of healthy volunteers or patients, except in circumstances where clinical testing would be not appropriate in healthy volunteers, as is the case with our product candidates, and are designed to provide information about product safety. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine optimal dose, preliminary efficacy and expanded evidence of safety. Phase III clinical trials are generally large-scale, multi-center, comparative trials conducted with patients afflicted with a target disease in order to provide statistically valid proof of efficacy, as well as safety and potency. In some circumstances, the FDA may require Phase IV or post-marketing trials if it feels that additional information needs to be collected about the product after it is on the market, particularly for long term safety follow up. During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data and clinical trial investigators. Progress reports detailing the results of clinical trials must be submitted at least annually to the FDA. The FDA may, at its discretion, re-evaluate, alter, suspend, or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. Monitoring all aspects of clinical trials to minimize risks is a continuing obligation and process. All serious and unexpected adverse events that are deemed to be associated with the product must be reported to the FDA in written IND safety reports.

The results of the preclinical and clinical testing are submitted to the FDA along with descriptions of the manufacturing process. In the case of vaccines, gene and cell therapies and products such as our current product candidates, the results of clinical trials are submitted as a BLA. Under the Pediatric Research Equity Act of 2003, or PREA, which was reauthorized under the FDAAA, a BLA or a supplement to a BLA must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any biological product for an indication for which orphan designation has been granted.

The FDA reviews all BLAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA may request additional information rather than accept a BLA for filing. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews a BLA to determine, among other things, whether the product is safe, has an acceptable purity profile and is adequately effective, and whether its manufacturing meets standards designed to assure the product’s continued identity, safety, purity, and potency.

The FDA may grant marketing approval, or the FDA may request additional clinical data or deny approval if the FDA determines that the application does not satisfy its marketing approval criteria. FDA review of a BLA typically takes nine months, but may last longer, especially if the FDA asks for more information or clarification of information already provided. The FDA may refer the BLA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. An advisory committee is a panel of experts who provide advice and recommendations when requested by the FDA on matters of importance that come before the agency. The FDA is not bound by the recommendations of the advisory committee, but it generally follows such recommendations.

The process of obtaining marketing approval is lengthy, uncertain, and requires the expenditure of substantial resources. Each BLA must be accompanied by a user fee, pursuant to the requirements of the Prescription Drug User Fee Act, or PDUFA, and its amendments. The FDA adjusts the PDUFA user fees on an annual basis. According to the FDA’s fee schedule, effective through December 31, 2013, the user fee for an application requiring clinical data, such as a BLA, is $1,958,800. PDUFA also imposes an annual product fee for biologics ($98,380), and an annual establishment fee ($526,500) on facilities used to manufacture prescription biologics. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for products designated as orphan drugs, unless the drug also includes a non-orphan indication. We have received an orphan designation for our Neo-Urinary Conduit product candidate.

Before FDA approves a BLA, all facilities and manufacturing techniques used for the manufacture of products must comply with applicable FDA regulations governing cGMP. Among other things, the manufacturer must develop methods for testing the identity, potency and purity of the final product. A local field division of the FDA is responsible for completing the pre-approval inspection and providing recommendation for or against approval. This effort is intended to assure appropriate facility and process design to avoid potentially lengthy delays in product approvals due to inspection deficiencies. Similarly, before approving a BLA, the FDA also may conduct pre-licensing inspections of a company, its contract research organizations and/or its clinical trial sites to ensure that clinical, safety, quality control and other regulated activities are compliant with GCP. To assure such cGMP and GCP compliance, the applicants must incur significant expenditure of time, money and effort in the area of training, record keeping, production, and quality control. Following approval, the manufacture, holding, and distribution of a product continues to require significant resources in order for the sponsor to maintain full compliance in these areas. For human cellular products, cGTP requirements apply. For a biologic/device combination product, the product must be manufactured also in compliance with QSR requirements for the device component.

After marketing approval has been obtained, the FDA will require post-marketing safety reporting to monitor the side effects of the product. Further studies may be required to provide additional data on the product’s risks, benefits, and optimal use, and further clinical trials will be required to gain approval for the use of the product as a treatment for clinical indications other than those for which the product was initially tested. Results of post-marketing programs may limit or expand the further marketing of the product. Further, if there are any modifications to the product, including changes in indication, labeling, or a change in the manufacturing process, manufacturing facility, or product composition, a BLA supplement may be required to be submitted to the FDA.

Other FDA Regulatory Requirements

Maintaining substantial compliance with applicable federal, state and local statutes and regulations requires the expenditure of substantial time and financial resources. Any biological products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including:

•	record-keeping requirements;
•	reporting of adverse experiences with the biologic;
•	providing the FDA with updated safety and efficacy information;
•	reporting of cGMP deviations that may affect the identity, potency, purity and overall safety of a distributed product;

•	reporting on advertisements and promotional labeling; and
•	complying with electronic record and signature requirements.

In addition, the FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. There are numerous regulations and policies that govern various means for disseminating information to health-care professionals as well as consumers, including to industry sponsored scientific and educational activities, information provided to the media and information provided over the Internet. Prescription biologics may be promoted only for the approved indications and in accordance with the provisions of the approved label. Biological product manufacturers and other entities involved in the manufacturing and distribution of approved biological products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws.

The FDA has very broad enforcement authority and the failure to comply with applicable regulatory requirements can result in administrative or judicial sanctions being imposed on us or on the manufacturers and distributors of our approved products, including, without limitation, warning or untitled letters, refusals of government contracts, clinical holds, civil penalties, injunctions, restitution, disgorgement of profits, recall or seizure of products, total or partial suspension of production or distribution, withdrawal of approvals, refusal to approve pending applications, and criminal prosecution resulting in fines and incarceration. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. In addition, even after marketing approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

FDA Amendments Act

On September 27, 2007, the President signed into law the Food and Drug Administration Amendments Act of 2007, or the FDAAA. This new legislation grants significant new powers to the FDA, many of which are aimed at assuring the safety of drugs and biologics after approval. In particular, the new law authorizes the FDA to, among other things, require post-approval studies and clinical trials, mandate changes to drug and biologic labeling to reflect new safety information, and require risk evaluation and mitigation strategies for certain drugs and biologics. In addition, the new law significantly expands the federal government’s clinical trial registry and results databank and creates new restrictions on the advertising and promotion of drugs and biologics. Under the FDAAA, companies that violate these and other provisions of the new law are subject to substantial civil monetary penalties.

The requirements and changes imposed by the FDAAA may make it more difficult, and more costly, to obtain and maintain approval for new biologics, or to produce, market and distribute existing products. In addition, the FDA’s regulations, policies and guidance are often revised or reinterpreted by the agency or the courts in ways that may significantly affect our business and our products. It is impossible to predict whether additional legislative changes will be enacted, or FDA regulations, guidance or interpretations changed, or what the impact of such changes, if any, may be.

Follow-on Biologics, or Biosimilars

In the past few years, there have been a number of legislative initiatives that intended to create a regulatory pathway for approval of follow-on biologics, or biosimilars. The forms of the proposed legislation differed in several aspects, including the length and scope of intellectual property protection, and the clinical testing standards. At this time it is not possible to predict whether any of the biosimilar proposals will be enacted and become law, and if so, which version of the proposals will be enacted. However, if a regulatory pathway is established for biosimilars in the future pursuant to the enactment of biosimilar legislation, our business may be adversely affected, although the extent of the impact will depend on the details of the biosimilar law.

Expedited Development and Review Programs

A Fast Track product is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. Under the Fast Track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a Fast Track product at any time during the clinical development of the product. This designation assures access to FDA personnel for consultation throughout the development process and provides an opportunity to request priority review of a marketing application providing a six-month review timeline for the designated product. If a preliminary review of the clinical data suggests that a Fast Track product may be effective, the FDA may initiate review of sections of a marketing application for a Fast Track product before the sponsor completes the application. This rolling review is available if the applicant provides a schedule for submission of remaining information and pays applicable user fees. However, the time periods specified under PDUFA concerning goals to which the FDA has committed to reviewing an application do not begin until the sponsor submits the complete application. Products that receive Fast Track designation may also be eligible for accelerated approval, or approval based on a clinical endpoint other than survival or irrevocable morbidity or on a surrogate endpoint that is reasonably likely to predict clinical benefit.

Orphan Drug Designations

The Orphan Drug Act provides incentives to manufacturers to develop and market drugs and biologics for rare diseases and conditions affecting fewer than 200,000 persons in the United States at the time of application for orphan drug designation, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan product designation must be requested before submitting a new drug application, or NDA, or BLA. After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. The first developer to receive FDA marketing approval for an orphan biologic is entitled to a seven year exclusive marketing period in the United States for that product as well as a waiver of the BLA user fee. The exclusivity prevents FDA approval of another application for the same product for the same indication for a period of seven years, except in limited circumstances where there is a change in formulation in the original product and the second product has been proven to be clinically superior to the first.
Legislation similar to the Orphan Drug Act has been enacted in other jurisdictions, including the European Union. The orphan legislation in the European Union is available for therapies addressing conditions that affect five or fewer out of 10,000 persons. The marketing exclusivity period is for ten years, although that period can be reduced to six years if, at the end of the fifth year, available evidence establishes that the product is sufficiently profitable not to justify maintenance of market exclusivity. We have received orphan drug designation for our Neo-Urinary Conduit for the treatment of bladder dysfunction requiring incontinent urinary diversion.

Human Cellular and Tissue-Based Products

Human cells or tissue intended for implantation, transplantation, infusion, or transfer into a human recipient in the U.S. are regulated by the FDA as human cells, tissues, and cellular and tissue-based product, or HCT/Ps. Certain types of HCT/Ps are regulated differently from drug or biologic products because they are minimally manipulated tissues intended for homologous use in the patient’s body, are not combined with a drug, device or biologic, and do not have systemic or metabolic effects on the body. The FDA does not require pre-market approval for these types of HCT/Ps, however, it does require strict adherence to federally mandated current Good Tissue Practice, or cGTP, regulations for all HCT/Ps. These regulations are analogous to the cGMP regulations described above in terms of manufacturing standards. In addition, the FDA’s regulations include other requirements to prevent the introduction, transmission and spread of communicable disease. These requirements apply to all HCT/Ps, including those regulated as drugs, biologics or devices. Specifically, the FDA’s regulations require tissue establishments to register and list their HCT/Ps with the FDA and, when applicable, to evaluate donors through screening and testing. We submit an annual registration and listing form to the FDA for our Winston-Salem facility as an HCT/Ps facility.

Advanced therapy Medicinal Products

The Advanced therapy Medicinal Products (ATMP) regulation enables the European Medicines Agency (EMA) to determine whether or not a given product meets the scientific criteria to be classified under various regulations that control medical product development. The ATMP classification is based on the evaluation of whether a given product fulfils one of the definitions of somatic cell therapy medicinal product (sCTMP) or tissue engineered product (TEP) and whether the product fulfils the definition of a combined ATMP. Clinical trials in the EU are under the responsibility of the National Competent Authorities and submitting a clinical trial dossier under the appropriate EU classification facilitates the most relevant criteria and procedures to apply in regulating the development and evaluation of a medical product intended for human use.

Privacy Law

Federal and state laws govern our ability to obtain and, in some cases, to use and disclose data we need to conduct research activities. Through the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (as incorporated in the American Recovery and Reinvestment Act of 2009) Congress required the Department of Health and Human Services to issue a series of regulations establishing standards for the electronic transmission of certain health information. Among these regulations were standards for the privacy of individually identifiable health information. Most health care providers were required to comply with the Privacy Rule as of April 14, 2003.

HIPAA does not preempt, or override, state privacy laws that provide even more protection for individuals’ health information. These laws’ requirements could further complicate our ability to obtain necessary research data from our collaborators. In addition, certain state privacy and genetic testing laws may directly regulate our research activities, affecting the manner in which we use and disclose individuals’ health information, potentially increasing our cost of doing business, and exposing us to liability claims. In addition, patients and research collaborators may have contractual rights that further limit our ability to use and disclose individually identifiable health information. Claims that we have violated individuals’ privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Other Regulations

In addition to privacy law requirements and regulations enforced by the FDA, we also are subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances. These laws include, but are not limited to, the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act.

Foreign Regulation

We will most likely have to obtain approval for the manufacturing and marketing of each of our products from regulatory authorities in foreign countries prior to the commencement of marketing of the product in those countries. The approval procedure varies among countries, may involve additional preclinical testing and clinical trials, and the time required may differ from that required for FDA approval or licensure. Although there is now a centralized European Union approval mechanism in place, this applies only to certain specific medicinal product categories. In respect of all other medicinal products each European country may impose certain of its own procedures and requirements in addition to those requirements set out in the appropriate legislation, many of which could be time-consuming and expensive.

Employees

As of December 31, 2013, we had 27 employees, including 25 full-time employees, of which 21 employees were engaged in research, development, and facilities management, and 6 employees were engaged in administration and finance. All of our employees have entered into non-disclosure agreements with us regarding our intellectual property, trade secrets and other confidential information. None of our employees are represented by a labor union or covered under a collective bargaining agreement, nor have we experienced any work stoppages.

Corporate Website

Our Internet website address is http://www.tengion.com. Our filings on Form 10-K, Form 10-Q, Form 3, Form 4, Form 5, Form 8-K and any and all amendments thereto are available free of charge through this internet website as soon as reasonably practicable after they are filed or furnished to the Securities and Exchange Commission, or the SEC. They are also available through the SEC at http://www.sec.gov/edgar/searchedgar/companysearch.html.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information about our executive officers and directors as of the date of this prospectus.

Name	Age	Position(s)
Executive Officers
John L. Miclot	55	President and Chief Executive Officer, Director
Timothy Bertram, DVM, Ph.D.	58	President, Research and Development and Chief Scientific Officer
A. Brian Davis	47	Chief Financial Officer and Senior Vice President, Finance

Directors
David I. Scheer(1)(2)(3)	61	Chairman of the Board of Directors
Carl-Johan Dalsgaard, M.D., Ph.D.(2)(4)	57	Director
Diane K. Jorkasky, M.D.(2)(4)	62	Director
Richard E. Kuntz, M.D., M.Sc.(1)(4)	56	Director
Lorin J. Randall (1)(3)	70	Director
___________________________
(1)           Member of the Compensation Committee.
(2)           Member of the Nominating and Corporate Governance Committee.
(3)           Member of the Audit Committee.
(4)           Member of the Technology Committee.

John L. Miclot has served as a director of our Company and as our President and Chief Executive Officer since December 2011.  Prior to joining our Company, Mr. Miclot was an Executive-in-Residence at Warburg Pincus from March 2010 to March 2011.  He was President and Chief Executive Officer of CCS Medical, Inc., a company owned by Warburg Pincus and a provider of products and services for patients with chronic diseases, from November 2008 until completion of a financial restructuring of the Company and the Company’s emergence from protection under Chapter 11 of the U.S. Bankruptcy Code in March 2010.  From 2003 to 2008, Mr. Miclot served as President and Chief Executive Officer of Respironics, Inc. until the sale of Respironics to Royal Philips.  Mr. Miclot served as Chief Executive Officer of Philips Home Healthcare Solutions following the acquisition of Respironics, Inc. by Royal Philips.  Mr. Miclot spent 10 years in senior roles at Respironics, ultimately serving as President and Chief Executive Officer from 2003 to 2008.  Mr. Miclot joined Respironics in 1998 when it acquired Healthdyne Technologies, Inc., a medical device Company.  Mr. Miclot served as the Senior Vice President of Sales and Marketing Healthdyne from 1995 to 1998. Earlier in his career, he held sales and marketing roles at Medex, Ohmeda, Baxter Edwards, and DeRoyal Industries.  Mr. Miclot is a director of Wright Medical Group, Inc., Dentsply International Inc., and serves as Chairman of the Board of Directors of Breathe Technologies, Inc.  He is also a director of the Pittsburgh Zoo & PPG Aquarium and Burger King Cancer Caring Center. He earned his B.B.A. in marketing from the University of Iowa.

Timothy Bertram, D.V.M., Ph.D., has served as our Chief Scientific Officer and President, Research and Development since November 2011 and previously served as our Chief Scientific Officer and Executive Vice President, Science and Technology from October 2010 to November 2011 and our Senior Vice President, Science and Technology from August 2004 to October 2010.  Dr. Bertram is responsible for leading our research and development efforts.  Prior to joining us, Dr. Bertram served as a senior scientific executive at Pfizer, a large multi-national pharmaceutical Company, from 1999 to 2004, and held a similar position at SmithKline Beecham Pharmaceuticals, a large multi-national pharmaceutical and healthcare Company, from 1996 to 1999, and Procter & Gamble Co., a large multi-national Company that manufactures consumer goods, from 1989 to 1996.  He was a faculty member at the University of Illinois from 1984 to 1987 and was a visiting scientist to the National Institutes of Health from 1987 to 1989.  Dr. Bertram received a D.V.M. and Ph.D. from Iowa State University and completed post-doctoral studies in cell signaling pathways.

A. Brian Davis served as our Chief Financial Officer and Vice President, Finance from August 2010 through August 2013 and was promoted to Chief Financial Officer and Senior Vice President, Finance in August 2013.  From April 2009 to July 2010, Mr. Davis served in a consulting capacity as Chief Financial Officer of Neose Technologies, Inc.  From 1994 to April 2009, Mr. Davis was employed by Neose Technologies, Inc., a biopharmaceutical company focused on the development of next-generation therapeutic proteins, where he served most recently as Senior Vice President and Chief Financial Officer.  From 1991 to 1994, Mr. Davis was employed by MICRO HealthSystems, Inc., a provider of healthcare information systems, where he served most recently as Corporate Controller.  Mr. Davis is licensed as a Certified Public Accountant, received his B.S. in accounting from Trenton State College and his MBA from the Wharton School of the University of Pennsylvania.

David I. Scheer is one of our co-founders and has served as a director of our Company and as Chairman of our Board of Directors since July 2003.  Since 1981, Mr. Scheer has served as President of Scheer & Company, Inc., a Company that provides venture capital, corporate strategy, and transactional advisory services focused on the life sciences.  Mr. Scheer was involved in the founding and had been a member of the Boards of Directors of ViroPharma, Inc., OraPharma, Inc. (acquired by Johnson and Johnson in 2003), and Esperion Therapeutics, Inc. (acquired by Pfizer in 2004).  He currently serves as the chairman of the Board of Directors of Achillion Pharmaceuticals, Inc. and Aegerion Pharmaceuticals, Inc., both publicly traded biotechnology companies.  From 1991 through 1999, he was affiliated with the health care investing team at Oak Investment Partners.  Mr. Scheer has also led or played a significant role in a series of transactions involving corporate alliances, licensing arrangements, divestments, acquisitions and mergers in the life sciences industry.  He has served as a member of the Leadership Council of the Harvard School of Public Health, and as a member of the Advisory Committee to the Harvard Malaria Initiative.  He has helped to launch, and currently serves as Chair of “The Unfinished Agenda in Infectious Diseases,” an initiative at the Harvard School of Public Health focusing on neglected diseases.  He has also been a member of the Board of Trustees, and most recently Vice-Chair for the Long Wharf Theatre, in New Haven, Connecticut.  In 2007, he was awarded the Atlas Award for Venture Capital from the Connecticut Union for Research Excellence (“CURE,” of which he also serves as a member of the Board), and in 2009, he received the Venture Capital Leadership Award from the Connecticut Venture Group.  He received his A.B. cum laude from Harvard College, and an M.S. from Yale University.  Because of his strong background of service on the boards of numerous life sciences industry companies and his involvement in capital raising and strategic transactions in our industry, we believe that Mr. Scheer provides a unique perspective and useful insight to our Board of Directors as we review our growth strategy and strategic initiatives.

Carl-Johan Dalsgaard, M.D., Ph.D. has served as a director of our Company since August 2004. Dr. Dalsgaard has also been a member of HealthCap IV GP SA, L.L.C. (“HCSA”) and HealthCap IV GP AB, L.L.C. (“HCAB” and, collectively with “HCSA,” “HealthCap”), a venture capital fund that invests globally in pharmaceutical, biotechnology and medical technology companies from June 2000 to the present and serves as Chief Executive Officer of certain companies in which HealthCap has invested.  He received an M.D. from the Karolinska Institute in Sweden, and a Ph.D. in neurobiology and post-doctoral experience from Harvard Medical School.  Dr. Dalsgaard has fulfilled specialist training for a board certificate in plastic and reconstructive surgery at Karolinska Hospital.  Dr. Dalsgaard brings to the board significant experience as an executive of a financial services Company that focuses on our industry.

Diane K. Jorkasky, M.D. has served as a director of our Company since August 2011.  Dr. Jorkasky has been an independent consultant since February 2012.  She also currently serves on the scientific advisory board of BioMotiv and has been a member of the Board of Directors of Q Therapeutics since 2013.  From August 2011 to February 2012, she served as the enterprise-wide Chief Medical Officer of Endo Pharmaceuticals, Inc., or Endo, and a member of Endo’s senior R&D management team.  Prior to joining Endo, Dr. Jorkasky served as an independent consultant from January 2011 to August 2011, and was a Medical Officer at the vice-presidential level from October 2000 to January 2009 with Pfizer, Inc. for global clinical research science and operational groups, with her most recent position as Vice President, Worldwide Clinical Research Operations.  Dr. Jorkasky brings to our Board of Directors substantial experience in our industry having served in a variety of capacities in both large pharmaceutical companies and smaller biotechnology companies.

Richard E. Kuntz, M.D., M.Sc. has served as a director of our Company since October 2010.  Dr. Kuntz has served as the Senior Vice President and Chief Scientific, Clinical and Regulatory Officer of Medtronic, Inc. since August 2009, prior to which time he served as the Senior Vice President and President, Neuromodulation from October 2005 to August 2009.  In his current role, Dr. Kuntz oversees Medtronic’s global regulatory affairs, health policy and reimbursement, clinical research activities, ventures and new therapies, strategy and innovation, corporate development, and acquisitions, integrations and divestitures functions.  Dr. Kuntz brings a broad background and expertise in many different areas of healthcare.  Prior to Medtronic, he was the Founder and Chief Scientific Officer of the Harvard Clinical Research Institute (“HCRI”), a university-based contract research organization that coordinates National Institutes of Health (“NIH”) and industry clinical trials with the United States Food and Drug Administration (“FDA”).  Dr. Kuntz has directed over 100 multicenter clinical trials and has authored more than 200 original publications.  Dr. Kuntz also served as Associate Professor of Medicine at Harvard Medical School, Chief of the Division of Clinical Biometrics, and an interventional cardiologist in the division of cardiovascular diseases at the Brigham and Women’s Hospital in Boston, MA.  Dr. Kuntz graduated from Miami University and received his medical degree from Case Western Reserve University School of Medicine.  He completed his residency in internal medicine at the University of Texas Southwestern Medical School, and then completed fellowships in cardiovascular diseases and interventional cardiology at the Beth Israel Hospital and Harvard Medical School, Boston.  Dr. Kuntz received his master’s of science in biostatistics from the Harvard School of Public Health.  Dr. Kuntz brings to our Board of Directors substantial experience in our industry having served in an executive capacity with a large multinational medical device company.

Lorin J. Randall has served as a director of our Company since February 2008. Mr. Randall has been an independent financial consultant since May 2006.  Previously, Mr. Randall was Senior Vice President and Chief Financial Officer of Eximias Pharmaceutical Corporation, a development-stage drug development company, from December 2004 to May 2006.  From 2002 to 2004, Mr. Randall served as the Senior Vice President and Chief Financial Officer of i-STAT Corporation, a publicly-traded manufacturer of medical diagnostic devices that was acquired by Abbott Laboratories in 2004.  He currently serves on the boards of directors of Nanosphere, Inc., Athersys, Inc. and Acorda Therapeutics, Inc. Mr. Randall served on the board of directors of Opexa Therapeutics, Inc., a publicly-traded cell therapy company, from 2007 to 2009.  Mr. Randall received a BS in accounting from The Pennsylvania State University and an MBA from Northeastern University.  Because of his strong background in the life sciences industry and his prior experience as Chief Financial Officer of i-STAT Corporation and four other public and privately-held companies, we believe that Mr. Randall is able to provide valuable input into our strategic and financial affairs, as well as other matters.  In addition, Mr. Randall’s public CFO assignments at CFM Technologies, Inc. and Greenwich Pharmaceuticals Corporation benefit our Board of Directors.

Board Determination of Independence

Our common stock is quoted on the OTCQB, which does not have director independence requirements.  However, for purposes of determining director independence, we have applied the definitions set forth in Nasdaq Rule 5605(a)(2) which states, generally, that a director is not considered to be independent if he or she is, or at any time during the past three years was, an employee of the company; or if he or she (or his or her family member) accepted compensation from the company in excess of $120,000 during any twelve month period within the three years preceding the determination of independence.

In March 2014, our Board of Directors undertook a review of the composition of our Board of Directors and its committees and the independence of each director.  Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors determined that none of Carl-Johan Dalsgaard, M.D., Ph.D., Diane K. Jorkasky, M.D., Richard Kuntz, M.D., M.Sc., Lorin J. Randall, or David I. Scheer, representing five of six of our current total number of directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq Rule 5605(a)(2).  In making such determination, the Board of Directors considered the relationships that each such non-employee director has with our Company and other facts and circumstances the Board of Directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

There are no family relationships among any of our directors or executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

We are a performance-based company. We have designed a compensation program that allows us to attract, retain, and reward motivated, knowledgeable, and results-oriented associates focused on achieving the strategic goals of the Company. The program provides for payment of base salaries combined with significant potential upside from variable incentives based on achievement of annual and strategic goals. Our compensation program is structured to reward both annual and long-term results. The program is based on industry benchmarks and links incentives to achievement of objectives approved by the Board of Directors.

Summary Compensation Table

The following table shows the total compensation accrued for fiscal years 2013 and 2012 for our named executive officers.

Name and Principal Position	Fiscal Year	Salary	Option Awards (1)	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total

John L. Miclot President and Chief	2013	$462,375	$—	$—	$208,575	$38,980	(3)	$709,930
Executive Officer	2012	$450,000	$159,933	$224,438	$202,500	$100,631	(4)	$1,137,502
Timothy Bertram, D.V.M., Ph.D.	2013	$380,817	$—	$—	$137,428	$—		$518,245
President, Research	2012	$373,474	$77,763	$92,240	$133,425	$—		$676,902
and Development and Chief Scientific Officer
A. Brian Davis	2013	$336,612	$—	$—	$112,612	$26,645	(3)	$475,869
Chief Financial	2012	$319,480	$36,597	$43,847	$100,437	$—		$500,361
Officer and Senior Vice President, Finance
________________________

(1)
Calculated in accordance with current accounting standards for stock-based compensation without consideration of forfeitures.  Valuation assumptions used to determine the fair value of the stock awards are described in Note 13 to our audited financial statements for fiscal year 2013, included in this prospectus.

(2)
Amounts shown in “Non-Equity Incentive Compensation” column reflect the annual incentive award granted and earned during fiscal year 2012 and 2013 which were paid in fiscal year 2013 and 2014, respectively.

(3)	Amounts shown reflect reimbursement for cost of weekly commuting expenses (and the associated taxes for these benefits).

(4)
Amounts shown reflect reimbursement for furnished apartment in Winston-Salem area and the associated utility expenses, the cost of an automobile lease in Winston-Salem and the associated insurance coverage and cost of weekly commuting expenses (and the associated taxes for these benefits).

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information concerning stock options held on December 31, 2013, the last day of our 2013 fiscal year, for each named executive officer.

	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)(1)	Option Expiration Date (2)
Name and Principal Position	Exercisable	Unexercisable

John L. Miclot President and Chief Executive Officer	39,388	39,387	4.00	12/5/2021
	17,227	22,148	5.70	1/3/2022
Timothy Bertram, D.V.M., Ph.D.	64	—	4.40	2/15/2015
President, Research and Development and Chief Scientific Officer	271	—	4.40	2/27/2016
	332	—	4.40	6/23/2016
	103	—	4.40	11/1/2016
	552	—	4.40	2/27/2017
	69	—	4.40	10/25/2017
	1,656	—	4.40	12/19/2017
	587	—	4.40	2/7/2018
	4,726	—	4.40	9/28/2019
	5,689	810	50.00	4/9/2020
	2,253	748	29.40	10/18/2020
	3,750	2,250	24.20	5/11/2021
	7,439	9,562	6.42	2/16/2022
A. Brian Davis	5,363	1,237	36.70	08/02/2020
Chief Financial Officer and Senior Vice President, Finance	2,188	1,312	24.20	05/11/2021
	3,501	4,500	6.42	2/16/2022
____________________________

(1)
Options awards made prior to August 26, 2009 were modified to an exercise price of $4.40 per share on August 26, 2009, when our Compensation Committee approved the repricing of all then-outstanding options for active employees at such time.

(2)	These options vest as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter for the following three years.

The following table sets forth information concerning stock awards held on December 31, 2013, the last day of our 2013 fiscal year, for each named executive officer.

Name and Principal Position	Number of Securities Underlying Unexercisable Stock	Market Value of Shares or Units That Have Not Yet Vested (1)

John L. Miclot President and Chief Executive Officer	29,531	$7,383
Timothy Bertram, D.V.M., Ph.D.	2,000	$500
President, Research and Development and Chief	11,250	$2,813
Scientific Officer
A. Brian Davis	1,166	$292
Chief Financial Officer and	5,125	$1,281
Senior Vice President, Finance

____________________________

(1)
Twenty-five percent (25%) of these shares vest each year on an annual basis.  The market value of stock awards that have not yet vested is calculated by multiplying the closing price per share of our common stock on December 31, 2013 by the of shares unvested as of December 31, 2013.

Employment Agreements

John L. Miclot.  On December 5, 2011, we entered into an employment agreement, which was subsequently amended and restated on January 20, 2012, with Mr. Miclot, our President and Chief Executive Officer providing for his at-will employment, commencing December 5, 2011.  Mr. Miclot’s base salary was set at $450,000 per year, subject to annual review and increases based on performance.  Mr. Miclot may also receive an annual bonus payment of up to 50% of his annual gross salary, as determined by the Compensation Committee and the Board of Directors in their discretion, based on achievement of certain mutually agreed-upon performance milestones.  Furthermore, he is eligible to participate in the group benefits program and 401(k) plan, and the Board of Directors may award Mr. Miclot’s stock incentives under our equity incentive plans in its sole discretion as a performance-based incentive.  Pursuant to the employment agreement, Mr. Miclot was provided with a stock option to purchase 78,775 shares of common stock on December 5, 2011, a stock option to purchase 39,375 shares of common stock on January 3, 2012 and a restricted stock award of 39,375 shares of common stock on January 3, 2012.  All of these equity awards were made pursuant to our 2010 Stock Option and Incentive Plan.  Additionally, under the terms of the employment agreement, we have agreed to provide for the direct payment of or reimbursement for a furnished apartment in the Winston-Salem area and the associated utility expenses, the cost of an automobile lease in Winston-Salem and the associated insurance coverage and the cost of weekly commuting expenses from Mr. Miclot’s homes in Tampa, Florida and Pittsburgh, Pennsylvania.  We have also agreed to pay the taxes associated with the provision of these benefits.  At any time, in the event Mr. Miclot’s employment is terminated by us without cause or he resigns under certain specified conditions, each as described in the Amended and Restated Management Severance Plan, then Mr. Miclot may be entitled to receive certain payments and benefits pursuant to the Amended and Restated Management Severance Plan as described on page 61.

Timothy Bertram, D.V.M., Ph.D.  On July 28, 2004, we entered into an offer letter with Dr. Bertram, our Vice President, Science and Technology, providing for his at-will employment, commencing as of August 1, 2004.  This offer letter, as amended on December 22, 2008, sets forth the terms and conditions of Dr. Bertram’s employment.  Dr. Bertram’s base salary was originally set at $200,000 per year, subject to annual review and increases based on performance.  Dr. Bertram was also originally entitled to receive an annual bonus payment of up to 20% of his annual gross salary, as determined by his manager and the board in their discretion, based on achievement of certain mutually agreed-upon performance milestones.  Furthermore, he is eligible to participate in the group benefits program and the Board of Directors may award Dr. Bertram stock incentives under our equity incentive plans in its sole discretion as a performance-based incentive.  Dr. Bertram also received the right to reimbursement for all reasonable out-of-pocket relocation and relocation-related expenses.  Pursuant to the offer letter, Dr. Bertram purchased 1,794 shares of restricted common stock at a purchase price per share equal to the par value of such shares, which shares have since vested in full. Such vested shares are subject to repurchase by us upon Dr. Bertram’s termination for any reason, including Dr. Bertram’s death (in such case only for a period of twelve months) at the fair market value price per share, but if the termination is for cause, then the vested shares are subject to repurchase by us at the price of $0.001 per share.  Dr. Bertram was also granted the right to participate, and did participate, in our Series A Preferred Stock financing in the amount of $50,000. At any time, in the event Dr. Bertram is terminated by us without cause or he resigns under certain specified conditions, each as described in the Amended and Restated Management Severance Plan, Dr. Bertram may be entitled to receive certain payments and benefits pursuant to the Amended and Restated Management Severance Plan as described below.  In addition, the offer letter for Dr. Bertram provides that in the event of termination by us without cause six months following a change in control of our Company, Dr. Bertram’s restricted stock awards or stock options, as the case may be, shall immediately vest.

A. Brian Davis.  On July 29, 2010, we entered into an offer letter with Mr. Davis providing for his at-will employment as our Chief Financial Officer and Vice President, commencing August 1, 2010. This offer letter sets forth the terms and conditions of Mr. Davis’s employment. Mr. Davis’s base salary was originally set at $285,000 per year and Mr. Davis was eligible to receive an annual bonus payment of up to 35% of his annual gross salary, as determined by his manager and the Board of Directors in their discretion, based on achievement of certain mutually agreed-upon performance milestones.  Mr. Davis was promoted to Chief Financial Officer and Senior Vice President, Finance on August 7, 2013.  In connection with his promotion, Mr. Davis’s base salary was increased to $350,000 per year (effective as of August 1, 2013) and his target bonus was increased to 40% of his annual gross salary.  Mr. Davis is also eligible to participate in the group benefits program and 401(k) plan, and the board may award Mr. Davis stock incentives under our equity incentive plans in its sole discretion as a performance-based incentive.  Pursuant to the offer letter, Mr. Davis was provided with an incentive stock option to purchase 6,600 shares of common stock pursuant to our 2010 Stock Option and Incentive Plan.  At any time, in the event Mr. Davis’s employment is terminated by us without cause as defined in the Amended and Restated Management Severance Plan or he resigns under certain specified conditions, each as described in the Amended and Restated Management Severance Plan, then Mr. Davis may be entitled to receive certain payments and benefits pursuant to the Amended and Restated Management Severance Plan as described below.  In addition, the offer letter for Mr. Davis provides that in the event of termination by us without cause within one month prior to or nine months following a change in control of our Company, Mr. Davis’s restricted stock awards or stock options, as the case may be, shall immediately vest.

Under the terms of the Amended and Restated Management Severance Plan, in the event any of our executive officers’ employment is terminated by us without cause or he resigns under certain specified conditions including any material adverse change in his duties, authority or responsibilities without his agreement, a move of our principal office more than 50 miles from the current office, our failure to pay such executive officer’s salary and other benefits when due (other than pursuant to an across the board reduction in the compensation of all senior management), such executive officer will, subject to his signing of a form of Release and Non-disparagement Agreement, be entitled to receive the following benefits: our chief executive officer is entitled to a payment equal to (1) 12 months of his then current base salary, (2) an amount equal to his annual target bonus (assuming 100% payout threshold), and (3) an amount equal to his annual target bonus (assuming 100% payout threshold) prorated through the date of termination. Such payment shall be made at the discretion of the Company (1) in one lump sum payment or (2) fifty percent (50%) in a lump sum payment and fifty percent (50%) over the ensuing 12 month period. Our chief executive officer is entitled to continuation of his benefits for 12 months. Our other executive officers are entitled to a payment equal to (1) 10 months of his then current base salary, (2) an amount equal to his annual target bonus (assuming 100% payout threshold) and (3) an amount equal to his annual target bonus (assuming 100% payout threshold) prorated through the date of termination. Such payment shall be made at the discretion of the Company (1) in one lump sum payment or (2) fifty percent (50%) in a lump sum payment and fifty percent (50%) over the ensuing 10 month period. These executives are entitled to continuation of their benefits for 10 months.

Release and Non-Disparagement Agreements

Our form of Release and Non-Disparagement Agreement provides that in exchange for certain severance benefits, the terminated employee releases us from all liability for any claims or damages against us.  The agreement also provides that (i) neither we nor the terminated employee will engage in any communications that shall disparage, demean or impugn one another or interfere with the other’s existing or prospective business relationships, economic or career prospects, and (ii) the terminated employee will not compete with or become employed by a Company that competes with our products or technology for a period of one (1) year after termination of employment.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table gives information about our common stock that may be issued upon the exercise of stock options, warrants and rights under all of our existing equity compensation plans as of December 31, 2013, including the 2010 Stock Incentive and Option Plan (2010 Plan) and 2004 Stock Option Plan (2004 Plan).  There were no shares available for future grants under the 2004 Plan, as the 2004 Plan ceased upon the Company’s initial public offering in April 2010.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Stock Awards, Options and Warrants	(b) Weighted Average Exercise Price of Outstanding Stock Awards, Options and Warrants	(c) Number of Securities Remaining Available for Future Issuance (Excludes Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	230,725	$12.28	155,246	(1)
Equity compensation plans not approved by stockholders	—	—	—

__________________________________

(1)           Consists of shares available for grant by us under our 2010 Plan.

Compensation of Directors

Our Board of Directors determines the compensation of our non-employee directors in conjunction with recommendations made by the Compensation Committee.  The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to our Board of Directors when appropriate.  Our Board of Directors is compensated through fees and grants of stock options. The description below reflects the 1-for-10 reverse stock split effective June 14, 2012.

Since the completion of our initial public offering in April 2010, each of our non-employee directors is entitled to receive an annual cash retainer of $35,000, except that a non-employee chairperson of the board is entitled to receive an annual cash retainer of $55,000.  Non-employee chairpersons of the Audit Committee, the Compensation Committee, the Technology Committee, and the Governance and Nominating Committee are each entitled to receive an additional annual retainer of $15,000, $10,000, $10,000 and $6,000, respectively.  Non-employee members of each of the Audit Committee, the Compensation Committee, the Technology Committee, and the Governance and Nominating Committee are entitled to receive an additional annual retainer of $7,500, $5,000, $5,000 and $3,000, respectively.

We reimburse all directors for travel, lodging and other reasonable expenses incurred in attending board and committee meetings.

In March 2012, the Board of Directors approved changes to its non-employee director compensation plan with respect to equity awards.  The changes were recommended by an independent compensation consultant to the Compensation Committee based on a review of equity incentives used by the Company’s peer group of companies.  Upon initial election or appointment to our Board of Directors, each non-employee director will be granted an option to purchase 3,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant.   These options vest quarterly over a two-year period, subject to the non-employee director’s continued service on the Board of Directors through the vesting dates.  On the date of each annual stockholder meeting, each continuing non-employee director will automatically receive an option to purchase 2,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant.  When granted, these options vest quarterly over a one-year period, subject to the non-employee director’s continued service on the Board of Directors through the vesting dates.

Prior to March 2012, each non-employee director was granted an option to acquire 700 shares of common stock upon his or her initial election or appointment to the Board of Directors and an option to purchase 470 shares of common stock at each annual meeting of stockholders commencing in 2011, each with an exercise price equal to the fair market value of our common stock on the date of grant.

The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Total
David I. Scheer	$78,500	$78,500
Carl-Johan Dalsgaard, M.D., Ph.D.	$43,000	$43,000
Diane K. Jorkasky, M.D.	$43,000	$43,000
Richard Kuntz, M.D., M.Sc.	$50,000	$50,000
Lorin J. Randall	$55,000	$55,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Item 404(a) of Regulation S-K requires us to disclose any transaction since January 1, 2013, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year end for 2013 and 2012 in which we are a participant and in which any related person has or will have a direct or indirect material interest.  A related person is any executive officer, director, nominee for director, beneficial holder of 5% or more of our common stock, or an immediate family member of any of those persons. Other than the agreements with stockholders and indemnification agreements discussed below and the employment agreements discussed on pages 60-61, we are not a party to any transaction with related persons.

Agreements with Stockholders

2011 Financing

In March 2011, we closed a private placement transaction pursuant to which we sold securities consisting of 1,107,939 shares of common stock and warrants to purchase 1,046,102 shares of common stock.  Funds affiliated with HealthCap Venture Capital, which prior to the offering beneficially owned 14.4% of our voting securities, became the beneficial owner of up to 25.99% of our voting securities.  Dr. Dalsgaard, who is a member of our Board of Directors, is a member of each of HealthCap IV GP SA, L.L.C. and HealthCap IV GP AB, L.L.C., who are affiliates of HealthCap Venture Capital.  Upon the closing of the private placement, Medtronic, Inc. and Empery Asset Management, LP became beneficial owners of more than 5% of our voting securities.  Dr. Kuntz, who is a member of our Board of Directors, is an executive officer of Medtronic, Inc.  Neither Dr. Kuntz nor Dr. Dalsgaard participated in any discussions or negotiations related to the private placement.

In early 2013, we amended and restated the warrants issued in this private placement.  All holders exchanged their warrants for amended and restated warrants containing various amendments, including an adjusted exercise price from $28.80 to $1.10 per share. This exercise price was lowered to $1.01 in April 2013 as a result of adjustments to the exercise price of the 2012 Warrants and the conversion price of the 2012 Convertible Notes.  The exercise price was further adjusted to $0.40 in November 2013, to $0.30 per share in January 2014 and then to $0.29 in April 2014 as a result of adjustments to: (i) the exercise price of the 2012 Warrants and the conversion price of the 2012 Convertible Notes; (ii) the exercise price of the 2013 Warrants and the conversion price of the 2013 Convertible Notes; and (iii) the exercise price of the Celgene Warrants.  With respect to our current directors, executive officers, beneficial owners of 5% of our common stock, or any member of the immediate family of any of the foregoing persons, the following table demonstrates the number of shares of common stock underlying the Amended and Restated 2011 Warrants that are held by such persons as a result of the amendment and restatement of the warrants:

Name	Shares of Common Stock Underlying Original 2011 Warrants	Shares of Common Stock Underlying Amended and Restated 2011 Warrants
HealthCap Venture Capital	247,352	23,745,790
Medtronic, Inc.	185,513	17,809,248
RA Capital Management, LLC	106,008	10,176,771
Affiliates of Deerfield Management Co.	106,007	10,176,767
DAFNA Capital	21,210	2,036,161
Empery Asset Management, LP	88,340	8,480,642

2012 Financing

In September 2012, we issued the Demand Notes in the aggregate amount of $1 million to certain new and existing investors in in the Bridge Financing.  The Demand Notes bore interest at a rate of 10% per year.  The outstanding principal balance, with any accrued interest, was payable on demand at any time on or after October 7, 2012.  Each holder of a Demand Note, in its sole discretion, could exchange the principal balance of its Demand Note, together with accrued interest, for the first tranche of debt securities and warrants issued by the Company after September 7, 2012.  In October 2012, we closed the 2012 Financing pursuant to which we issued the 2012 Convertible Notes and the 2012 Warrants, in which we raised approximately $15 million in gross proceeds, including the value of Demand Notes exchanged for 2012 Convertible Notes and 2012 Warrants.  None of the principal from the 2012 Convertible Notes has been repaid yet, but $232,844 of the principal has been converted into common stock.  Deerfield Special Situations International Master Fund, L.P, Deerfield Special Situations Fund L.P., and funds affiliated with HealthCap Venture Capital, each of whom were a 5% stockholder prior to the 2012 Financing, participated in the Bridge Financing and the 2012 Financing.  As a result of the 2012 Financing, Bay City Capital, Celgene Corporation, DAFNA Capital, RA Capital Management LLC became beneficial owners of 5% of our common stock.  All holders of Demand Notes exchanged their Demand Notes for the 2012 Convertible Notes and 2012 Warrants issued in the 2012 Financing.  Dr. Dalsgaard, who is a member of our Board of Directors, is affiliated with HealthCap Venture Capital and did not participate in any discussions regarding the Bridge Financing or the 2012 Financing.  The following table summarizes their participation:

Name	Aggregate Consideration Paid	Principal Amount of Notes	Shares of Common Stock Underlying Warrants
Affiliates of Deerfield Management Co.	$3,000,000.00	$3,000,000.00	54,545,457
HealthCap Venture Capital	$500,684.92	$500,684.92	13,636,363

On November 30, 2012, we notified the holders of the 2012 Convertible Notes of our intention to pay the interest due on January 1, 2013 with shares of common stock in lieu of cash.  On December 31, 2012, the holders of the 2012 Convertible Notes agreed to extend the payment date to February 1, 2013.  On January 30, 2013, the holders of the 2012 Convertible Notes agreed to extend the interest payment date to February 15, 2013.  The aggregate amount of the interest payment was $560,051.31 and we issued 482,804 shares of restricted common stock in satisfaction of these interest payments.  On April 2, 2013, we again satisfied $189,107.28 in interest obligations by issuing 290,935 shares of stock.  On July 1, 2013, we satisfied $369,992.48 in interest obligations by issuing 737,557 shares of stock and warrants to purchase 537,837 shares of common stock for nominal consideration.  On October 1, 2013, we issued 418,433 shares of stock and warrants to purchase 277,504 shares of common stock for nominal consideration in satisfaction of our interest obligations of $375,805.87.  On January 2, 2014, we satisfied $379,180.53 in interest obligations by issuing 1,140,904 shares of stock and warrants to purchase 567,116 shares of common stock for nominal consideration.  These warrants were issued in lieu of shares of common stock that would have brought certain investors over a 9.985% ownership threshold set forth in the 2012 Financing documents.

In connection with the 2012 Financing, we entered into a registration rights agreement, securities purchase agreement, and facility agreement with the investors.  In connection with those agreements, we agreed to file a registration statement covering the resale of the shares of common stock issuable upon the conversion of the 2012 Convertible Notes and the exercise of the 2012 Warrants.  We also granted the holders of the 2012 Convertible Notes the right to require us to sell to such holders up to an additional $20,000,000 in securities on the same terms as the 2012 Convertible Notes and 2012 Warrants (the “Call Option”).  The Call Option was exercised as described below under the caption “2013 Financing.”  The conversion price of the 2012 Convertible Notes and the exercise price of the 2012 Warrants was originally $0.75, but was lowered to $0.69 based on the volume-weighted average price of the Company’s common stock for the five trading days after the registration statement on Form S-1 (Registration No. 333-184761) became effective, as required by the terms of the 2012 Convertible Notes and the 2012 Warrants.  The conversion price of the 2012 Convertible Notes and the exercise price of the 2012 Warrants were adjusted to $0.29 per share in November 2013, to $0.22 per share in January 2014 and then to $0.21 in April 2014 as a result of the Company’s issuance of shares of common stock and warrants to purchase common stock in payment of interest obligations to the holders of the 2012 Convertible Notes and 2013 Convertible Notes.

2013 Financing

In June 2013, we entered into a securities purchase agreement, facility agreement and registration rights agreement with certain new and existing investors to provide financing to us of approximately $18.6 million; the investors purchased an aggregate of approximately $18.6 million of 2013 Convertible Notes as well as 2013 Warrants to purchase an aggregate of approximately 81 million shares of our common stock.  None of the principal of the 2013 Convertible Notes has been repaid yet, but $1,765,897 of the principal has been converted into common stock.  In connection with those agreements, we agreed to file a registration statement covering up to the maximum number of shares underlying the 2013 Convertible Notes, 2013 Warrants and the Celgene Warrants (as defined below) that we are able to register pursuant to applicable SEC limitations.  The 2013 Financing documents also allow us to satisfy interest obligations with the issuance of shares of common stock and warrants to purchase common stock for nominal consideration in lieu of cash payments.  On October 1, 2013, we satisfied $478,395.63 in interest obligations by issuing 643,317 shares of stock and warrants to purchase 242,603 shares of common stock for nominal consideration.  On January 2, 2014, we issued 1,596,121 shares of stock and warrants to purchase 535,890 shares of common stock for nominal consideration in satisfaction of our interest obligations of $473,306.28.  These warrants were issued in lieu of shares of Common Stock that would have brought certain investors over a 9.985% ownership threshold set forth in the 2013 Financing documents.

We also entered into a collaboration agreement with Celgene (the “Collaboration Agreement”) pursuant to which Celgene paid us $15 million in exchange for (i) five-year warrants to purchase 7,425,743 shares of common stock and ten-year warrants to purchase 14,851,485 shares of common stock, (ii) a right of first negotiation to our Neo-Kidney Augment Program; and (iii) entering into the Collaboration Agreement in which we agreed to limit development of our Esophagus Program to activities under the Collaboration Agreement and in which we also granted to Celgene the option to acquire the rights to our Esophagus Program for 125% of the value of the program, as determined by independent valuation firms.  The right of first negotiation agreement with Celgene that we entered into in connection with the collaboration agreement granted Celgene a right of first negotiation to the license, sale, assignment, transfer or other disposition by us of any material portion of intellectual property (including patents and trade secrets) or other assets related to the Neo-Kidney Augment program.  Deerfield Special Situations International Master Fund, L.P, Deerfield Special Situations Fund L.P., funds affiliated with HealthCap Venture Capital, funds affiliated with Bay City Capital, Celgene Corporation, a fund affiliated with Empery Asset Management, LP and a fund affiliated with RA Capital Management LLC, each of whom were a 5% stockholder prior to the 2013 Financing, participated in the 2013 Financing.  As a result of the 2013 Financing, Capital Ventures International, Hudson Bay Master Fund LTD, Midsummer Small Cap Master, Ltd., Opus Point Healthcare Innovations Fund, LP, Perceptive Life Sciences Master Fund Ltd, QVT Financial LP and Sabby Management LLC became beneficial owners of 5% of our common stock.

The investors in the 2013 Financing purchased the 2013 Convertible Notes and 2013 Warrants (together, the “Securities”) pursuant to the Call Option (discussed above) granted to the investors in the 2012 Financing.  The investors in the 2013 Financing have the right to participate in any financing conducted by us on or before June 28, 2015.

In connection with the 2013 Financing, we also entered into an Amendment, Waiver and Consent Agreement (the “Amendment, Waiver and Consent Agreement”) with the investors in the 2012 Financing. Pursuant to the Amendment, Waiver and Consent Agreement, we and the investors in the 2012 Financing agreed to amend the documentation related to the 2012 Financing and to waive certain rights thereunder, to, among other things: (i) explicitly permit certain of the investors in the 2012 Financing to assign the rights under the Call Option that each such investor did not exercise to investors in the 2013 Financing; (ii) waive certain procedural requirements regarding the 2013 Financing; (iii) allow us to enter into certain right of first negotiation agreements with respect to our Neo-Urinary Conduit program and Neo-Kidney Augment program, (iv) provide for automatic release of the security interests in assets related to the Esophagus Program upon permitted dispositions of such assets; (v) provide for automatic release of the security interests in assets related to our 80,000 square feet facility in East Norriton, Pennsylvania upon permitted dispositions of such assets; and (vi) allow for waivers and amendments to certain of the 2012 Financing documentation by a super-majority of the investors in the 2012 Financing.

The conversion price of the 2013 Convertible Notes and the exercise price of the 2013 Warrants was originally $0.69, but was lowered to $0.29 per share in November 2013, to $0.22 per share in January 2014 and then to $0.21 in April 2014 as a result of the Company’s issuance of shares of common stock and warrants to purchase common stock in payment of interest obligations to the holders of the 2012 Convertible Notes and 2013 Convertible Notes.

Indemnification Agreements

We indemnify our directors, executive officers and certain key employees to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us. This is required under our amended and restated certificate of incorporation and amended and restated bylaws and we have also entered into separate agreements with each of our directors, executive officers and certain key employees to provide such indemnification.

PRINCIPAL STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock as of March 10, 2014 by each person, or group of persons, who beneficially owns more than 5% of our capital stock; each of our directors and named executive officers; and all current directors and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to convertible notes, warrants and options held by that person that are currently convertible or exercisable, or convertible or exercisable within 60 days of March 10, 2014, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 16,476,729 shares of common stock outstanding on March 10, 2014.

Unless otherwise indicated, the address for each person or entity named below is c/o Tengion Inc., 3929 Westpoint Boulevard, Suite G, Winston-Salem, North Carolina, 27103.

Name of Beneficial Owner	Shares of common stock	Options exercisable within 60 days	Shares issuable upon exercise of warrants or conversion of notes	Total shares of common stock beneficially owned (1)	Beneficial Ownership Percentage
Greater than 5% Beneficial Owner
HealthCap Venture Capital (2)	736,882	—	51,488,636	52,225,518	76.841%
Medtronic, Inc. (3)	247,350	—	605,030	852,380	4.990%
Bay City Capital (4)	207,084	—	1,597,642	1,804,726	9.985%
Celgene Corporation (5)	948,856	—	773,588	1,722,444	9.985%
DAFNA Capital (6)	—	—	1,827,696	1,827,696	9.985%
Affiliates of Deerfield Management Co. (7)	—	—	1,827,696	1,827,696	9.985%
Horizon Technology Finance (8)	—	—	1,827,696	1,827,696	9.985%
RA Capital Management, LLC (9)	948,856	—	773,588	1,722,444	9.985%
Perceptive Life Sciences Master Fund Ltd (10)	—	—	1,827,696	1,827,696	9.985%
QVT Financial LP (11)	324,927	—	1,466,727	1,791,654	9.985%
Sabby Management, LLC (12)	—	—	1,827,696	1,827,696	9.985%
Empery Asset Management LP (13)	62,160	—	1,758,641	1,820,801	9.985%
Capital Ventures International (14)	—	—	1,827,696	1,827,696	9.985%
Midsummer Small Cap Master, Ltd. (15)	217,273	—	1,586,322	1,803,595	9.985%
Hudson Bay Capital Management LP (16)	2,319	—	1,825,120	1,827,439	9.985%
Opus Point Healthcare Innovations Fund, LP (17)	40,616	—	1,782,575	1,823,191	9.985%

Officers and Directors
Carl-Johan Dalsgaard, M.D., Ph.D. (18)	736,882	2,690	51,488,636	52,228,208	76.842%
John L. Miclot	32,840	66,460	—	99,300	*
Tim A. Bertram, D.V.M., Ph.D.	20,603	30,116	—	50,719	*
David I. Scheer	18,839	2,690	—	21,529	*
A. Brian Davis	8,466	12,595	—	21,061	*
Lorin J. Randall	—	4,136	—	4,136	*
Richard E. Kuntz, M.D., M.Sc.	—	2,920	—	2,920	*
Diane K. Jorkasky, M.D.	—	2,970	—	2,920	*
All current directors and executive officers as a group (8 persons)	817,630	124,527	51,488,636	52,430,793	77.002%
____________________
* Less than one percent.
(1)
This table and the information included in the notes below are based upon information supplied by named executive officers, directors and principal stockholders, including, reports and any amendments thereto filed on Schedule 13D, Schedule 13G, Form 3, and Form 4 with the SEC. Except as otherwise indicated, the beneficial ownership limitations set forth in the Amended and Restated 2011 Warrants, 2012 Warrants, 2012 Convertible Notes, 2013 Warrants, 2013 Convertible Notes and Celgene Warrants, as applicable, have been applied to the table.

(2)
Includes 736,882 shares of common stock and Amended and Restated 2011 Warrants to purchase 23,745,790 shares, of which 404,237 shares and warrants to purchase 13,026,431 shares are held directly by HealthCap IV, L.P., a Delaware limited partnership (“HCLP”); 29,495 shares and warrants to purchase 950,495 shares are held directly by HealthCap IV, K.B., a Swedish limited partnership (“HCKB”); 292,094 shares and warrants to purchase 9,412,608 shares are held directly by HealthCap IV BIS, L.P., a Delaware limited partnership (“HCBIS”); and 11,056 shares and warrants to purchase 356,256 shares are held directly by OFCO Club IV, a Swedish non-registered partnership (“OFCO”) (HCLP, HCKB, HCBIS, and OFCO, collectively “HealthCap Venture Capital”).

Includes $500,684.92 of the 2012 Notes and 2012 Warrants to purchase 7,285,186 shares of common stock of which $274,666.24 of the 2012 Notes and 2012 Warrants to purchase 3,996,511 shares are held directly by HCLP; $20,039.91 of the 2012 Notes and 2012 Warrants to purchase 291,589 shares are held directly by HCKB; $198,468.50 of the 2012 Notes and 2012 Warrants to purchase 2,887,805 shares are held directly by HCBIS; and $7,510.27 of the 2012 Notes and 2012 Warrants to purchase 109,281 shares are held directly by OFCO. As of March 10, 2014, the 2012 Notes were convertible into 2,275,842 shares of common stock.

Includes $1,000,000.00 of the 2013 Notes and 2013 Warrants to purchase 13,636,363 shares of common stock of which $548,581.00 of the 2013 Notes and 2013 Warrants to purchase 7,480,652 shares are held directly by HCLP; $40,025.00 of the 2013 Notes and 2013 Warrants to purchase 545,794 shares are held directly by HCKB; $396,394.00 of the 2013 Notes and 2013 Warrants to purchase 5,405,372 shares are held directly by HCBIS; and $15,000.00 of the 2013 Notes and 2013 Warrants to purchase 204,545 shares are held directly by OFCO. As of March 10, 2014, the 2013 Notes were convertible into 4,545,455 shares of common stock.

HealthCap IV GP SA, L.L.C. (“HCSA”), is the sole general partner of HCLP and HCBIS and has voting and dispositive power over the shares held by HCLP and HCBIS. HealthCap IV GP AB, L.L.C. (“HCAB”), is the sole general partner of HCKB and has voting and dispositive power over the shares held by HCKB. HCSA and HCAB disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein. Johan Christenson, Carl-Johan Dalsgaard, M.D., Per-Olof Eriksson, Anki Forsberg, Peder Fredrikson, Jacob Gunterberg, Staffan Lindstrand, Björn Odlander, Per Samuelsson and Eugen Steiner, the members of HCSA and HCAB, may be deemed to possess voting and dispositive power over the shares held by HCLP, HCBIS, and HCKB and may be deemed to have indirect beneficial ownership of the shares held by such entities. The members, including Dr. Dalsgaard, who is one of our directors, disclaim beneficial ownership of shares held by HCLP, HCBIS and HCKB except to the extent of any pecuniary interest therein.

Odlander, Fredrikson & Co AB, L.L.C. (“OFCO AB”) is a member of OFCO and has voting and dispositive power over the shares held by OFCO. OFCO AB disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. Johan Christenson, Carl-Johan Dalsgaard, M.D., Per-Olof Eriksson, Anki Forsberg, Peder Fredrikson, Staffan Lindstrand, Björn Odlander, Per Samuelsson and Eugen Steiner, the members of OFCO AB, may be deemed to possess voting and dispositive power over the shares held by OFCO and may be deemed to have indirect beneficial ownership of the shares held by OFCO. Such persons, including Dr. Dalsgaard, who is one of our directors, disclaim beneficial ownership of shares held by OFCO except to the extent of any pecuniary interest therein.

The addresses of the entities affiliated with HealthCap are Strandvagen 5B, SE-114 51 Stockholm, Sweden and 18 Avenue d’Ouchy, CH-1006 Lausanne, Switzerland. None of the entities affiliated with HealthCap are subject to the beneficial ownership limitations set forth in the Amended and Restated 2011 Warrants, the 2012 Notes, the 2012 Warrants, the 2013 Notes or the 2013 Warrants.

(3)
According to a Schedule 13D/A filed on January 11, 2013, comprised of 247,350 shares of common stock. As of March 10, 2014, the Amended and Restated 2011 Warrants allowed the holder to purchase an additional 17,809,248 shares based on an adjusted exercise price of $0.30 per share. The address of Medtronic, Inc. is 710 Medtronic Parkway, LC 270, Minneapolis, MN 55432-5604. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days’ written notice from the holder to the Company. Dr. Richard E. Kuntz, one of our directors, is Senior Vice President and Chief Scientific Clinical and Regulatory Officer of Medtronic, Inc.

(4)
Includes 207,084 shares of common stock, of which 203,211 shares are held directly by Bay City Capital Fund V, LP and 3,873 shares are held directly by Bay City Capital Fund V Co-Investment Fund, LP. Pursuant to a Securities Purchase Agreement dated October 2, 2012, Bay City Capital Fund V. LP and Bay City Capital Fund V Co-Investment Fund, LP (collectively, “Bay City Capital Funds”) hold $1,000,000 of the 2012 Notes and 2012 Warrants to purchase 13,636,364 shares of our common stock. As of March 10, 2014, the 2012 Notes were convertible into 4,545,455 shares of common stock. Bay City Capital LLC is the manager of the general partner of Bay City Capital Funds. Carl Goldfischer and Fred Craves are managing directors of Bay City Capital LLC and have voting and dispositive power with respect to shares held by Bay City Capital Funds. Each such person disclaims beneficial ownership of shares held by Bay City Capital Funds except to the extent of any pecuniary interest he has therein. The address of Bay City Capital Funds is 750 Battery Street, Suite 400, San Francisco, CA 94111. The 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants held by Bay City Capital Funds prohibit the holder from acquiring shares of common stock upon conversion of the notes or exercise of the warrants to the extent that, upon such conversion or exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding.

(5)
Pursuant to a Securities Purchase Agreement dated October 2, 2012, Celgene holds 948,856 shares of our common stock, $5,002,283.10 of the 2012 Notes and 2012 Warrants to purchase 34,869,236 shares of our common stock. As of March 10, 2014, the 2012 Notes were convertible into 22,737,650 shares of our common stock. In addition, Celgene holds warrants (“Interest Warrants”) to purchase 541,875 shares of our common stock for nominal consideration that were issued as interest payments in lieu of shares of our common stock that would have brought Celgene above the 9.985% limitation (described below). The Interest Warrants are exercisable only to the extent that such exercise would not result in Celgene going over the 9.985% limitation. Pursuant to a Collaboration and Option Agreement dated June 28, 2013, Celgene holds Celgene Warrants to purchase 102,272,727 shares of our common stock. The 2012 Notes, the 2012 Warrants and the Celgene Warrants prohibit the holder from acquiring shares of common stock upon conversion of the notes or exercise of those warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. The address of Celgene Corporation is 86 Morris Avenue, Summit, NJ 07901. Celgene Corporation has board observer rights which can be converted to a seat on the Company’s board of directors at any time at Celgene Corporation’s election. The following executive officers of Celgene Corporation have the power to vote and dispose of the shares held by Celgene Corporation: Robert J. Hugin (Chief Executive Officer, President and Chairman of the Board), Jacqualyn A. Fouse (Executive Vice President and Chief Financial Officer), and Perry A. Karsen (Executive Vice President and Chief Operations Officer). Each such person disclaims beneficial ownership of shares held by Celgene Corporation except to the extent of any pecuniary interest he or she has therein. Celgene Corporation has board observer rights which can be converted to a seat on the Company’s board of directors at any time at Celgene Corporation’s election.

(6)
Pursuant to a Securities Purchase Agreement dated March 1, 2011, and an Exchange Agreement effective December 31, 2012, DAFNA Lifescience Market Neutral LTD, DAFNA Lifescience Select LTD and DAFNA Lifescience LTD (collectively, “DAFNA Capital”) hold Amended and Restated 2011 Warrants to purchase 2,036,161 shares of our common stock. Pursuant to a Securities Purchase Agreement dated October 2, 2012, DAFNA Capital holds 2012 Warrants to purchase 6,818,182 shares of our common stock. Nathan Fischel and Fariba Ghodsian, managing members of DAFNA Capital Management, LLC, have voting and dispositive power with respect to the shares held by the DAFNA Capital. The address of DAFNA Capital is DAFNA Capital Management, LLC, 10990 Wilshire Boulevard, Suite 1400, Los Angeles, CA 90024. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2012 Notes and the 2012 Warrants held by DAFNA Capital prohibit the holder from acquiring shares of common stock upon conversion of the 2012 Notes or exercise of the 2012 Warrants to the extent that, upon such conversion or exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding.

(7)
Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, as of March 10, 2014, Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P. (together, the “Deerfield Funds”) hold Amended and Restated 2011 Warrants to purchase 10,176,771 shares of our common stock based on an adjusted exercise price of $0.30 per share. Pursuant to a Securities Purchase Agreement dated October 2, 2012, the Deerfield Funds purchased $3,000,000 of the 2012 Notes and 2012 Warrants to purchase 41,976,963 shares of our common stock. As of March 10, 2014, the 2012 Notes were convertible into 13,636,363 shares of common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, the Deerfield Funds hold $4,000,000.00 of the 2013 Notes and 2013 Warrants to purchase 54,545,457 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 18,181,818 shares of common stock. James E. Flynn has the power to vote or dispose of the shares held by the Deerfield Funds. The address of the Deerfield Funds is c/o Deerfield Management Co., 780 Third Avenue, 37th Floor, New York, NY 10017. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the notes or exercise of the warrants to the extent that, upon such conversion or exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding.

(8)
On March 14, 2011, Horizon Technology Finance Corporation (“Horizon Technology Finance”) received warrants to purchase 7,068 shares of our common stock. On October 2, 2012, in connection with an amendment to its Venture Loan Agreement with the Company, Horizon Credit II, LLC (“Horizon Credit”), a wholly-owned subsidiary of Horizon Technology Finance, received 2012 Warrants to purchase 5,823,332 shares of our common stock. The principal address of Horizon Technology Finance is 312 Farmington Ave, Farmington CT 06032. Robert D. Pomeroy, Jr., as CEO of Horizon Technology Finance, may be deemed to possess voting and dispositive power over the shares of common stock which Horizon Technology Finance may obtain upon its exercise of its warrant and over the shares of common stock which Horizon Credit may obtain upon its exercise of the 2012 Warrants. The 2012 Warrants held by Horizon Credit prohibit the holder from acquiring shares of common stock upon exercise of these warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding.

(9)
Includes 948,856 shares of common stock, of which 630,536 shares are held directly by RA Capital Healthcare Fund, L.P. (“RA Capital”) and 318,320 shares are held directly by Blackwell Partners, LLC (“Blackwell”). Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, RA Capital and Blackwell hold Amended and Restated 2011 Warrants to purchase 10,176,767 shares of our common stock. Pursuant to a Securities Purchase Agreement dated October 2, 2012, RA Capital and Blackwell hold $5,002,283.11 of the 2012 Notes and 2012 Warrants to purchase 69,738,477 shares of our common stock. As of March 10, 2014, the 2012 Notes were convertible into 22,737,651 shares of our common stock. In addition, RA Capital and Blackwell hold Interest Warrants to purchase 1,630,383 shares of our common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, RA Capital and Blackwell hold $6,700,000.00 of the 2013 Notes and 2013 Warrants to purchase 91,363,639 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 30,454,545 shares of common stock. Mr. Kolchinsky is the manager of RA Capital Management, LLC, which is the investment adviser and sole general partner of RA Capital and the investment adviser of Blackwell. Mr. Kolchinsky has the sole power to vote or dispose of the shares held by RA Capital and Blackwell. The principal address of RA Capital Management, LLC is 20 Park Plaza, Suite 1200, Boston, MA 02116. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the notes or exercise of the warrants to the extent that, upon such exercise or conversion, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding.

(10)
Pursuant to a Securities Purchase Agreement dated June 28, 2013, Perceptive Life Sciences Master Fund Ltd (“Perceptive”) holds $2,000,000.00 of the 2013 Notes and 2013 Warrants to purchase 27,272,725 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 9,090,910 shares of common stock. The address of Perceptive is 499 Park Avenue, 25th Floor, New York, NY 10065. The 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the 2013 Notes or exercise of the 2013 Warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. Joseph Edelman has the power to vote and dispose of the shares held by Perceptive.

(11)
Pursuant to a Securities Purchase Agreement dated June 28, 2013, Quintessence Fund L.P., QVT Fund IV LP and QVT Fund V LP hold $2,000,000.00 of the 2013 Notes and 2013 Warrants to purchase 27,272,727 shares of our common stock. Subject to the blocker described below, as of March 10, 2014, the 2013 Notes were convertible into 9,090,910 shares of common stock. The address of Quintessence Fund L.P., QVT Fund IV LP and QVT Fund V LP is c/o QVT Financial LP, 1177 Avenue of the Americas, 9th Floor, New York, NY 10036. The 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the 2013 Notes or exercise of the 2013 Warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. Management of Quintessence Fund L.P., QVT Fund IV LP and QVT Fund V LP is vested in their general partner, QVT Associates GP LLC, which may be deemed to beneficially own the securities held by Quintessence Fund L.P., QVT Fund IV LP and QVT Fund V LP. QVT Financial LP is the investment manager of Quintessence Fund L.P., QVT Fund IV LP and QVT Fund V LP and shares voting and investment control over the securities held by Quintessence Fund L.P., QVT Fund IV LP and QVT Fund V LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. The managing members of QVT Financial GP LLC are Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu disclaims beneficial ownership of the securities held by Quintessence Fund L.P., QVT Fund IV LP and QVT Fund V LP.

(12)
Pursuant to a Securities Purchase Agreement dated June 28, 2013, Sabby Healthcare Volatility Master Fund, Ltd. (“SHVMF”) and Sabby Volatility Warrant Master Fund, Ltd. (“SVWMF”) hold $285,683.40 of the 2013 Notes and 2013 Warrants to purchase 13,636,367 shares of our common stock. The address of SHVMF and SVWMF is c/o Sabby Management, LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458. As of March 10, 2014, the 2013 Notes were convertible into 1,298,561 shares of common stock. The 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the 2013 Notes or exercise of the 2013 Warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. Sabby Management, LLC serves as the investment manager of SHVMF and SVWMF. Hal Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities covered by this Registration Statement except to the extent of its pecuniary interest therein.

(13)
Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, Empery Asset Master, LTD (“EAM”) and Hartz Capital Investments, LLC (“HCI”) hold Amended and Restated 2011 Warrants to purchase 8,480,642 shares of our common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, EAM and HCI hold 2013 Warrants to purchase 4,772,731 shares of our common stock. The address of EAM and HCI is 1 Rockefeller Plaza, Suite 1205, New York, NY 10020. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the 2013 Notes or exercise of the 2013 Warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. Empery Asset Management LP, the authorized agent of EAM and HCI, has discretionary authority to vote and dispose of the shares held by EAM and HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM and HCI. EAM, HCI, Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(14)
Pursuant to a Securities Purchase Agreement dated June 28, 2013, Capital Ventures International (“CVI”) holds $250,000.00 of the 2013 Notes and 2013 Warrants to purchase 2,509,091 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 1,136,364 shares of common stock. The address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111. The 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the 2013 Notes or exercise of the 2013 Warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(15)
Pursuant to a Securities Purchase Agreement dated June 28, 2013, Midsummer Small Cap Master, Ltd. (“Midsummer”) holds 2013 Warrants to purchase 3,409,093 shares of our common stock. The address of Midsummer is 733 Third Avenue, 19th Floor, New York, NY 10017. The 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the 2013 Notes or exercise of the 2013 Warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. Joshua Thomas and Michel Amsalem have the power to vote and dispose of the shares held by Midsummer.

(16)
Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, Hudson Bay Master Fund LTD (“Hudson Bay”) holds Amended and Restated 2011 Warrants to purchase 3,392,258 shares of our common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, Hudson Bay holds $200,000.00 of the 2013 Notes and 2013 Warrants to purchase 3,409,093 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 909,091 shares of common stock. The address of Hudson Bay is 777 Third Avenue, 30th Floor, New York, NY 10017. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the 2013 Notes or exercise of the 2013 Warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. Hudson Bay Capital Management LP, the investment manager of Hudson Bay, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(17)
Pursuant to a Securities Purchase Agreement dated June 28, 2013, Opus Point Healthcare Innovations Fund, LP (“Opus Point”) holds $250,000.00 of the 2013 Notes and 2013 Warrants to purchase 3,409,093 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 1,136,364 shares of common stock. The address of Opus Point is 787 Seventh Avenue, Floor 48, New York, NY 10019. The 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the 2013 Notes or exercise of the 2013 Warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. Michael S. Weiss has the power to vote and dispose of the shares held by Opus Point.

(18)
Also includes shares beneficially owned by HealthCap Venture Capital (see footnote 2). Dr. Dalsgaard is a member of HCSA, which is the sole general partner of HCLP as well as HCBIS, and has shared voting power and shared investment power with HCLP and HCBIS. Dr. Dalsgaard is also a member of HCAB, which is the sole general partner of HCKB and has shared voting power and shared investment power with HCKB. Dr. Dalsgaard has disclaimed beneficial ownership of the shares listed in footnote 2 except to the extent of his pecuniary interest therein. The address for Dr. Dalsgaard is Strandvдgen 5B, SE-114 51 Stockholm, Sweden and 18 Avenue d’Ouchy, CH-1006 Lausanne, Switzerland.

DESCRIPTION OF CAPITAL STOCK

We are registering shares of our common stock hereunder which were initially issued in respect to the 2011 Financing or are issuable upon the exercise of the Amended and Restated 2011 Warrants.  Therefore, we have provided below a description of our common stock and the Amended and Restated 2011 Warrants.

General

Our fourth amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) authorizes us to issue up to 10,000,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

The following description of our capital stock and other securities, and provisions of our Certificate of Incorporation and second amended and restated bylaws (the “Bylaws”) are summaries and are qualified by reference to the Certificate of Incorporation, Bylaws, and the terms of such instruments.  Copies of these documents have been filed with the SEC, and are incorporated by reference.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders (including the election of directors), except for any amendments to our Certificate of Incorporation that relate solely to the terms of one or more outstanding series of preferred stock, if the holders of such preferred stock are entitled to vote separately or as a class.  We have not provided for cumulative voting for the election of directors.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.  The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Outstanding Shares

As of March 10, 2014, we had 16,476,729 shares of common stock issued and outstanding.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof.  These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.

The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.  In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.  As of March 10, 2014, there are no shares of preferred stock issued or outstanding.

Amended and Restated 2011 Warrants

As further described on page 6 of this prospectus titled “2011 Financing,” on March 1, 2011, we entered into a securities purchase agreement with certain investors named in the table “Selling Stockholders,” pursuant to which we agreed to sell the 2011 Warrants to purchase 1,046,102 shares of our common stock exercisable for a period of five years from the date of their issuance.  The initial exercise price of the 2011 Warrants was $28.80 per share. The holders of the 2011 Warrants agreed to amend and restate the 2011 Warrants.  Pursuant to the Amended and Restated Warrants, the exercise price was adjusted to $1.10.  This exercise price was lowered to $1.01 per share in April 2013 as a result of adjustments to the exercise price of the 2012 Warrants and the conversion price of the 2012 Convertible Notes.  The exercise price was further adjusted to $0.30 per share in January 2014 and then to $0.29 in April 2014 as a result of adjustments to: (i) the exercise price of the 2012 Warrants and the conversion price of 2012 Convertible Notes; (ii) the exercise price of the 2013 Warrants and the conversion price of the 2013 Convertible Notes; and (iii) the exercise price of the Celgene Warrants.  As of March 10, 2014, the holders now have the right, in the aggregate, to purchase 99,682,445 shares of common stock.

The exercise price of the Amended and Restated 2011 Warrants may be decreased in the event of issuance(s) by the Company of other securities with an issue or exercise price lower than the then existing exercise price in effect as described in and subject to the provisions of the Amended and Restated 2011 Warrants. The Amended and Restated 2011 Warrants also provide for a proportionate adjustment in the number of shares underlying the Amended and Restated 2011 Warrants in the event of an adjustment to the exercise price.

Holders of the Amended and Restated 2011 Warrants may exercise their warrants by means of a “cashless exercise.”  In such event, the holder may pay the exercise price with shares underlying the Amended and Restated 2011 Warrants rather than with cash.

The holders of the Amended and Restated 2011 Warrants may also cause us to redeem the warrants upon a “fundamental transaction,” which includes (a) a consolidation, merger or other similar change of control transaction, (b) a sale of all or substantially all of our assets, (c) a sale of a majority of our common stock, (d) certain tender offers or exchange offers, or (e) certain reclassifications of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property.  The redemption value of the Amended and Restated 2011 Warrants will be based on the Black-Scholes option pricing model.

The Amended and Restated 2011 Warrants prohibit the holders from acquiring shares of our common stock upon the exercise of the warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by each holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 4.99% of the total number of shares of our common stock then issued and outstanding.  Subject to certain restrictions, this cap may be adjusted by a holder to any other percentage up to 9.99% upon providing written notice to us.

Registration Rights

On March 4, 2011, we entered into a registration rights agreement with the selling stockholders.  Pursuant to the registration rights agreement, we have agreed to file this post-effective amendment to the registration statement we filed in February 2013, and which went effective on March 28, 2013, of which this prospectus is a part, covering the resale of the shares of the selling stockholders.  We are obligated to maintain the effectiveness of this registration statement until all the underlying shares are sold or otherwise can be sold without registration and without any restrictions.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms.  Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.  The election of directors is determined by a plurality of the stockholder votes cast at the annual meeting.  Our Certificate of Incorporation provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors may call a special meeting of stockholders.

Our Certificate of Incorporation requires a 66 2/3% stockholder vote for the amendment, repeal or modification of certain provisions of our Certificate of Incorporation relating to our board of directors, stockholder actions, amendment of the Certificate of Incorporation or Bylaws, limitation of director liability, and indemnification of directors and officers.  Our Bylaws may be amended or repealed by our board of directors or by a 66 2/3% stockholder vote.  The combination of the classification of our board of directors, the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors.  Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.  In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our company or management.  These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal.  The provisions also are intended to discourage certain tactics that may be used in proxy fights.  However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitations of Liability and Indemnification Matters

Our Certificate of Incorporation and Bylaws indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our Certificate of Incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.  Our Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law.  This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.  Under our Bylaws, we are empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our Certificate of Incorporation and Bylaws, we have entered into indemnification agreements with each of our current directors, officers, and some employees.  These agreements provide for the indemnification of our directors, officers, and some employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents.  We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees.  We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties.  They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders.  A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Quotation

Our common stock is quoted on the OTCQB under the symbol “TNGN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, which is located at 6201 15th Avenue, Brooklyn, New York 11219.

SELLING STOCKHOLDERS

The common shares being offered for resale by the selling stockholders consist of 27,891,407 shares of common stock, including 27,218,851 shares of our common stock issuable upon exercise of the Amended and Restated 2011 Warrants.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus.  Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock.  This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to convertible notes, warrants and options held by that person that are currently convertible or exercisable, or convertible or exercisable within 60 days of March 10, 2014 are deemed outstanding.  Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.  The percentage of beneficial ownership is based on 16,476,729 shares of common stock outstanding on March 10, 2014.

Name of Selling Stockholder (1)(2)	Shares Beneficially Owned prior to Offering		Shares to be Offered		Shares Beneficially Owned after Offering	Percentage Beneficially Owned after Offering
Alice Ann Corporation	169,629	(3)	46,263		123,366	*
Blackwell Partners, LLC	66,894,864	(4)	1,289,219		65,605,645	9.985	% (4)
DAFNA Lifescience LTD	2,899,006	(5)	139,811		2,759,195	9.985	% (5)
DAFNA Lifescience Market Neutral LTD	2,090,443	(6)	123,840		1,966,603	9.985	% (6)
DAFNA Lifescience Select LTD	3,864,894	(7)	291,665		3,573,229	9.985	% (7)
David & Carole Brown Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97	169,629		46,263		123,366	*
Deerfield Special Situations Fund L.P.	73,848,491	(8)	1,082,435		72,766,056	9.985	% (8)
Deerfield Special Situations International Master Fund, L.P.	64,714,198	(9)	1,693,047		63,021,151	9.985	% (9)
Dennis D. Gonyea	169,629		46,263		123,366	*
Dorothy J. Hoel	169,629		46,263		123,366	*
Dr. Paul and Nancy Seel Joint Account	169,629		46,263		123,366	*
Edward Hurwitz	254,402		69,382		185,020	*
Empery Asset Master, LTD	4,818,056	(10)	925,161		3,892,895	9.985	% (10)
Gary A. Bergren	169,629		46,263		123,366	*
Hartz Capital Investments, LLC	8,497,477	(11)	1,387,741		7,109,736	9.985	% (11)
HealthCap IV Bis LP	20,701,800	(12)	2,735,623	(13)	17,966,177	48.707%
HealthCap IV KB	2,090,396	(14)	276,246	(15)	1,814,150	9.786%
HealthCap IV, L.P.	28,649,864	(16)	3,785,921	(17)	24,863,943	55.596%
Hudson Bay Master Fund Ltd.	7,687,394	(18)	925,161		6,762,233	9.985	% (18)
Iroquois Master Fund Ltd.	3,392,258		925,161		2,467,097	9.99	% (19)
John T. Potter	169,629		46,263		123,366	*
Kingsbrook Opportunities Master Fund LP	2,687,570	(20)	765,455		1,922,115	9.99	% (20)
Medtronic, Inc.	18,056,598	(21)	5,104,418	(22)	12,952,180	9.999	% (21)
OFCO Club IV	1,997,803	(23)	103,541	(24)	1,894,262	10.260%
Option Opportunities Corp.	3,117,354	(25)	850,187		2,267,167	9.999	% (25)
Parallax Biomedical Fund, L.P.	678,429	(26)	185,027		493,402	2.876%
Preventive Cardiovascular Nurses Association	212,069	(27)	57,836		154,233	*
Pyramid Partners, L.P.	466,461	(28)	127,217		339,244	2.002%
RA Capital Healthcare Fund, L.P.	160,155,454	(29)	1,486,263		158,669,191	9.985	% (29)
RBC Capital Markets LLC as Custodian FBO Robert H. Clayburgh IRA	169,629		46,263		123,366	*
Robert G. Allison	339,266		92,527		246,739	1.467%
RTW Master Fund LTD	1,696,127	(30)	462,580		1,233,547	6.788%
UBS Financial Services Inc. as Custodian FBO Bradley A. Erickson IRA	169,629		46,263		123,366	*
Warberg WF I, L.P.	9,325,481	(31)	2,543,313		6,782,168	9.99	% (31)
William H. Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96	169,629		46,263		123,366	*
* Less than one percent.

 _______________________________________
(1)
This table and the information included in the notes below are based upon information supplied by the selling stockholders, including, reports and any amendments thereto filed on Schedule 13D, Schedule 13G, Form 3, and Form 4 with the SEC.

(2)
Except with respect to the percentage listed in the last column, the table above does not apply any beneficial ownership limitations set forth in the 2011 Warrants, Amended and Restated 2011 Warrants, 2012 Warrants, 2012 Notes, 2013 Warrants, 2013 Notes or Celgene Warrants.

(3)	JoAnn Dvorak has voting and dispositive power with respect to the shares held by Alice Ann Corporation.
(4)
Blackwell holds 318,320 shares of our common stock.  Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, Blackwell holds Amended and Restated 2011 Warrants to purchase 4,727,138 shares of our common stock. Pursuant to a Securities Purchase Agreement dated October 2, 2012, Blackwell holds $2,000,912.73 of the 2012 Notes and 2012 Warrants to purchase 27,895,037 shares of our common stock. As of March 10, 2014, the 2012 Notes were convertible into 9,095,058 shares of our common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, Blackwell holds $1,340,000.00 of the 2013 Notes and 2013 Warrants to purchase 18,272,728 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 6,090,909 shares of common stock. In addition, Blackwell holds Interest Warrants to purchase 495,674 shares of our common. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the notes or exercise of these warrants to the extent that, upon such conversion or exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. In the absence of the percentage ownership limitations set forth in the Amended and Restated 2011 Warrants, the 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants, such holder would beneficially own 78.992% of the shares after the offering. Peter Kolchinsky is the manager of RA Capital Management, LLC, which is the investment adviser of Blackwell. Mr. Kolchinsky has voting and dispositive power with respect to the shares held by Blackwell.

(5)
Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, DAFNA Lifescience LTD holds Amended and Restated 2011 Warrants to purchase 512,642 shares of our common stock. Pursuant to a Securities Purchase Agreement dated October 2, 2012, DAFNA Lifescience LTD also holds 2012 Warrants to purchase 2,386,364 shares of our common stock. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2012 Warrants prohibit the holder from acquiring shares of common stock upon exercise of those warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. In the absence of the percentage ownership limitations set forth in the 2011 Warrants and the 2012 Warrants, such holder would beneficially own 14.240% of the shares after the offering. Nathan Fischel and Fariba Ghodsian, managing members of DAFNA Capital Management, LLC, have voting and dispositive power with respect to the shares held by the DAFNA Lifescience LTD.

(6)
Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, DAFNA Lifescience Market Neutral LTD holds Amended and Restated 2011 Warrants to purchase 454,080 shares of our common stock. Pursuant to a Securities Purchase Agreement dated October 2, 2012, DAFNA Lifescience Market Neutral LTD also holds 2012 Warrants to purchase 1,636,363 shares of our common stock. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2012 Warrants prohibit the holder from acquiring shares of common stock upon exercise of those warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. In the absence of the percentage ownership limitations set forth in the 2011 Warrants and the 2012 Warrants, such holder would beneficially own 10.592% of the shares after the offering. Nathan Fischel and Fariba Ghodsian, managing members of DAFNA Capital Management, LLC, have voting and dispositive power with respect to the shares held by the DAFNA Lifescience Market Neutral LTD.

(7)
Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, DAFNA Lifescience Select LTD holds Amended and Restated 2011 Warrants to purchase 1,069,439 shares of our common stock. Pursuant to a Securities Purchase Agreement dated October 2, 2012, DAFNA Lifescience Select LTD also holds 2012 Warrants to purchase 2,795,455 shares of our common stock. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of those warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2012 Warrants prohibit the holder from acquiring shares of common stock upon exercise of those warrants to the extent that, upon such conversion or exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. In the absence of the percentage ownership limitations set forth in the 2011 Warrants and the 2012 Warrants, such holder would beneficially own 17.566% of the shares after the offering. Nathan Fischel and Fariba Ghodsian, managing members of DAFNA Capital Management, LLC, have voting and dispositive power with respect to the shares held by the DAFNA Lifescience Select LTD.

(8)
Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, Deerfield Special Situations Fund, L.P. (“DSSF”) holds Amended and Restated 2011 Warrants to purchase 3,968,931 shares of our common stock. Pursuant to a Securities Purchase Agreement dated October 2, 2012, DSSI holds $1,380,000.00 of the 2012 Notes and 2012 Warrants to purchase 19,309,406 shares of our common stock. As of March 10, 2014, the 2012 Notes were convertible into 6,272,727 shares of common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, DSSF holds $2,435,000.00 of the 2013 Notes and 2013 Warrants to purchase 33,204,547 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 11,068,182 shares of common stock. In addition, DSSF holds Interest Warrants to purchase 24,698 shares of our common. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of those warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the notes or exercise of those warrants to the extent that, upon such conversion or exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. In the absence of the percentage ownership limitations set forth in the Amended and Restated 2011 Warrants, the 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants, such holder would beneficially own 80.560% of the shares after the offering. James E. Flynn has the power to vote and dispose of the shares held by DSSF.

(9)
Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, Deerfield Special Situations International Master Fund, L.P. (“DSSI”) holds Amended and Restated 2011 Warrants to purchase 6,207,840 shares of our common stock. Pursuant to a Securities Purchase Agreement dated October 2, 2012, DSSI holds $1,620,000.00 of the 2012 Notes and 2012 Warrants to purchase 22,667,557 shares of our common stock. As of March 10, 2014, the 2012 Notes were convertible into 7,363,636 shares of common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, DSSI holds $1,565,000.00 of the 2013 Notes and 2013 Warrants to purchase 21,340,910 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 7,113,636 shares of common stock. In addition, DSSI holds Interest Warrants to purchase 20,619 shares of our common. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of those warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the notes or exercise of those warrants to the extent that, upon such conversion or exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. In the absence of the percentage ownership limitations set forth in the Amended and Restated 2011 Warrants, the 2012 Notes and the 2012 Warrants, such holder would beneficially own 77.621% of the shares after the offering. James E. Flynn has the power to vote and dispose of the shares held by DSSI.

(10)
EAM holds 62,160 shares of our common stock.  Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, EAM holds Amended and Restated 2011 Warrants to purchase 3,392,258 shares of our common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, EAM holds 2013 Warrants to purchase 1,363,638 shares of our common stock. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2013 Warrants prohibit the holder from acquiring shares of common stock upon exercise of the 2013 Warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. In the absence of the percentage ownership limitations set forth in the Amended and Restated 2011 Warrants and the 2013 Warrants, such holder would beneficially own 18.334% of the shares after the offering. Empery Asset Management LP, the authorized agent of EAM, has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(11)
Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, HCI holds Amended and Restated 2011 Warrants to purchase 5,088,384 shares of our common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, HCI holds 2013 Warrants to purchase 3,409,093 shares of our common stock. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2013 Warrants prohibit the holder from acquiring shares of common stock upon exercise of the 2013 Warrants to the extent that, upon such exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. In the absence of the percentage ownership limitations set forth in the Amended and Restated 2011 Warrants and the 2013 Warrants, such holder would beneficially own 28.468% of the shares after the offering. Empery Asset Management LP, the authorized agent of HCI, has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(12)
HCBIS holds 292,094 shares of our common stock. Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, HCBIS holds Amended and Restated 2011 Warrants to purchase 9,412,608 shares of our common stock. Pursuant to a Securities Purchase Agreement dated October 2, 2012, HCBIS holds $198,468.50 of the 2012 Notes and 2012 Warrants to purchase 2,887,805 shares of our common stock. As of March 10, 2014, the 2012 Notes were convertible into 902,130 shares of common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, HCBIS holds $396,394.00 of the 2013 Notes and 2013 Warrants to purchase 5,405,372 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 1,801,791 shares of common stock. Currently, HCBIS is not subject to the beneficial ownership limitations set forth in the Amended and Restated 2011 Warrants, the 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants. HCSA is the sole general partner of HCBIS and has voting and dispositive power over the shares held by HCBIS. HCSA disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. Johan Christenson, Carl-Johan Dalsgaard, M.D., Per-Olof Eriksson, Anki Forsberg, Peder Fredrikson, Jacob Gunterberg, Staffan Lindstrand, Björn Odlander, Per Samuelsson and Eugen Steiner, the members of HCSA, may be deemed to possess voting and dispositive power over the shares held by HCBIS and may be deemed to have indirect beneficial ownership of the shares held by HCBIS. Such persons, including Dr. Dalsgaard, who is one of our directors, disclaim beneficial ownership of shares held by HCBIS except to the extent of any pecuniary interest therein.

(13)	Represents 168,548 shares of common stock issued in the 2011 Financing and 2,567,075 shares issuable upon exercise of the Amended and Restated 2011 Warrants.

(14)
HCKB holds 29,495 shares of our common stock. Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, HCKB holds Amended and Restated 2011 Warrants to purchase 950,495 shares of our common stock. Pursuant to a Securities Purchase Agreement dated October 2, 2012, HCKB holds $20,039.91 of the 2012 Notes and 2012 Warrants to purchase 291,589 shares of our common stock. As of March 10, 2014, the 2012 Notes were convertible into 29,043 shares of common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, HCKB holds $40,025.00 of the 2013 Notes and 2013 Warrants to purchase 545,794 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 181,932 shares of common stock. Currently, HCKB is not subject to the beneficial ownership limitations set forth in the Amended and Restated 2011 Warrants, the 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants. HealthCap IV GP AB, L.L.C. (“HCAB”), is the sole general partner of HCKB and has voting and dispositive power over the shares held by HCKB. HCAB disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. Johan Christenson, Carl-Johan Dalsgaard, M.D., Per-Olof Eriksson, Anki Forsberg, Peder Fredrikson, Jacob Gunterberg, Staffan Lindstrand, Björn Odlander, Per Samuelsson and Eugen Steiner, the members of HCAB, may be deemed to possess voting and dispositive power over the shares held by HCKB and may be deemed to have indirect beneficial ownership of the shares held by HCKB. Such persons, including Dr. Dalsgaard, who is one of our directors, disclaim beneficial ownership of shares held by HCKB except to the extent of any pecuniary interest therein.

(15)	Represents 17,020 shares of common stock issued in the 2011 Financing and 259,226 shares issuable upon exercise of the Amended and Restated 2011 Warrants.

(16)
HCLP holds 404,237 shares of our common stock. Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, HCLP holds Amended and Restated 2011 Warrants to purchase 13,026,431 shares of our common stock. Pursuant to a Securities Purchase Agreement dated October 2, 2012, HCLP holds $274,666.24 of the 2012 Notes and 2012 Warrants to purchase 3,996,511 shares of our common stock. As of March 10, 2014, the 2012 Notes were convertible into 1,248,483 shares of common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, HCLP holds $548,581.00 of the 2013 Notes and 2013 Warrants to purchase 7,480,652 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 2,493,550 shares of common stock. Currently, HCLP is not subject to the beneficial ownership limitations set forth in the Amended and Restated 2011 Warrants, the 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants. HCSA, is the sole general partner of HCLP and has voting and dispositive power over the shares held by HCLP. HCSA disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. Johan Christenson, Carl-Johan Dalsgaard, M.D., Per-Olof Eriksson, Anki Forsberg, Peder Fredrikson, Jacob Gunterberg, Staffan Lindstrand, Björn Odlander, Per Samuelsson and Eugen Steiner, the members of HCSA, may be deemed to possess voting and dispositive power over the shares held by HCLP and may be deemed to have indirect beneficial ownership of the shares held by HCLP. Such persons, including Dr. Dalsgaard, who is one of our directors, disclaim beneficial ownership of shares held by HCLP except to the extent of any pecuniary interest therein.

(17)	Represents 233,258 shares of common stock issued in the 2011 Financing and 3,552,663 shares issuable upon exercise of the Amended and Restated 2011 Warrants.

(18)
Hudson Bay holds 2,319 shares of our common stock.  Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, Hudson Bay holds Amended and Restated 2011 Warrants to purchase 3,392,258 shares of our common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, Hudson Bay holds $194,419.18 of the 2013 Notes and 2013 Warrants to purchase 3,409,093 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 883,724 shares of common stock. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the 2013 Notes or exercise of the 2013 Warrants to the extent that, upon such conversion exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. In the absence of the ownership limitations set forth in the Amended and Restated 2011 Warrants, the 2013 Notes and the 2013 Warrants, such holder would beneficially own 27.987% of the shares after the offering. Hudson Bay Capital Management LP, the investment manager of Hudson Bay, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(19)
Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. In the absence of the percentage ownership limitations set forth in the Amended and Restated 2011 Warrants, such holder would beneficially own 12.417% of the shares after the offering. Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”).  Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF.  As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF.  Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(20)
Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. In the absence of the percentage ownership limitations set forth in the Amended and Restated 2011 Warrants, such holder would beneficially own 10.030% of the shares after the offering. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities.  Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities.  KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners.  Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC.  Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(21)
Medtronic, Inc. (“Medtronic”) holds 247,350 shares of our common stock.  Medtronic also holds Amended and Restated 2011 Warrants to purchase 17,809,248 shares of our common stock.  Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of those warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding.  This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. In the absence of the percentage ownership limitations set forth in the Amended and Restated 2011 Warrants, such holder would beneficially own 37.777% of the shares after the offering. Dr. Richard E. Kuntz, one of the Company’s directors, is Senior Vice President and Chief Scientific Clinical and Regulatory Officer of Medtronic, Inc.

(22)	Represents 247,350 shares of common stock issued in the 2011 Financing and 4,857,068 shares issuable upon exercise of the Amended and Restated 2011 Warrants.

(23)
OFCO Club IV (“OFCO Club”) holds 11,056 shares of our common stock. Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, OFCO Club holds Amended and Restated 2011 Warrants to purchase 356,256 shares of our common stock. Pursuant to a Securities Purchase Agreement dated October 2, 2012, OFCO Club holds $274,666.24 of the 2012 Notes and 2012 Warrants to purchase 109,281 shares of our common stock. As of March 10, 2014, the 2012 Notes were convertible into 1,248,483 shares of common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, OFCO Club holds $15,000.00 of the 2013 Notes and 2013 Warrants to purchase 204,545 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 68,182 shares of common stock. Currently, OFCO Club is not subject to the beneficial ownership limitations set forth in the Amended and Restated 2011 Warrants, the 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants. OFCO AB is a member of OFCO Club and has voting and dispositive power over the shares held by OFCO Club. OFCO AB disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. Johan Christenson, Carl-Johan Dalsgaard, M.D., Per-Olof Eriksson, Anki Forsberg, Peder Fredrikson, Staffan Lindstrand, Björn Odlander, Per Samuelsson and Eugen Steiner, the members of OFCO AB, may be deemed to possess voting and dispositive power over the shares held by OFCO Club and may be deemed to have indirect beneficial ownership of the shares held by OFCO Club. Such persons, including Dr. Dalsgaard, who is one of our directors, disclaim beneficial ownership of shares held by OFCO Club except to the extent of any pecuniary interest therein.

(24)	Represents 6,380 shares of common stock issued in the 2011 Financing and 97,161 shares issuable upon exercise of the Amended and Restated 2011 Warrants.

(25)
Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. In the absence of the percentage ownership limitations set forth in the Amended and Restated 2011 Warrants, such holder would beneficially own 11.571% of the shares after the offering.  David Dury, Daniel Warsh and Jonathan Blumberg have voting and dispositive power with respect to the shares held by Option Opportunities Corp.

(26)
Kellie Seringer is the Managing Member of Symmetry Capital Management, LLC, which is the general partner of Parallax Biomedical Fund, L.P.  Ms. Seringer has voting and dispositive power with respect to the shares held by Parallax Biomedical Fund, L.P.

(27)	Sue Koob is Chief Executive Officer of Preventive Cardiovascular Nurses Association (“PCNA”) and has voting and dispositive power with respect to the shares held by PCNA.
(28)
Richard W. Perkins is President of Perkins Capital Management, Inc., which is the general partner of Pyramid Partners, L.P. Mr. Perkins has voting and dispositive power with respect to the shares held by Pyramid Partners, L.P.

(29)
RA Capital holds 630,536 shares of our common stock.  Pursuant to a Securities Purchase Agreement dated March 1, 2011 and an Exchange Agreement effective December 31, 2012, RA Capital holds Amended and Restated 2011 Warrants to purchase 5,449,629 shares of our common stock. Pursuant to a Securities Purchase Agreement dated October 2, 2012, RA Capital holds $3,001,370.38 of the 2012 Notes and 2012 Warrants to purchase 41,843,440 shares of our common stock. As of March 10, 2014, the 2012 Notes were convertible into 13,642,593 shares of our common stock. Pursuant to a Securities Purchase Agreement dated June 28, 2013, RA Capital holds $5,360,000.00 of the 2013 Notes and 2013 Warrants to purchase 73,090,911 shares of our common stock. As of March 10, 2014, the 2013 Notes were convertible into 24,363,636 shares of common stock. In addition, RA Capital holds Interest Warrants to purchase 1,134,709 shares of our common stock. Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. The 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants prohibit the holder from acquiring shares of common stock upon conversion of the notes or exercise of those warrants to the extent that, upon such conversion or exercise, the number of shares of common stock then beneficially owned by the holder and its affiliates and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our common stock then issued and outstanding. In the absence of the percentage ownership limitations set forth in the Amended and Restated 2011 Warrants, the 2012 Notes, the 2012 Warrants, the 2013 Notes and the 2013 Warrants, such holder would beneficially own 90.152% of the shares after the offering. Peter Kolchinsky is the manager of RA Capital Management, LLC, which is the investment adviser and sole general partner of RA Capital. Mr. Kolchinsky has voting and dispositive power with respect to the shares held by RA Capital.

(30)
Roderick Wong is the Portfolio Manager of RTW Investments, LLC, which is the investment adviser of RTW Master Fund LTD. Mr. Wong has voting and dispositive power with respect to the shares held by RTW Master Fund LTD.

(31)
Under the terms of the Amended and Restated 2011 Warrants, the number of shares of our common stock that may be acquired by such holder upon any exercise of such warrants is generally limited to the extent necessary to ensure that, following such exercise, the total number of shares of our common stock then beneficially owned by a holder, together with its affiliates and any other persons or entities whose beneficial ownership, as calculated pursuant to Section 13(d) of the Exchange Act and the applicable regulations of the SEC, could not exceed 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be increased to 9.99% of the total number of shares of our common stock then issued and outstanding upon 61 days written notice from the holder to the Company. In the absence of the percentage ownership limitations set forth in the Amended and Restated 2011 Warrants, such holder would beneficially own 26.285% of the shares after the offering.  Daniel Warsh and Jonathan Blumberg are executive officers of Warberg Asset Management LLC, which is the general partner of Warberg WF I, L.P. Messrs. Warsh and Blumberg have voting and dispositive power with respect to the shares held by Warberg WF I, L.P.

PLAN OF DISTRIBUTION

The common shares being offered for resale by the selling stockholders consist of 27,891,407 shares of our common stock, including 27,218,851 shares of our common stock issuable upon exercise of the Amended and Restated 2011 Warrants.  We will pay any fees and expenses incurred by us incident to the registration of the securities.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling securities:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

• in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

• a combination of any such methods of sale; or

• any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM−2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The financial statements of the Company at December 31, 2012 and 2013 and for each of the years then ended, and for the period July 10, 2003 (inception) through December 31, 2013 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 of the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the resale of the shares of our common stock offered hereby.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.  Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith.  Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document.  With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.  A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.  The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the SEC’s website is http://www.sec.gov.

TENGION, INC.
(A Development-Stage Company)

Report of Independent Registered Public Accounting Firm

Board of Directors
Tengion, Inc.

We have audited the accompanying balance sheets of Tengion, Inc. (a development stage company) as of December 31, 2013 and 2012, and the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended, and for the period July 10, 2003 (inception) through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tengion, Inc. at December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended and for the period from July 10, 2003 (inception) through December 31, 2013, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recurring losses from operations and deficits in operating cash flow that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 26, 2014

TENGION, INC.
(A Development-Stage Company)

Balance Sheets
(in thousands, except per share data)

	December 31,
	2012	2013

ASSETS
Current assets:
Cash and cash equivalents	$7,536	$21,510
Restricted cash	1,000	—
Prepaid expenses and other	360	334
Total current assets	8,896	21,844
Property and equipment, net of accumulated depreciation of $13,072 and $13,339 as of December 31, 2012 and 2013, respectively	612	454
Other assets	2,927	3,426
Total assets	$12,435	$25,724

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt, net of debt discount of $157 and $52 as of December 31, 2012 and 2013, respectively	$1,786	$1,329
Current portion of lease liability	536	665
Accounts payable	644	853
Accrued expenses	2,170	2,366
Derivative liability	2,449	—
Warrant liability	6,178	11,425
Total current liabilities	13,763	16,638
Long-term debt and embedded derivative, net of debt discount of $7,515 and $7,814 as of December 31, 2012 and 2013, respectively	9,483	25,623
Lease liability	524	307
Other liabilities	8	12
Total liabilities	23,778	42,580

Commitments and contingencies (Note 15)	—	—

Stockholders’ deficit:
Preferred stock, $0.001 par value; 10,000 shares authorized; zero shares issued or outstanding at December 31, 2012 and 2013	—	—
Common stock, $0.001 par value; 750,000 shares authorized; 2,449 and 6,822 shares issued and outstanding at December 31, 2012 and 2013, respectively	2	7
Additional paid-in capital	235,828	249,237
Deficit accumulated during the development stage	(247,173)	(266,100)
Total stockholders’ deficit	(11,343)	(16,856)
Total liabilities and stockholders’ deficit	$12,435	$25,724

The accompanying notes are an integral part of these financial statements.

TENGION, INC.
(A Development-Stage Company)

Statements of Operations and Comprehensive Loss
(in thousands, except per share data)

	Year Ended December 31,		Period from July 10, 2003 (inception) through December 31, 2013
	2012	2013
Revenue	$—	$—	$—

Operating expenses:
Research and development	10,103	9,480	137,440
General and administrative	5,496	6,295	53,684
Depreciation	456	267	23,875
Impairment of property and equipment	—	—	7,371
Other expense, net	165	555	2,425

Total operating expenses	(16,220)	(16,597)	(224,795)

Loss from operations	(16,220)	(16,597)	(224,795)
Interest income	27	47	8,586
Interest expense	(2,957)	(7,622)	(25,468)
Change in fair value of embedded derivative and derivative liability	944	(3,088)	(2,144)
Change in fair value of warrant liability	1,277	8,333	26,108

Net loss	$(16,929)	$(18,927)	$(217,713)

Other comprehensive loss	—	—
Comprehensive loss	$(16,929)	$(18,927)
Basic and diluted net loss per share	$(7.13)	$(4.70)
Weighted-average common stock outstanding – basic and diluted	2,374	4,024

The accompanying notes are an integral part of these financial statements.

TENGION, INC.
(A Development-Stage Company)

Statements of Redeemable Convertible Preferred Stock
and Stockholders’ Equity (Deficit)
(in thousands, except per share data)

			Stockholders’ equity (deficit)
	Redeemable convertible preferred stock		Common stock		Additional paid-in	Deferred	Deficit accumulated during the development
	Shares	Amount	Shares	Amount	capital	compensation	stage	Total

Balance, July 10, 2003	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock to initial stockholder	—	—	138	—	—	—	—	—
Effect of June 2012 reverse stock split (see Note 3)	—	—	(124)	—	—	—	—	—
Net loss	—	—	—	—	—	—	(1,032)	(1,032)
Balance, December 31, 2003	—	—	14	—	—	—	(1,032)	(1,032)
Issuance of Series A Redeemable Convertible Preferred stock at $1.62 per share, net of expenses	18,741	30,126	—	—	—	—	—	—
Conversion of notes payable, including interest	2,203	3,562	—	—	—	—	—	—
Issuance of restricted common stock to employees and nonemployees	—	—	24	1	336	(336)	—	1
Issuance of common stock to consultants	—	—	14	—	21	—	—	21
Issuance of common stock to convertible noteholders	—	—	9	—	67	—	—	67
Issuance of options to purchase common stock to consultants for services rendered	—	—	—	—	14	(14)	—	—
Amortization of deferred compensation	—	—	—	—	—	23	—	23
Change in value of restricted common stock subject to vesting	—	—	—	—	11	(11)	—	—
Accretion of redeemable convertible preferred stock to redemption value	—	1,035	—	—	—	—	(1,035)	(1,035)
Net loss	—	—	—	—	—	—	(2,438)	(2,438)
Balance, December 31, 2004	20,944	34,723	61	1	449	(338)	(4,505)	(4,393)
Issuance of Series A Redeemable Convertible Preferred stock at $1.62 per share, net of expenses	3,247	5,223	—	—	—	—	—	—
Issuance of restricted common stock to employees and nonemployees at $2.32 per share	—	—	6	—	140	(139)	—	1
Issuance of warrants to purchase preferred stock to noteholders	—	—	—	—	681	—	—	681
Issuance of options to purchase common stock to consultants for services rendered	—	—	—	—	7	(7)	—	—
Amortization of deferred compensation	—	—	—	—	—	111	—	111
Accretion of redeemable convertible preferred stock to redemption value	—	3,164	—	—	—	—	(3,164)	(3,164)
Net loss	—	—	—	—	—	—	(9,627)	(9,627)
Balance, December 31, 2005	24,191	43,110	67	1	1,277	(373)	(17,296)	(16,391)
Issuance of Series B Redeemable Convertible Preferred stock at $1.82 per share, net of expenses	27,637	50,040	—	—	—	—	—	—
Issuance of restricted common stock to employees	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of options	—	—	—	—	9	—	—	9
Repurchased nonvested restricted stock	—	—	(1)	—	—	—	—	—
Reclassification of deferred compensation	—	—	—	—	(373)	373	—	—
Reclassification of warrants to purchase preferred stock	—	—	—	—	(681)	—	—	(681)
Stock-based compensation expense	—	—	—	—	400	—	—	400
Accretion of redeemable convertible preferred stock to redemption value	—	5,640	—	—	—	—	(5,640)	(5,640)
Net loss	—	—	—	—	—	—	(20,873)	(20,873)
Balance, December 31, 2006	51,828	98,790	66	1	632	—	(43,809)	(43,176)
Issuance of Series C Redeemable Convertible Preferred stock at $1.82 per share, net of expenses	18,333	33,219	—	—	—	—	—	—
Issuance of common stock upon exercise of options	—	—	3	—	60	—	—	60
Repurchased vested restricted stock	—	—	(1)	—	(94)	—	—	(94)
Stock-based compensation expense	—	—	—	—	664	—	—	664
Accretion of redeemable convertible preferred stock to redemption value	—	8,742	—	—	—	—	(8,742)	(8,742)
Net loss	—	—	—	—	—	—	(30,988)	(30,988)
Balance, December 31, 2007	70,161	$140,751	68	$1	$1,262	$—	$(83,539)	$(82,276)

The accompanying notes are an integral part of the financial statements.

TENGION, INC.
(A Development-Stage Company)

Statements of Redeemable Convertible Preferred Stock
and Stockholders’ Equity (Deficit) – (continued)
(in thousands, except per share data)

			Stockholders’ equity (deficit)
	Redeemable convertible preferred stock		Common stock		Additional paid-in	Deferred	Deficit accumulated during the development
	Shares	Amount	Shares	Amount	Capital	compensation	stage	Total

Balance, December 31, 2007	70,161	$140,751	68	$1	$1,262	$—	$(83,539)	$(82,276)
Issuance of Series C Redeemable Convertible Preferred stock at $1.82 per share, net of expenses	11,793	21,352	—	—	—	—	—	—
Issuance of common stock upon exercise of options	—	—	—	—	28	—	—	28
Repurchased vested restricted stock	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,317	—	—	1,317
Accretion of redeemable convertible preferred stock to redemption value	—	11,754	—	—	—	—	(11,754)	(11,754)
Net loss	—	—	—	—	—	—	(42,393)	(42,393)
Balance, December 31, 2008	81,954	173,857	68	1	2,607	—	(137,686)	(135,078)
Issuance of common stock upon exercise of options	—	—	2	—	54	—	—	54
Stock-based compensation expense	—	—	—	—	855	—	—	855
Accretion of redeemable convertible preferred stock to redemption value	—	14,059	—	—	—	—	(14,059)	(14,059)
Net loss	—	—	—	—	—	—	(29,845)	(29,845)
Balance, December 31, 2009	81,954	187,916	70	1	3,516	—	(181,590)	(178,073)
Issuance of common stock upon exercise of options	—	—	3	—	14	—	—	14
Accretion of redeemable convertible preferred stock to redemption value	—	3,993	—	—	—	—	(3,993)	(3,993)
Conversion of preferred stock to common stock	(81,954)	(191,909)	566	—	191,909	—	—	191,909
Conversion of preferred stock warrants to common stock warrants	—	—	—	—	123	—	—	123
Proceeds from initial public offering, net of expenses	—	—	600	—	25,727	—	—	25,727
Stock-based compensation expense	—	—	—	—	953	—	—	953
Net loss	—	—	—	—	—	—	(25,600)	(25,600)
Balance, December 31, 2010	—	—	1,239	1	222,242	—	(211,183)	11,060
Proceeds from equity financing, net of expenses	—	—	1,108	1	28,940	—	—	28,941
Issuance of warrants to purchase common stock issued in connection with equity financing	—	—	—	—	(16,947)	—	—	(16,947)
Issuance of common stock upon exercise of options	—	—	18	—	83	—	—	83
Issuance of restricted stock to employees	—	—	31	—	—	—	—	—
Cancellation of restricted stock to employees	—	—	(15)	—	—	—	—	—
Issuance of warrants to purchase common stock in connection with debt financing	—	—	—	—	105	—	—	105
Stock-based compensation expense	—	—	—	—	834	—	—	834
Net loss	—	—	—	—	—	—	(19,061)	(19,061)
Balance, December 31, 2011	—	—	2,381	2	235,257	—	(230,244)	5,015
Issuance of common stock upon exercise of options	—	—	3	—	10	—	—	10
Issuance of restricted stock to employees	—	—	68	—	—	—	—	—
Cancellation of restricted stock to employees	—	—	(3)	—	(5)	—	—	(5)
Stock-based compensation expense	—	—	—	—	566	—	—	566
Net loss	—	—	—	—	—	—	(16,929)	(16,929)
Balance, December 31, 2012	—	—	2,449	2	235,828	—	(247,173)	(11,343)
Issuance of common stock for payment of interest	—	—	2,575	3	1,535	—	—	1,538
Proceeds from Celgene Collaboration and Option Agreement and Right of First Negotiation Agreement, net of expenses and proceeds allocable to issuance of warrants	—	—	—	—	10,859	—	—	10,859
Cancellation of restricted stock to employees	—	—	(6)	—	(7)	—	—	(7)
Issuance of common stock upon exercise of warrants	—	—	577	1	279	—	—	280
Issuance of common stock upon conversion of 2012 Convertible Notes	—	—	1,227	1	230	—	—	231
Stock-based compensation expense	—	—	—	—	513	—	—	513
Net loss	—	—	—	—	—	—	(18,927)	(18,927)
Balance, December 31, 2013	—	$—	6,822	$7	$249,237	$—	$(266,100)	$(16,856)

The accompanying notes are an integral part of the financial statements.

TENGION, INC.
(A Development-Stage Company)

Statements of Cash Flows
(in thousands)

	Year Ended December 31,		Period from July 10, 2003 (inception) through December 31, 2013
	2012	2013
Cash flows from operating activities:
Net loss	$(16,929)	$(18,927)	$(217,713)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	456	267	23,875
Change in fair value of embedded derivative and derivative liability	(944)	3,088	2,144
Change in fair value of warrant liability	(1,277)	(8,333)	(26,108)
Charge related to lease liability	165	665	2,535
Loss on disposition of property and equipment	—	—	119
Impairment of property and equipment	—	—	7,371
Amortization of net discount on short-term investments	—	—	(149)
Noncash interest expense	1,614	6,426	10,588
Noncash rent expense	7	3	227
Stock-based compensation expense	566	513	6,258
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,070)	21	(2,677)
Accounts payable	(252)	206	824
Accrued expenses and other	(1,797)	(1,082)	(116)
Net cash used in operating activities	(19,461)	(17,153)	(192,822)

Cash flows from investing activities:
Purchases of short-term investments	—	—	(324,508)
Change in restricted cash	(1,000)	1,000	—
Sales and redemptions of short-term investments	6,066	—	324,657
Cash paid for property and equipment	(48)	(106)	(31,828)
Proceeds from the sale of property and equipment	—	—	11
Net cash provided by (used in) investing activities	5,018	894	(31,668)

Cash flows from financing activities:
Proceeds from sale of redeemable convertible preferred stock, net	—	—	139,960
Proceeds from sales of common stock and warrants, net	5	271	55,193
Repurchases of common stock	—	—	(94)
Proceeds from Celgene Collaboration and Option Agreement and Right of First Negotiation Agreement, net of expenses	—	14,656	14,656
Proceeds from long-term debt and warrants, net of issuance costs	14,196	17,585	71,298
Payments on long-term debt	(1,466)	(2,279)	(35,013)
Net cash provided by financing activities	12,735	30,233	246,000

Net (decrease) increase in cash and cash equivalents	(1,708)	13,974	21,510
Cash and cash equivalents, beginning of period	9,244	7,536	—
Cash and cash equivalents, end of period	$7,536	$21,510	$21,510

The accompanying notes are an integral part of these financial statements.

TENGION, INC.
(A Development-Stage Company)
Notes to Financial Statements

(1) Organization and Nature of Operations

Tengion, Inc. (the Company) was incorporated in Delaware on July 10, 2003. The Company is a regenerative medicine company focused on discovering, developing, manufacturing and commercializing a range of neo-organs, or products composed of living cells, with or without synthetic or natural materials, implanted or injected into the body to engraft into, regenerate, or replace a damaged tissue or organ. Using its Organ Regeneration Platform, the Company creates these neo-organs using a patient’s own cells, or autologous cells. The Company’s mission is to: (i) utilize its Organ Regeneration Platform to extend the lives of patients suffering from life-threatening diseases; (ii) improve the quality of patients' lives while providing cost-saving treatments; and (iii) create value for the Company’s stakeholders.

The Company believes its proprietary product candidates harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues. The Company’s product candidates are intended to delay or eliminate the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. In addition, the Company’s neo-organs are designed to replace the need to substitute other tissues of the body for a purpose to which they are poorly suited.

Building on its clinical and preclinical experience, the Company is initially leveraging its Organ Regeneration Platform to develop its Neo-Kidney Augment for patients with advanced chronic kidney disease and its Neo-Urinary Conduit for bladder cancer patients who are in need of a urinary diversion. The Company operates as a single business segment. Operations of the Company are subject to certain risks and uncertainties, including, among others, uncertainty of product candidate development; technological uncertainty; dependence on collaborative partners; uncertainty regarding patents and proprietary rights; comprehensive government regulations; having no commercial manufacturing experience, marketing or sales capability or experience; and dependence on key personnel.

On September 4, 2012, the Company was notified by NASDAQ of its determination to delist the Company’s common stock from NASDAQ effective at the open of business on September 6, 2012, due to its failure to comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Effective at the opening of the market on September 6, 2012, the Company’s common stock was transferred from the Nasdaq Capital Market to the OTCQB, which is operated by OTC Markets, Inc., and continues to trade under the symbol “TNGN.”

On November 15, 2013, the Company filed a Form 12b-25 to extend the deadline for the filing of its Quarterly Report on Form 10-Q for the Quarter ended September 30, 2013, while it assessed if certain prior issuances of common stock and warrants to purchase common stock should have been evaluated as triggers for anti-dilution adjustments to most of the Company’s dilutive securities in its quarterly and annual filings beginning with the quarter ended September 30, 2012. The Company completed its assessment and determined that there was an immaterial error that impacted the valuation of the Company’s dilutive securities during quarters ended March 31, 2013 and June 30, 2013. In addition, the Company determined that the cumulative correction of the error, which decreased net loss for the quarter ended September 30, 2013 by $0.3 million in the Quarterly Report on Form 10-Q was immaterial. Therefore, the financial statements for the year ending December 31, 2013 reflect these immaterial adjustments.

(2) Management’s Plans to Continue as a Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and has a deficit accumulated during the development stage of $266.1 million as of December 31, 2013, including $48.4 million of cumulative accretion of redeemable convertible preferred stock through the date of its conversion to common stock in April 2010. The Company anticipates incurring additional losses and deficits in operating cash flows until such time, if ever, that it can generate significant sales of its therapeutic product candidates currently in development or enters into cash flow positive business development transactions.

Based upon the Company’s current expected level of operating expenditures and required debt repayments, and assuming the Company is not required to settle any outstanding warrants in cash or redeem, or pay cash interest on, any of its convertible notes, the Company expects to be able to fund operations through December 31, 2014; however, this period could be shortened if there are any unanticipated increases in planned spending on development programs or other unforeseen events. The Company plans to raise additional funds through collaborative arrangements, public or private sales of debt or equity securities, commercial loan facilities, or some combination thereof. There is no assurance that additional financing will be available when needed to allow the Company to continue its operations or if available, on terms acceptable to the Company.

In the event financing is not obtained, the Company could pursue additional headcount reductions and other cost cutting measures to preserve cash as well as explore the sale of selected assets to generate additional funds. If the Company is required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate one or more of its development programs, these events could have a material adverse effect on the Company's business, results of operations and financial condition.

These factors raise significant doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

(3) Summary of Significant Accounting Policies

(a) Use of Estimates

The preparation of financial statements, in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

(b) Fair Value of Financial Instruments

As of December 31, 2012 and 2013, the carrying amounts of financial instruments held by the Company, which include cash equivalents, accounts payable, and accrued expenses, approximate fair value due to the short-term nature of those instruments. In addition, the carrying value of the Company’s debt instruments, which do not have readily ascertainable market values, approximate fair value, given that the interest rates on outstanding borrowings approximate market rates for companies with similar credit ratings.

(c) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

(d) Restricted Cash

The Company deposited $1.0 million of the gross proceeds of its Senior Secured Convertible Notes (the 2012 Convertible Notes) (see footnote 9 for discussion of the 2012 Convertible Notes) financing into an escrow account in October 2012 pursuant to an Escrow Agreement between the Company, the lenders, and an escrow agent. Upon the achievement of (1) the successful completion of patient implants in the Phase I clinical trial of the Company’s Neo-Urinary Conduit and (2) analysis of in-life data from the Company’s GLP studies for the Neo-Kidney Augment that demonstrates that continued development is warranted (the Milestones), the lenders will instruct the escrow agent to release the escrowed funds to the Company. This deposit is classified as restricted cash as of December 31, 2012. In the second quarter of 2013 the cash was released.

(e) Property and Equipment

Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The Company uses a life of three years for computer equipment, five years for laboratory and office and warehouse equipment, seven years for furniture and fixtures, and the lesser of the useful life of the asset or the remaining life of the underlying facility lease for leasehold improvements. Expenditures for maintenance, repairs, and improvements that do not prolong the useful life of the asset are charged to expense as incurred. The Company capitalizes interest in connection with the construction of property and equipment.

(f) Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(g) Research and Development

Research and development costs are charged to expense as incurred. Research and development costs consist of personnel related expenses, including salaries, benefits, travel, and other related expenses, including stock-based compensation; payments made to third party contract research organizations for preclinical studies, investigative sites for clinical trials, and consultants; costs associated with regulatory filings and the advancement of the Company’s product candidates through preclinical studies and clinical trials; laboratory and other supplies; manufacturing development costs; and related facility maintenance.

(h) Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the tax provision in the period that includes the enactment date.

(i) Stock-Based Compensation

The Company measures and recognizes compensation expense for all employee stock-based payments at fair value, net of estimated forfeitures, over the vesting period of the underlying stock-based awards. In addition, the Company accounts for stock-based compensation to nonemployees in accordance with the accounting guidance for equity instruments that are issued to other than employees.

Determining the appropriate fair value of stock-based payment awards require the determination of subjective assumptions, including the expected life of the stock-based payment awards and stock price volatility. The Company uses the Black-Scholes option-pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different in the future. The Company’s historical stock price is used to calculate the expected volatility.

The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as an adjustment in the period in which estimates are revised. The Company considers many factors when estimating expected forfeitures for stock awards granted to employees, consultants and directors, including types of awards, employee class, and an analysis of the Company’s historical and known forfeitures on existing awards. Under the true-up provisions of the stock based compensation guidance, the Company records additional expense if the actual forfeiture rate is lower than estimated, and a recovery of expense if the actual forfeiture rate is higher than estimated, during the period in which the options vest.

(j) Embedded Derivative Conversion Options and Call Option Derivative Liability

The Company accounts for the Demand Note Exchange Right and the conversion feature embedded in the 2012 and 2013 Convertible Notes (the Conversion Options) in accordance with Financial Accounting Standards Board Accounting Standard Codification (ASC) 815, Derivatives and Hedging (ASC 815). Under this accounting guidance, the Company is required to bifurcate the embedded derivative from the host instrument and account for it as a free-standing derivative financial instrument. The Company classifies these embedded derivatives as part of the carrying value of the debt host instrument. The Company also accounted for the Call Option issued in connection with the 2012 Financing in accordance with ASC 815, as this instrument is considered a free-standing financial instrument that meets the criteria of a derivative under the guidance. The Company classified the Call Option as a derivative liability on the balance sheet. The changes in fair value of the embedded derivative or derivative liability are remeasured at each balance sheet date and recorded in current period earnings.

(k) Warrants

The Company accounts for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. Stock warrants that allow for cash settlement or provide for modification of the warrant exercise price are accounted for as derivative liabilities. The Company classifies derivative warrant liabilities on the balance sheet as a current liability, which is revalued at each balance sheet date subsequent to the initial issuance. The changes in fair value of the derivative warrant liabilities are remeasured at each balance sheet date and recorded in current period earnings.

(l) Net Loss Per Share

Basic and diluted net loss attributable to common stockholders per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding. For all periods presented, the outstanding shares of unvested restricted stock as well as the number of common shares issuable upon exercise of outstanding stock options and warrants and conversion of notes payable have been excluded from the calculation of diluted net loss attributable to common stockholders per share because their effect would be anti-dilutive. Therefore, the weighted-average shares used to calculate both basic and dilutive loss per share are the same.

The following potentially dilutive securities have been excluded from the computations of diluted weighted-average shares outstanding, as they would be anti-dilutive:

	Year Ended December 31,
	2012	2013
Shares underlying warrants outstanding	80,250,702	481,301,961
Shares underlying options outstanding	234,465	230,725
Unvested restricted stock	74,372	54,721
Convertible notes payable	20,007,002	114,517,218

(m) Deferred Debt Offering Costs

Deferred debt offering costs include costs directly attributable to the Company’s debt offerings. In accordance with authoritative literature, these costs are deferred and recorded as other non-current assets and amortized over the term of the debt using the effective interest method.

(n) Reverse Stock Split

On May 25, 2012, the Company's Board of Directors approved a reverse stock split on the basis of one share of common stock for each currently outstanding 10 shares of pre-split common stock that became effective on June 14, 2012. All common share and per-share data included in these financial statements reflect such reverse stock split.

(4)	Supplemental Cash Flow Information

The following table contains additional supplemental cash flow information for the periods reported (in thousands).

			Period from July 10, 2003 (inception)
	Year Ended December 31,		through December 31,
	2012	2013	2013
Supplemental disclosure of non-cash transactions:
Conversion of note principal to redeemable convertible preferred stock	$—	$—	$3,562
Convertible note issued to initial stockholder for consulting expense	—	—	210
Exchange of Demand Note for Convertible Notes	1,005	—	1,005
Fair value of embedded derivatives and derivatives issued with issuance of long-term debt	3,669	732	4,401
Fair value of warrants issued with issuance of long-term debt	4,994	9,404	16,638
Fair value of warrants issued with issuance of common stock	—	—	16,947
Fair value of interest warrants issued for payment of interest	—	437	437
Fair value of warrants issued pursuant to Celgene Collaboration and Option Agreement	—	3,796	3,796
Conversion of redeemable convertible preferred stock into 566 shares of common stock	—	—	191,909
Conversion of warrant liability to common stock	—	57	180
Conversion of 2012 Convertible Notes to common stock	—	231	231
Issuance of common stock and warrants for payment of interest	—	1,975	1,975

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	515	443	13,236
Cash paid for issuance costs classified as interest expense	830	698	1,528

(5)	Financial Instruments

The fair value guidance requires fair value measurements be classified and disclosed in one of the following three categories:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
•	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;
•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following fair value hierarchy table presents information about each major category of the Company’s financial assets and liability measured at fair value on a recurring basis as of December 31, 2012 and 2013 (in thousands).

	Fair value measurement at reporting date using:
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
At December 31, 2012:
Assets:
Cash and cash equivalents	$7,536	$—	$—	$7,536

Liabilities: Derivative liability	$—	$—	$2,449	$2,449
Embedded derivative liability	—	—	276	276
Warrant liability	—	—	6,178	6,178
	$—	$—	$8,903	$8,903

	Fair value measurement at reporting date using:
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
At December 31, 2013:
Assets:
Cash and cash equivalents	$21,510	$—	$—	$21,510

Liabilities: Embedded derivative liability	$—	$—	$226	$226
Warrant liability	—	—	11,425	11,425
	$—	$—	$11,651	$11,651

The Company recorded a derivative liability relating to a call option issued to the holders of convertible notes issued in 2012 (the Call Option). See Note 11 for further discussion of the call option derivative liability. This derivative liability was measured at fair value on a recurring basis using unobservable inputs or available market data to support the fair value (Level 3). A reconciliation of the derivative liability is as follows (in thousands):

Call Option
Balance at January 1, 2012	$—
Issuance of derivative	3,181
Change in fair value of derivative liability	(732)
Balance at December 31, 2012	$2,449
Change in fair value of derivative liability	3,870
Exercise of Call Option	(6,319)
Balance at December 31, 2013	—

The Company issued notes in 2012 and 2013 that are convertible into common stock at the option of the holder. See Note 11 for further discussion of these conversion options, which are accounted for as embedded derivative liabilities. These conversion options are measured at fair value on a recurring basis using unobservable inputs or available market data to support the fair value (Level 3). A reconciliation of the embedded derivative liabilities is as follows (in thousands):

	2012 Notes	2013 Notes	Total
Balance at January 1, 2012	$—	$—	$—
Issuance of derivative	488	—	488
Change in fair value of derivative liability	(212)	—	(212)
Balance at December 31, 2012	$276	$—	$276
Issuance of derivative	—	732	732
Change in fair value of derivative liability	(175)	(607)	(782)
Balance at December 31, 2013	$101	$125	$226

The Company has issued warrants to purchase common stock that are measured at fair value on a recurring basis using unobservable inputs or available market data to support the fair value (Level 3). See Note 12 for further discussion of the warrant liability. A reconciliation of the warrant liability is as follows (in thousands):

	2011 Warrants	2012 Warrants	2013 Warrants	2013 Celgene Warrants	2013 Interest Warrants	Total
Balance at January 1, 2012	$2,511	$—	$—	$—	$—	$2,511
Issuance of warrants	—	4,944	—	—	—	4,944
Change in fair value of warrant liability	(133)	(1,144)	—	—	—	(1,277)
Balance at December 31, 2012	$2,378	$3,800	$—	$—	$—	$6,178
Issuance of warrants	—	—	9,404	3,796	437	13,637
Exercise of warrants	(15)	—	(42)	—	—	(57)
Change in fair value of warrant liability	(1,643)	(370)	(4,223)	(1,713)	(384)	(8,333)
Balance at December 31, 2013	$720	$3,430	$5,139	$2,083	$53	$11,425

Certain assets and liabilities, including property and equipment, severance benefits and the lease liability, are measured at fair value on a nonrecurring basis. These assets and liabilities are recognized at fair value when they are deemed to be impaired or in the period in which the liability is incurred. None of these assets were measured at fair value during the years ended December 31, 2012 or 2013.

(6)	Property and equipment

Property and equipment consisted of the following (in thousands):

	December 31,
	2012	2013
Office and warehouse equipment	$323	$323
Computer equipment	978	1,003
Furniture and fixtures	524	524
Laboratory equipment	4,961	5,035
Leasehold improvements	6,898	6,908
	13,684	13,793
Less accumulated depreciation	(13,072)	(13,339)
	$612	$454

(7)	Accrued expenses

Accrued expenses consist of the following (in thousands):
	December 31,
	2012	2013
Accrued compensation and benefits	$716	$757
Accrued consulting and professional fees	387	138
Accrued research and development	453	535
Accrued interest on convertible notes	373	843
Other	241	93
	$2,170	$2,366

(8)	Lease liability

The Company entered into an agreement in February 2006 to lease warehouse space from March 1, 2011 through February 28, 2016. On March 1, 2011, the Company determined it was not likely to utilize the space during the five-year lease term. Therefore, the Company recorded a liability as of March 1, 2011, the cease-use date, for the fair value of its obligations under the lease. The most significant assumptions used in determining the amount of the estimated lease liability are the potential sublease revenues and the credit-adjusted risk-free rate utilized to discount the estimated future cash flows.

In connection with the 2011 restructuring, the Company determined it was not likely to utilize substantially all of the leased office and manufacturing space in its East Norriton, Pennsylvania facility during the remainder of the lease term. Therefore, the Company recorded a liability as of November 30, 2011, the cease-use date, for the fair value of its obligations under the lease.

The following table summarizes the activity related to the lease liability for the year ended December 31, 2012 and 2013 (in thousands).

	Warehouse space	Office and manufacturing space	Total
Balance at January 1, 2012	$828	$854	$1,682
Charges utilized	(239)	(548)	(787)
Additional charges to operations	89	76	165
Balance at December 31, 2012	678	382	1,060
Charges utilized	(248)	(505)	(753)
Additional charges to operations	70	595	665
Balance at December 31, 2013	500	472	972
Less current portion	(242)	(423)	(665)
Total long-term lease liability	$258	$49	$307

(9)	Debt

Senior Secured Convertible Notes

2013 Financing

On June 28, 2013, the Company completed a private placement (the 2013 Financing) of an aggregate principal amount of $18,576,000 of Senior Secured Convertible Notes (the 2013 Convertible Notes) along with warrants to the holders of the Convertible Notes (2013 Warrants) to purchase 26,921,741 shares of our common stock exercisable for a period of five years from the date of their issuance and warrants to purchase 53,843,479 shares of our common stock exercisable for a period of ten years from the date of their issuance. The initial conversion price of the 2013 Convertible Notes was $0.69 per share and the initial exercise price of the 2013 Warrants was $0.69 per share. The 2013 Convertible Notes mature on June 30, 2016 and bear interest at 10% per annum, which is payable quarterly beginning on October 1, 2013. The 2013 Convertible Notes were initially convertible into 26,921,740 shares of common stock at a conversion price of $0.69 per share. The Company recorded an embedded derivative liability for the Conversion Option (the Conversion Option-2013 Notes). The Conversion Option-2013 Notes is presented on the Balance Sheet, net of long-term debt. See Note 11 for further discussion of this embedded derivative liability.

We may, at our option, pay interest by the issuance of common stock (or, in certain circumstances, warrants to purchase shares of common stock), provided that an event of default has not occurred and we have publicly disclosed all material information about the Company. If we elect to pay interest on the 2013 Convertible Notes through the issuance of shares of our common stock, the number of shares that would be issued is calculated by dividing the amount of the interest payment by the lesser of: (1) the volume weighted average price (VWAP) for our common stock for the twenty trading days prior to the date the interest payment is due or (2) the closing bid price for our common stock as of the last trading day of the VWAP period. All shares of common stock issuable to the holders in lieu of interest payments will be allocated pro rata among the holders based on the outstanding principal amount of the 2013 Convertible Notes.

On July 1, 2013, we made an interest payment to the holders of the 2012 Convertible Notes by the issuance of shares of common stock and warrants to purchase shares of common stock for nominal consideration. The July 1, 2013 issuance of the shares and warrants was dilutive to the holders of the 2013 Warrants, 2013 Convertible Notes, 2012 Warrants, the 2012 Convertible Notes, and 2011 Warrants, and the anti-dilution provisions of each were simultaneously triggered. The conversion price of the 2013 Convertible Notes was adjusted to $0.29 per share, the exercise price of the 2013 Warrants was adjusted to $0.29 per share, and the number of shares issuable upon exercise of the 2013 Warrants was increased to 192,165,525 shares.

2012 Financing

On October 2, 2012, the Company completed a private placement of an aggregate principal amount of $15,005,251 of Senior Secured Convertible Notes (the 2012 Convertible Notes) along with warrants to the holders of the Convertible Notes (2012 Warrants) to purchase 1,118,722 shares of our common stock exercisable for a period of two years from the date of their issuance, warrants to purchase 16,672,145 shares of our common stock exercisable for a period of five years from the date of their issuance and warrants to purchase 33,344,293 shares of our common stock exercisable for a period of ten years from the date of their issuance at an initial exercise price of $0.75 per share. The 2012 Convertible Notes mature on October 2, 2015 and bear interest at 10% per annum. The Company recorded an embedded derivative liability for the Conversion Option (the Conversion Option-2012 Notes). The Conversion Option-2012 Notes is presented on the Balance Sheet, net of long-term debt. See Note 11 for further discussion of this embedded derivative liability.

At the time of the issuance of the 2012 Convertible Notes, the Company also granted the holders of the 2012 Convertible Notes the right to require the Company to sell to such holders up to an additional $20 million in securities on the same terms as the 2012 Convertible Notes and 2012 Warrants (the Call Option) (collectively with the 2012 Convertible Notes and 2012 Warrants, the 2012 Financing). The Company recorded a derivative liability for the Call Option. The Call Option was exercised by the holders of the 2012 Convertible Notes on June 28, 2013 before the expiration date of June 30, 2013. See Note 11 for further discussion of this derivative liability.

On April 2, 2013, the Company made an interest payment to the holders of the 2012 Convertible Notes by the issuance of 290,935 shares of common stock at a price of $0.65 per share. Thus, the April 2, 2013 issuance of the shares was dilutive to the holders of the 2012 Convertible Notes and 2012 Warrants; therefore, the anti-dilution provisions were simultaneously triggered. The conversion price of the 2012 Convertible Notes was adjusted to $0.65 per share, the exercise price of the 2012 Warrants was adjusted to $0.65 per share, and the number of shares issuable upon exercise of the 2012 Warrants was increased to 60,973,081 shares.

On July 1, 2013, we made an interest payment to the holders of the 2012 Convertible Notes by the issuance of shares of common stock and warrants to purchase shares of common stock for nominal consideration. The July 1, 2013 issuance of the shares and warrants was dilutive to the holders of the 2013 Warrants, 2013 Convertible Notes, 2012 Warrants, the 2012 Convertible Notes, and 2011 Warrants, and the anti-dilution provisions of each were simultaneously triggered. The conversion price of the 2012 Convertible Notes was adjusted to $0.29 per share, the exercise price of the 2012 Warrants was adjusted to $0.29 per share, and the number of shares issuable upon exercise of the 2012 Warrants was increased to 136,663,804 shares.

Working Capital Note

In March 2011, the Company refinanced the outstanding debt owed to one of its lenders. Pursuant to the terms of the refinancing, the Company simultaneously borrowed $5.0 million from the lender and repaid the then outstanding principal amount of $4.5 million.

In connection with the 2012 Financing, in October 2012, the Company amended the terms of the working capital note. Retroactively, effective September 1, 2012, the maturity date for the working capital note was extended from January 1, 2014 to May 1, 2014. The Company is now required to make monthly interest payments of approximately $40,000 through June 1, 2013 and monthly interest and principal payments of $0.4 million from July 1, 2013 through and including May 1, 2014. Retroactively, effective September 1, 2012, the interest rate on the Horizon Loan was increased from 11.75% to 13.0% per annum. As a result of the amendment, this refinancing was treated as a modification for accounting purposes. The fees paid to the lender were amortized over the remaining term of the debt and any third party fees paid were expensed immediately. In addition, the Company issued the lender ten-year warrants to purchase 1,138,785 shares of common stock and five-year warrants to purchase 569,392 shares of common stock in connection with the amendment. See Note 12 for further discussion of the warrant liability.

Borrowings under the working capital note are secured by all of the Company’s assets, except for permitted liens that have priority, including liens on certain equipment acquired to secure the purchase price or lease obligation, as defined in the loan agreement. In October 2012, the security was extended to include a lien on the Company’s intellectual property.

Total debt outstanding consists of the following (in thousands):

	December 31,
	2012	2013
Senior Secured 2012 Convertible Notes	$15,005	$14,634
Embedded derivative liability-2012 Notes	276	101
Senior Secured 2013 Convertible Notes	—	18,576
Embedded derivative liability-2013 Notes	—	125
Working Capital Note	3,660	1,382
Unamortized debt discount	(7,672)	(7,866)
	11,269	26,952
Less current portion	(1,786)	(1,329)
Total long-term debt and embedded derivative, net	$9,483	$25,623

The Company recorded interest expense of $3.0 million and $7.6 million for the year ended December 31, 2012 and 2013, respectively. Included in interest expense for the year ended December 31, 2013 is $1.5 million of issuance costs and amortization of deferred financing costs and debt discount related to the 2013 Financing, $3.3 million in amortization of deferred financing costs and debt discount on the 2012 Convertible Notes and Working Capital Note and $2.8 million of interest expense on the 2012 Convertible Notes, Working Capital Note and 2013 Convertible Notes. In the third and fourth quarters of 2013, approximately $371,000 of the 2012 Convertible Notes were converted into 1,226,902 shares of our common stock.

Through the year ended December 31, 2013 the Company issued 2,575,631 Interest Shares and 1,057,944 Interest Warrants to satisfy $2.0 million in interest obligations for the 2012 Convertible Notes and 2013 Convertible Notes. On January 2, 2014, we made an interest payment to the holders of the 2012 Convertible Notes and 2013 Convertible Notes by the issuance of 2,680,400 shares of common stock and warrants to purchase 1,159,631 shares of common stock for nominal consideration. We issued the common stock and warrants to satisfy interest obligations of $0.9 million, which resulted in an effective issuance price of $0.22 per share which triggered certain dilution adjustments discussed in Note 17.

Principal payments due as of December 31, 2013 are as follows (in thousands):

2014	$1,382
2015	14,634
2016	18,576
34,592
Less embedded derivative and unamortized debt discount	(7,640)
$26,952

(10)	Capital Structure

Common Stock

Since inception, the Company has sold common stock to certain officers, directors, employees, consultants, and Scientific Advisory Board members. As of December 31, 2013, the Company is authorized to issue 750,000,000 shares of common stock. Each holder of common stock is entitled to one vote for each share held. The Company has covenanted that it will, at all times, take all action necessary to reserve and keep available out of its authorized but unissued shares of common stock sufficient to effect the exercise of outstanding stock options and warrants.

Registration Rights Agreements

In connection with the 2013 Financing and the Celgene Collaboration and Option Agreement, we entered into a Registration Rights Agreement (the 2013 Registration Rights Agreement) with the 2013 investors and Celgene. The 2013 Registration Rights Agreement provided that, within 30 days of the closing of the 2013 Financing, we would file a “resale” registration statement (the Registration Statement) covering up to the maximum number of shares underlying the 2013 Notes, 2013 Warrants and the Celgene Warrants that we were able to register pursuant to applicable Securities and Exchange Commission (SEC) limitations. We filed the Registration Statement on July 26, 2013 and it was declared effective by the SEC on September 18, 2013. Under the terms of the 2013 Registration Rights Agreement, we are obligated to maintain the effectiveness of the Registration Statement until all securities therein are sold or otherwise can be sold without registration and without any restrictions.

In connection with the private placement we completed in October 2012 (the 2012 Financing), we entered into a registration rights agreement, which has since been amended, with the investors in the 2012 Financing (as amended, the 2012 Registration Rights Agreement). The 2012 Registration Rights Agreement provided that, within 30 days of the closing of the 2012 Financing, we would file a “resale” registration statement covering up to the maximum number of shares of common stock issuable upon (i) the conversion of the senior secured convertible notes that were issued in the 2012 Financing and (ii) the exercise of the warrants issued in the 2012 Financing. We filed the registration statement on November 5, 2012 and it was declared effective by the SEC on March 28, 2013. Under the terms of the 2012 Registration Rights Agreement, we are obligated to maintain the effectiveness of the registration statements until all securities therein are sold or otherwise can be sold without registration and without any restrictions.

In connection with the private placement we completed in March 2011 (the 2011 Financing), we entered into a registration rights agreement with the investors in the 2011 Financing (the 2011 Registration Rights Agreement). The 2011 Registration Rights Agreement provided that, within 45 days of the closing of the 2011 Financing, we would file a “resale” registration statement covering all of the shares (i) of common stock issued in the 2011 Financing and (ii) of common stock issuable upon the exercise of warrants issued in the 2011 Financing. We filed the registration statement on April 18, 2011 and it was declared effective on May 16, 2011. Under the terms of the 2011 Registration Rights Agreement, we are obligated to maintain the effectiveness of the registration statements until all securities therein are sold or otherwise can be sold without registration and without any restrictions.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of the Company’s preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of the Company or other corporate action. There are no shares issued or outstanding as of December 31, 2013.

2013 Agreements with Celgene

On June 28, 2013, the Company entered into a Collaboration and Option Agreement with the Celgene Companies, pursuant to which the Celgene Companies paid $15 million in exchange for (i) five-year warrants to purchase 7,425,743 shares of common stock and ten-year warrants to purchase 14,851,485 shares of common stock; (ii) a Right of First Negotiation Agreement (ROFN Agreement) to the Company’s Neo-Kidney Augment Program; and (iii) entering into the Collaboration and Option Agreement in which the Company agreed to limit development of its Esophagus Program to activities under the Collaboration and Option Agreement and in which the Company also granted to Celgene the option to acquire the rights to its Esophagus Program for 125% of the value of the program, as determined by independent valuation firms (the Option). The Esophagus Program is the Company’s autologous neo-esophageal implants, which use certain of its intellectual property and a scientific platform relating to the potential creation of new human tissues and organs using autologous cells. The Collaboration and Option Agreement will expire June 28, 2020, unless earlier terminated in connection with a change of control transaction.

The ROFN Agreement granted Celgene a right of first negotiation to the license, sale, assignment, transfer or other disposition by the Company of any material portion of intellectual property (including patents and trade secrets) or other assets related to the Neo-Kidney Augment program. In the event of a change in control of the Company, the ROFN Agreement and all of Celgene’s rights pursuant thereto shall automatically terminate in all respects and be of no further force and effect.

The Company estimated the fair value of the warrants issued to Celgene to be $3.8 million as of the date of issuance and recorded a warrant liability in that amount. See Note 12 for further discussion of the warrant liability. The Company determined that the Collaboration and Option Agreement did not represent a revenue arrangement because the Company has no substantive performance obligations under the agreement. The Company evaluated the terms of the Option and determined that it had de minimis value because the option exercise price is at a 25% premium to the fair value of the rights as determined by independent valuation firms at the time of exercise of the option. The Company evaluated the terms of the ROFN Agreement and determined it had de minimis value because the rights of Celgene are limited to an exclusive negotiating period of a short duration. As a result, none of the proceeds received from Celgene were allocated to the Option or the ROFN Agreement. Therefore, given the factors noted above as well as Celgene’s ownership position in the Company prior to execution of the Collaboration and Option Agreement and ROFN Agreement, all of the residual proceeds of $10.9 million were credited to Additional Paid-in Capital, net of transaction fees.

(11)	Embedded Derivative Conversion Options and Call Option Derivative Liability

The Company accounts for Conversion Options on the 2012 and 2013 Convertible Notes in accordance with ASC 815, Derivatives and Hedging (ACS 815). Under this accounting guidance, the Company is required to bifurcate the embedded derivative from the host instrument and account for it as a derivative financial instrument. These Conversion Options are classified with debt on the balance sheet and remeasured to fair value at each reporting date, with any changes in fair value being recorded on the Statement of Operations and Comprehensive Loss.

The Company also accounted for the Call Option issued in connection with the 2012 Financing in accordance with ASC 815, as this instrument was considered a free-standing financial instrument that met the criteria of a derivative under the guidance. The change in fair value as of each reporting date was recorded on the Statement of Operations and Comprehensive Loss. On June 28, 2013, $18,576,000 of the Call Option was exercised in connection with the 2013 Financing. The remaining $1,424,000 unexercised portion of the Call Option expired on June 30, 2013.

On October 2, 2012, the Company issued the 2012 Convertible Notes as discussed in Note 9 and classified the fair value of the Conversion Option and Call Option as a derivative liability. The Company will continue to re-measure their fair values at each reporting date, with any changes in fair value being recorded on the Statement of Operations and Comprehensive Loss.

The fair value of the Conversion Options and Call Option as of December 31, 2012 and the Conversion Options as of December 31, 2013, was determined using a risk-neutral framework within a Monte Carlo analysis. The valuation of the Conversion Options and Call Option is subjective and is affected by changes in inputs to the valuation model including the assumptions regarding the aggregate value of the Company’s debt and equity instruments; assumptions regarding the expected amounts and dates of future debt and equity financing activities; assumptions regarding the likelihood and timing of Fundamental Transactions or Major Transactions (as defined in the agreements); the historical and prospective volatility in the value of the company’s debt and equity instruments; risk-free rates based on U.S. Treasury security yields; and the Company’s dividend yield. In performing the valuation of the Conversion Options and Call Option, the Company believed the common stock price had not fully adjusted for the potential future dilution from this private placement. Therefore, the Company used an implied enterprise value considering potential future values for the Company contingent on the outcome of its research programs in conjunction with a Monte Carlo analysis to estimate the range of possible outcomes within each scenario and to allocate value to the securities in accordance with the terms of the agreements. The valuation resulted in a model-derived common stock value of $0.04 per share and $0.02 per share as of December 31, 2012 and December 31, 2013, respectively, primarily due to the preference rights of the debt holders and the anti-dilution and net cash settlement features of warrants issued in 2011, 2012 and 2013. Changes in these assumptions can materially affect the fair value estimate.

The following table summarizes the calculated aggregate fair values using a risk-neutral framework within a Monte Carlo analysis of the Conversion Options as of the dates indicated along with assumptions utilized in each calculation.

	Embedded Derivative Liability
	Conversion Option-2012 Notes		Conversion Option-2013 Notes
	December 31, 2012	December 31, 2013	June 30, 2013	December 31, 2013
Calculated aggregate value (in thousands)	$276	$101	$732	$125
Equity volatility	115%	120%	120%	120%
Asset volatility	90%	95%	90%	95%
Probability of Fundamental Transaction or Major Transaction	100%	100%	100%	100%
Weighted average risk-free interest rate	0.3%	0.2%	0.3%	0.2%
Dividend yield	None	None	None	None

(12)	Warrants

The Company accounts for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. Stock warrants are accounted for as derivative liabilities if the stock warrants allow for cash settlement or provide for modification of the warrant exercise price in the event that subsequent sales of common stock are at a lower price per share than the then-current warrant exercise price. The Company classifies derivative warrant liabilities on the balance sheet as a current liability, which is measured to fair value at each balance sheet date subsequent to the initial issuance of the stock warrant.

The following table summarizes outstanding warrants to purchase common stock:

	Shares Exercisable as of
	December 31,	December 31,	Weighted Average Exercise
	2012	2013	Price	Expiration
Equity-classified warrants
Issued to lenders and vendors	18,514	18,375	$158.24	March 2014 through September 2019
	18,514	18,375

Liability-classified warrants
2013 Interest Warrants	—	1,057,944	$0.001	July through October 2023
2013 Warrants	—	191,213,801	$0.29	June 2018 through June 2023
2013 Celgene Warrants	—	77,586,207	$0.29	June 2018 through June 2023
2012 Warrants (1)	52,843,337	136,663,804	$0.29	October 2014 through October 2022
2011 Warrants (2)	27,388,851	74,761,830	$0.40	March 2016
	80,232,188	481,283,586
Total	80,250,702	481,301,961
(1)As of December 31, 2012 the 2012 Warrants had an exercise price of $0.75 per share. (2)As of December 31, 2012 the 2011 Warrants had an exercise price of $1.10 per share.

2012 Warrants, 2013 Warrants and 2013 Celgene Warrants

On October 2, 2012, as part of the 2012 Financing, the Company issued the 2012 Warrants to holders of the 2012 Convertible Notes. The 2012 Warrants were exercisable at an exercise price of $0.75 per share subject to certain adjustments as specified in the warrant agreement. The Company valued the 2012 Warrants as derivative financial instruments as of the date of issuance and will record their changes in fair value at each reporting date, with any changes in fair value being recorded on the Statement of Operations and Comprehensive Loss. On April 2, 2013, the conversion price of the 2012 Convertible Notes was adjusted to $0.65 per share, the exercise price of the 2012 Warrants was adjusted to $0.65 per share, and the number of shares issuable upon exercise of the 2012 Warrants was increased to 60,973,081 shares. On July 1, 2013, we made an interest payment to the holders of the 2012 Convertible Notes by the issuance of shares of common stock and warrants to purchase shares of common stock for nominal consideration. The July 1, 2013 issuance of the shares and warrants was dilutive to the holders of the 2013 Warrants, 2013 Convertible Notes, 2012 Warrants, the 2012 Convertible Notes, and 2011 Warrants, and the anti-dilution provisions of each were simultaneously triggered. The exercise price of the 2012 Warrants was adjusted to $0.29 per share, and the number of shares issuable upon exercise of the 2012 Warrants was increased to 136,663,804 shares.

On June 28, 2013, as part of the 2013 Financing, the Company issued the 2013 Warrants to holders of the 2013 Convertible Notes. The 2013 Warrants were initially exercisable at an exercise price of $0.69 per share subject to certain adjustments as specified in the warrant agreement. In addition, on June 28, 2013, the Company entered into a Collaboration and Option Agreement with Celgene Corporation under which Celgene paid the Company $15 million in exchange for (i) five-year warrants to purchase 7,425,743 shares of common stock and ten-year warrants to purchase 14,851,485 shares of common stock (the Celgene Warrants); (ii) a right of first negotiation to the Company’s Neo-Kidney Augment Program; and (iii) entering into the Collaboration and Option Agreement. The Celgene Warrants were initially exercisable at an exercise price of $1.01 per share. The Company valued the 2013 Warrants and the Celgene Warrants as derivative financial instruments as of the date of issuance and will continue to do so at each reporting date, with any changes in fair value being recorded on the Statement of Operations and Comprehensive Loss. On July 1, 2013, we made an interest payment to the holders of the 2012 Convertible Notes by the issuance of shares of common stock and warrants to purchase shares of common stock for nominal consideration. The July 1, 2013 issuance of the shares and warrants was dilutive to the holders of the 2013 Warrants, 2013 Convertible Notes, 2012 Warrants, the 2012 Convertible Notes, and 2011 Warrants, and the anti-dilution provisions of each were simultaneously triggered. The exercise price of the 2013 Warrants was adjusted to $0.29 per share, and the number of shares issuable upon exercise of the 2013 Warrants was increased to 192,165,525 shares.

The 2012, 2013 Warrants and 2013 Celgene Warrants contain provisions that require the modification of the exercise price and shares to be issued under certain circumstances, including in the event the Company completes subsequent equity financings at a price per share lower than the then-current warrant exercise price. In addition, the warrants contain a net cash settlement provision under which the warrant holders may require the Company to purchase the warrants in exchange for a cash payment following the announcement of specified events defined as Major Transactions involving the Company (e.g., merger, sale of all or substantially all assets, tender offer, or share exchange). The net cash settlement provision requires use of the Black-Scholes model in calculating the cash payment value in the event of a Major Transaction.

The fair value of the 2012, 2013 Warrants and 2013 Celgene Warrants as of December 31, 2012 and December 31, 2013 was determined using a risk-neutral framework within a Monte Carlo analysis to model the impact of potential modifications to the warrant exercise price and to include the probability of a Fundamental Transaction. In addition, the following inputs were used in the valuation model: assumptions regarding the aggregate value of the Company’s debt and equity instruments, the amounts and dates of future debt financing transaction, and the historical and prospective volatility in the value of the Company’s debt and equity instruments. The Company used an implied enterprise value considering potential future values for the Company contingent on the outcome of its research programs in conjunction with a Monte Carlo analysis to estimate the range of possible outcomes within each scenario and to allocate value to the securities in accordance with the terms of the agreements. The valuation resulted in a model-derived common stock value of $0.04 per share and $0.02 per share as of December 31, 2012 and December 31, 2013, respectively, primarily due to the preference rights of the debt holders and the anti-dilution and net cash settlement features of the 2011, 2012, 2013 Warrants and 2013 Celgene Warrants. Changes in these assumptions can materially affect the fair value estimate. The Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire, or are amended in a way that would no longer require these warrants to be classified as a liability.

2011 Warrants

In March 2011, the Company issued warrants (2011 Warrants) to purchase 1,046,102 shares of common stock in connection with a private placement transaction. Each warrant was exercisable in whole or in part at any time until March 4, 2016 at a per share exercise price of $28.80, subject to certain adjustments as specified in the warrant agreement. The Company classified the warrants as derivative financial instruments as of the date of issuance (March 4, 2011) and will record the changes in their fair value at each reporting date, with any changes in fair value being recorded on the Statement of Operations and Comprehensive Loss. On December 31, 2012, the Company commenced an offer to the holders of 2011 Warrants to amend and restate the 2011 Warrants. Following execution by the holders of the Exchange Agreements and receipt of the Amended and Restated 2011 Warrants, such holders had the right in the aggregate to purchase 27,388,851 shares of common stock at an exercise price of $1.10. On July 1, 2013, the exercise price of the 2011 Warrants was adjusted from $1.10 to $0.40 per share, and the number of shares issuable upon exercise of the 2011 Warrants was increased to 74,851,830 shares.

The warrants contain provisions that require the modification of the exercise price and shares to be issued under certain circumstances, including in the event the Company completes subsequent equity financings at a price per share lower than the then-current warrant exercise price. In addition, the warrants contain a net cash settlement provision under which the warrant holders may require the Company to purchase the warrants in exchange for a cash payment following the announcement of specified events defined as Fundamental Transactions involving the Company (e.g., merger, sale of all or substantially all assets, tender offer, or share exchange). The net cash settlement provision requires use of the Black-Scholes model in calculating the cash payment value in the event of a Fundamental Transaction.

The fair value of the 2011 Warrants as of December 31, 2012 and December 31, 2013 was determined using a risk-neutral framework within a Monte Carlo analysis to model the impact of potential modifications to the warrant exercise price and to include the probability of a Fundamental Transaction into the calculation of fair value. The valuation of warrants is subjective and is affected by changes in inputs to the valuation model including the price per share of the Company’s common stock; assumptions regarding the expected amounts and dates of future debt and equity financing activities; assumptions regarding the likelihood and timing of Fundamental Transactions and, the historical volatility of the stock prices of the Company’s common stock; risk-free rates based on U.S. Treasury security yields; and the Company’s dividend yield.

In connection with the valuation performed on the 2011 Warrants, the Company believed the common stock price had not fully adjusted for the potential future dilution from the 2012 and 2013 Financings due to the trading restrictions on the unregistered shares of common stock issued and issuable from the conversion of debt and warrants, the uncertainty of the Company's outcome on its research programs, and the anti-dilution adjustment features of the warrants. Therefore, the Company used an implied enterprise value considering potential future values for the Company contingent on the outcome of its research programs in conjunction with a Monte Carlo analysis to estimate the range of possible outcomes within each scenario and to allocate value to the securities in accordance with the terms of the agreements. The valuation resulted in a model-derived common stock value of $0.04 per share and $0.02 per share as of December 31, 2012 and December 31, 2013, respectively, primarily due to the preference rights of the debt holders and the anti-dilution and net cash settlement features of the 2011, 2012 and 2013 Warrants. Changes in these assumptions can materially affect the fair value estimate. The Company will continue to record the fair value of the warrants as a liability until the warrants are exercised, expire, or are amended in a way that would no longer require these warrants to be classified as a liability.

2013 Interest Warrants

On July 1, 2013 and October 1, 2013, the Company issued warrants to purchase 537,837 and 520,107 shares of common stock, respectively (Interest Warrants) to certain of the 2012 and 2013 Investors as interest payments on the 2012 and 2013 Convertible Notes. The Interest Warrants were issued in lieu of shares of common stock that would have brought certain of the 2012 Investors above the 9.985% ownership limitation established pursuant to the October 2012 Financing and June 2013 Financing. The warrants have an exercise price of $0.001 and have a ten-year term. The Company valued the Interest Warrants as derivative financial instruments as of the date of issuance and will record their changes in fair value at each reporting date, with any changes in fair value being recorded on the Statement of Operations and Comprehensive Loss.

The following table summarizes the calculated aggregate fair values for the liability-classified warrants as of the dates indicated along with the assumptions utilized in each calculation.

	Fair value as of December 31, 2013
	2011 Warrants	2012 Warrants	2013 Warrants	2013 Celgene Warrants	2013 Interest Warrants

Calculated aggregate value (in thousands)	$720	$3,430	$5,139	$2,083	$53
Exercise price per share of warrant	$0.40	$0.29	$0.29	$0.29	$0.001
Equity volatility	120%	120%	120%	120%	120%
Asset volatility	95%	95%	95%	95%	95%
Probability of Fundamental Transaction	100%	100%	100%	100%	100%
Weighted average risk-free interest rate	0.2%	0.2%	0.2%	0.2%	0.2%

The following table summarizes the calculated aggregate fair values for the liability-classified warrants as of the dates indicated along with the assumptions utilized in each calculation.

	Fair value as of
	December 31, 2012		June 30, 2013
	2011 Warrants	2012 Warrants	2013 Warrants	2013 Celgene Warrants

Calculated aggregate value (in thousands)	$2,378	$3,800	$9,404	$3,390
Exercise price per share of warrant	$1.10	$0.75	$0.76	$0.76
Equity volatility	115%	115%	120%	120%
Asset volatility	90%	90%	90%	90%
Probability of Fundamental Transaction	100%	100%	100%	100%
Weighted average risk-free interest rate	0.3%	0.3%	0.3%	0.3%

The following table summarizes the calculated net cash settlement values for the liability-classified warrants as of the dates indicated along with the assumptions utilized in each calculation.

	Net cash settlement as of December 31, 2013
	2011 Warrants	2012 Warrants	2013 Warrants	2013 Celgene Warrants	2013 Interest Warrants

Calculated aggregate value (in thousands) (1)	$8,076	$26,004	$38,238	$15,503	—
Exercise price per share of warrant	$0.40	$0.29	$0.29	$0.29	—
Closing price per share of warrant	$0.25	$0.24 (2)	$0.24 (2)	$0.24 (2)	—
Equity volatility (3)	100%	99%	99%	99%	—
Expected term (years)	2.2	7.0	7.8	7.8	—
Weighted average risk-free interest rate	0.5%	2.2%	2.5%	2.5%	—
Dividend yield	None	None	None	None	—
(1)	Represents the net cash settlement value of the warrant as of December 31, 2013, which value was calculated utilizing the Black-Scholes model specified in the warrant agreement.
(2)	Represents the five-day Company stock VWAP used to calculate the net cash settlement value as of December 31, 2013.
(3)	Represents the volatility assumption used to calculate the net cash settlement value as of December 31, 2013 based on the terms of the warrant agreement.

During the year ended December 31, 2012 and 2013, the Company recorded non-operating income of $1.3 million and $8.3 million, respectively, due to a change in the estimated fair value of these warrants.

260,000 warrants were exercised on a cash basis during the year ended December 31, 2013, which resulted in receipts of $0.2 million and the issuance of 260,000 shares of common stock. In addition, 951,724 warrants were exercised on a cashless basis during the year ended December 31, 2013, which resulted in the issuance of 317,387 shares of common stock.

(13)	Stock-based Compensation

The Company currently maintains two stock-based compensation plans. Under the 2004 Stock Option Plan (the 2004 Plan), stock awards were granted to employees, directors, and consultants of the Company, in the form of restricted stock and stock options. The amounts and terms of options granted were determined by the Company’s compensation committee. The equity awards granted under the Plan generally vest over four years and have terms of up to ten years after the date of grant, and options are exercisable in cash or as otherwise determined by the board of directors. There are no shares available for future grants under the 2004 Plan, as grants from the 2004 Plan ceased upon the Company’s initial public offering in April 2010.

The 2010 Stock Incentive and Option Plan (2010 Plan) became effective upon the closing of the Company’s initial public offering. Under the 2010 Plan, stock awards may be granted to employees, directors, and consultants of the Company, in the form of restricted or unrestricted stock, stock appreciation rights, cash-based or performance share awards and stock options. The amounts and terms of options granted are determined by the Company’s compensation committee. The equity awards granted under the Plan generally vest over four years and have terms of up to ten years after the date of grant, and options are exercisable in cash or as otherwise determined by the board of directors. The 2010 Plan allows for the transfer of forfeited shares from the 2004 Plan. As of December 31, 2013, 155,246 shares of common stock were available for future grants under the 2010 Plan.

Stock Options

The following table summarizes stock option activity under the Plans:

	Number of shares	Weighted- average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2011	174,872	$16.76
Granted	87,184	$5.66
Exercised	(2,432)	$4.40
Forfeited	(25,159)	$20.45
Outstanding at December 31, 2012	234,465	$12.37
Granted	—	—
Exercised	—	—
Forfeited	(3,740)	$17.68
Outstanding at December 31, 2013	230,725	$12.28	7.5	$—

Vested and expected to vest at December 31, 2013	221,246	$12.49	7.5	$—

Exercisable at December 31, 2013	137,559	$15.43	7.2	$—

During 2012, the Company issued options to purchase 87,184 shares of common stock, respectively, to employees and non-employee directors under the Plans. The per-share weighted-average fair value of the options granted to employees during 2012 was estimated at $5.66 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2012	2013

Volatility	84%	Not applicable
Expected term	6.0 years	Not applicable
Risk-free interest rate	1.1%	Not applicable
Dividend yield	None	Not applicable

Total stock-based compensation expense recognized for stock options to employees and non-employee directors for the years ended December 31, 2012 and 2013 was $0.4 million and $0.4 million, respectively. As of December 31, 2013, there was $0.4 million of unrecognized compensation expense, net of forfeitures, related to non-vested employee stock options and remaining incremental expense associated with the modification of stock options and no unrecognized compensation expense related to non-vested non-employee director stock options.

Restricted Stock

The Company has issued restricted stock as compensation for the services of certain employees and other third parties. The grant date fair value of restricted stock was based on the fair value of the common stock on the date of grant, and compensation expense is recognized based on the period in which the restrictions lapse.

The following table summarizes restricted stock activity under the Plans:
	Number of shares	Weighted- average grant date fair value
Nonvested at December 31, 2011	13,988	$24.20
Granted	67,863	$6.00
Vested	(5,047)	$24.20
Forfeited	(2,432)	$17.36
Nonvested at December 31, 2012	74,372	$7.81
Granted	—	—
Vested	(19,221)	$8.35
Forfeited	(430)	$13.36
Nonvested at December 31, 2013	54,721	$7.59

Total stock-based compensation expense for restricted stock was $0.2 million and $0.1 million for the years ended December 31, 2012 and 2013, respectively. As of December 31, 2013, there was $0.2 million of unrecognized compensation expense related to restricted stock awards, which is expected to be recognized over a weighted- average period of 2.0 years.

(14)	Employee Benefit Plan

The Company maintains a defined contribution 401(k) plan (the 401(k) Plan) for the benefit of its employees. Employee contributions are voluntary and are determined on an individual basis, limited by the maximum amounts allowable under federal tax regulations. As of December 31, 2013, the Company has not elected to match any of the employee’s contributions to the 401(k) Plan.

(15)	Commitments and Contingencies

(a) Leases and Letters of Credit

The Company leases office space and office equipment under operating leases, which expire at various times through February 2016. Excluding the lease liability activity described in Note 9, rent expense under these operating leases was $0.2 million and $0.2 million for each of the years ended December 31, 2012 and 2013, respectively.

The following table summarizes future minimum lease payments as of December 31, 2013 (in thousands):

2014	$971
2015	1,079
2016	277
Total minimum lease payments (1)	$2,327

(1) The future minimum lease payments above do not include the impact of any potential sublease income discussed in Note 9 related to the Company’s lease liability.

Effective March 2011, the lease agreement for the Company’s facility in East Norriton, Pennsylvania requires us to provide a $1.0 million security deposit and $1.2 million restoration deposit to the landlord, which is recorded as a non-current other asset on our balance sheet as of December 31, 2012 and 2013. At the end of the lease term, the landlord has the right to require us to utilize the $1.2 million restoration deposit to restore the facility to its original condition.

In May 2011, the Company exercised the first five-year renewal option under its lease for laboratory space in Winston-Salem, North Carolina. The amended lease extends the lease term to October 2016 and provides for payments of average annual base rent of approximately $0.2 million commencing in October 2011.

(b)	License and Research Agreements

In 2003, a license agreement was executed with Children’s Medical Center Corporation (CMCC), whereby CMCC granted the Company a license to utilize certain patent rights. In accordance with the license agreement, the Company paid an initial license fee of $0.2 million, which was recorded as research and development expense. Additionally, the license agreement requires the Company to reimburse CMCC for patent costs related to the underlying licensed rights. In fiscal 2012, fiscal 2013, and for the period from July 10, 2003 (inception) through December 31, 2013, the Company recorded $0.1 million, $0.1 million, and $2.5 million, respectively, related to the reimbursement of such patent costs as general and administrative expenses in the accompanying statements of operations.

The Company is obligated to make payments to CMCC upon the occurrence of various development and sales milestones. During the fourth quarter of 2006, the Company achieved two of its development milestones for the first licensed product launched, as defined in the agreement, and paid $0.4 million, which was recorded as research and development expense for the year ended December 31, 2006. No further milestone payments have been made. In the second quarter of 2013 the Company achieved a development milestone and recorded $0.1 million as research and development expense, which is included in the accrued expenses on the balance sheet as of December 31, 2013. If the Company develops and obtains regulatory approval of a licensed product in each of the four subfields covered under the license, it will be required to pay CMCC milestones aggregating approximately $6.9 million, which includes $0.4 million paid to date. Also, if cumulative net sales of all licensed products reach a certain level, the Company will be required to make a one-time sales milestone payment of $2.0 million. The timing and likelihood of such milestone payments are not currently known to the Company. A portion of the milestone payments the Company makes will be credited against its future royalty payments. The Company must pay CMCC royalties in the mid-single digit range based on net sales of licensed products as defined in the agreement by the Company, its affiliates and its sublicensees, which royalties will be reduced for certain amounts the Company is required to pay to license patents or intellectual property from third parties and under certain circumstances if there is a competing product. No royalties will be payable with respect to sales of licensed products in countries where there is no valid patent claim, unless the Company advised CMCC not to file for patent protection in that country and later chose to market and sell licensed products in such country. The license agreement, and the Company’s obligation to pay royalties, terminates on the later of the expiration, on a country-by-country basis, of the last patent right and October 2018.

In January 2006 the Company entered into a license agreement with Wake Forest University Health Sciences (WFUHS), which was amended in May 2007, for the license of certain of WFUHS’s intellectual property rights. Under the license agreement, the Company issued WFUHS a warrant to purchase 320 shares of the Company’s common stock through January 1, 2016 at an exercise price of $23.20 per share and is required to pay WFUHS a percentage of certain consideration received from a sublicensee. While the Company is not required to pay any development milestones under the license, the Company is required to pay certain license maintenance fees with respect to each product covered by new development patents, commencing two years after the Company initiates the first animal study conducted under cGLP, with respect to such product. These license maintenance fees, which are in the low six figure range with respect to each product, will be creditable against royalties the Company is obligated to pay to WFUHS for such product. In addition, the Company is required to pay WFUHS royalties in the low- to mid-single digit range based on net sales of licensed products in all countries, with anti-stacking rights to offset royalties owed to third parties against the royalties owed to WFUHS, down to a floor of 50% of the rates that would otherwise be owed to WFUHS (except that such anti-stacking relief does not apply to royalties owed under the CMCC license). In addition to royalties, the Company is required to pay to WFUHS 4% of any non-royalty consideration received from any third party sublicensees. With respect to any product covered by an improvement patent, the Company’s obligation to pay royalties to WFUHS terminates upon the later of the expiration, on a product-by-product basis, of the last to expire patent covering such product and the date that is 15 years from the first commercial sale of such product, provided that no such royalty is payable more than seven years after expiration of the last-to-expire patent covering such product.

(16)	Income Taxes

A reconciliation of the statutory U.S. federal rate to the Company’s effective tax rate is as follows:

	2012	2013
Percent of pre-tax income:
U.S. federal statutory income tax rate	(34.0)	(34.0)
State taxes, net of federal benefit	(4.6)	(3.9)
Interest expense –revaluation of warrants	(2.4)	(14.9)
Convertible debt conversion feature	1.9	5.6
Convertible debt discount amortization	(2.0)	6.2
Other	1.5	4.8
Valuation allowance	39.6	36.2
Effective income tax expense rate	—	—

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets were as follows (in thousands):

	December 31,
	2012	2013
Net operating loss carryforwards	$61,522	$64,659
Research and development credits	5,636	5,950
Depreciation and amortization	5,040	5,056
Capitalized start-up costs	16,453	19,620
Other temporary differences	1,340	1,376
Gross deferred tax asset	89,991	96,661
Deferred tax assets valuation allowance	(89,991)	(96,661)
	$—	$—

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible. Due to the Company’s history of losses, the deferred tax assets are fully offset by a valuation allowance at December 31, 2012 and 2013. The valuation allowance in 2012 increased by $5.8 million over 2011 and the valuation allowance in 2013 increased by $6.7 million over 2012, related primarily to additional net operating losses incurred by the Company and additional capitalized start-up expenses.

The Company moved its corporate headquarters to its leased facility in Winston-Salem, North Carolina during the first quarter of 2012. As a result of differences in effective tax rates in North Carolina versus Pennsylvania, the deferred effective state tax rate was reduced. As the Company has a full valuation allowance on its deferred taxes, there is no impact related to the change in the effective state tax rate on the balance sheet and statement of operations. The Company is updating its forecasted effective state tax rate to consider this impact on its deferred taxes and will continue to monitor and update the rate as necessary. Additionally, the Company has approximately $8.4 million of deferred tax asset related to Pennsylvania net operating loss carryforwards. The ultimate use of this deferred tax asset may be impacted by the size of operations remaining in Pennsylvania in the future. This deferred tax asset is currently offset by a full valuation allowance.

As of December 31, 2012 and 2013, approximately $42.7 million and $51.8 million, respectively, of the Company’s expenses had been capitalized for tax purposes as start-up costs. For tax purposes, capitalized start-up costs will be amortized over fifteen years beginning when the Company commences operations, as defined under the Internal Revenue Code.

The following table summarizes carryforwards of net operating losses and tax credits as of December 31, 2013 (in thousands).

	Amount	Expiration
Federal net operating losses	$159,413	2024 to 2033
State net operating losses	172,587	2019 to 2033
Research and development credits	5,950	2024 to 2033

The Tax Reform Act of 1986 (the Act) provides for a limitation on the annual use of net operating loss and research and development tax credit carryforwards following certain ownership changes (as defined by the Act) that could limit the Company’s ability to utilize these carryforwards. The Company has not completed a study to assess whether an ownership change has occurred, or whether there have been multiple ownership changes since its formation, due to the significant costs and complexities associated with such a study. The Company may have experienced various ownership changes, as defined by the Act, as a result of past financings. Accordingly, the Company’s ability to utilize the aforementioned carryforwards may be limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be applied against future taxes; therefore, the Company may not be able to take full advantage of these carryforwards for federal or state income tax purposes.

(17)	Subsequent Events

During January 1, 2014 through March 19, 2014, approximately $1.9 million of the 2012 and 2013 Convertible Notes, were converted into an aggregate of 8,778,955 shares of the Company's common stock.

On February 24, 2014, a special meeting of the shareholders was held to approve an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 750,000,000 to 10,000,000,000 shares.
On January 2, 2014, the Company made an interest payment to the holders of the 2012 and 2013 Convertible Notes by the issuance of shares of common stock and warrants to purchase shares of common stock for nominal consideration. The January 2, 2014 issuance of the shares and warrants was dilutive to the holders of the 2013 Warrants, 2013 Celgene Warrants, 2013 Convertible Notes, 2012 Warrants, the 2012 Convertible Notes, and 2011 Warrants, and the anti-dilution provisions of each were simultaneously triggered. The conversion price of the 2012 and 2013 Convertible Notes was adjusted to $0.22 per share. The adjustments to the exercise price and the number of shares issuable upon exercise of the Warrants was as follows:

	January 2, 2014	Exercise price
2013 Warrants	253,309,106	$0.22
2013 Celgene Warrants	102,272,727	$0.22
2012 Warrants	180,147,740	$0.22
2011 Warrants	99,682,445	$0.30

27,891,407 Shares

TENGION, INC.

Common Stock

PROSPECTUS

                   , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$ 2,851
Printing and miscellaneous	$ 10,000
Legal fees and expenses	$ 90,000
Accounting fees and expenses	$ 25,000
Transfer Agent and Registrar fees	$ 2,000
Miscellaneous expenses	$ 2,000
Total	$ 131,851

We are paying all expenses listed above.  No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commission or costs of sale.

Item 14.                      Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our fourth amended and restated certificate of incorporation provides for the indemnification of directors and officers (and any other persons to which Delaware law permits the corporation to provide indemnification) to the fullest extent permissible under Delaware law.

Our amended and restated bylaws provide for the indemnification of officers and directors, either incumbent or former, against all expenses, liability and loss actually and reasonably incurred by them in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company), in which such person was or is a party, is threatened to be made a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of the company or was or is serving in an additional capacity or capacities at our request.

Our amended and restated bylaws provide that we have the power, to the extent authorized by applicable law and the Board of Directors, to indemnify each of our employees and agents (other than directors and officers) against all expenses, liability and loss actually and reasonably incurred by them in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company), in which such person was or is a party, is threatened to be made a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of our company or was or is serving in an additional capacity or capacities at our request.

Our amended and restated bylaws provide that expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required by our bylaws, following authorization from the Board of Directors, shall be paid by us in advance of the final disposition of such action or proceeding if we receive an undertaking by or on behalf of the indemnified party to repay any portion of the amount so advanced for which it is ultimately determined that the indemnified party is not entitled to be indemnified by our company.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage and whether or not we would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Item 15.                      Recent Sales of Unregistered Securities

Set forth below is information regarding securities issued by us within the past three years that were not registered under the Securities Act of 1933, as amended (the “Securities Act”).  Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On June 14, 2012, we implemented a reverse split of our common stock at a ratio of 1-for-10. The issuances below that occurred prior to June 14, 2012 have been adjusted to reflect the reverse split.

(1)           On March 4, 2011, we issued 1,107,939 shares of common stock and warrants to purchase 1,046,102 shares of common stock to the 2011 Investors.  The purchase price per security was $28.30.  We received net proceeds of $28.9 million.  The warrants are currently exercisable at a price of $0.29 per share.  The shares of common stock and warrants were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and by Regulation D and Regulation S promulgated thereunder.  All of the 2011 Investors were either accredited investors or were located outside of the United States.

(2)           On March 14, 2011, we issued warrants to purchase 7,068 shares of common stock, at an exercise price of $28.80 per share, to an accredited investor in connection with the refinancing of our existing debt with the accredited investor.  The warrants were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and by Regulation D promulgated thereunder.

(3)           On September 7, 2012, we issued demand notes in the aggregate amount of $1 million to accredited investors and foreign investors.  The demand notes were exchanged for the securities in the October 2012 transaction described below.  The demand notes were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and by Regulation D and Regulation S promulgated thereunder.  All of the holders of the demand notes were either accredited investors or were located outside of the United States.

(4)           On October 2, 2012, we issued convertible notes, in the aggregate amount of approximately $15 million and warrants to purchase 52,843,337 shares of our common stock to the 2012 Investors.  The convertible notes are currently convertible into shares of our common stock at a price of $0.21 per share.  The warrants are currently exercisable at a price of $0.21 per share.  The convertible notes and warrants were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and by Regulation D and Regulation S promulgated thereunder.  All of the 2012 Investors were either accredited investors or were located outside of the United States.

(5)           On February 15, 2013, we issued 482,804 shares of restricted stock to the 2012 Investors to satisfy $560,051.13 in interest obligations under the 2012 Notes. These restricted shares were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and by Regulation D and Regulation S promulgated thereunder. All of the 2012 Investors were either accredited investors or were located outside of the United States and no public solicitation was involved in connection with the issuance of these shares.

(6)           On April 2, 2013, we issued 290,935 shares of common stock to the 2012 Investors to satisfy $189,107.28 in interest obligations under the 2012 Notes. These shares of common stock were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and by Regulation D and Regulation S promulgated thereunder. All of the holders of convertible notes and warrants were either accredited investors or were located outside of the United States and no public solicitation was involved in connection with the issuance of these shares.

(7)           On June 28, 2013, we issued convertible notes, in the aggregate amount of approximately $24.6 million and warrants to purchase 103,042,448 shares of our common stock to accredited investors and foreign investors. The convertible notes are currently convertible into shares of our common stock at a price of $0.21 per share.  The warrants are currently exercisable at a price of $0.21 per share. The convertible notes and warrants were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and by Regulation D and Regulation S promulgated thereunder. All of the holders of the convertible notes and warrants were either accredited investors or were located outside of the United States.

(8)           On October 1, 2013, we issued 418,433 shares of common stock and Interest Warrants to purchase 277,504 shares of common stock to the 2012 Investors to satisfy $375,805.87 in interest obligations under the 2012 Notes. Also on October 1, 2013, we issued 643,317 shares of restricted common stock and Interest Warrants to purchase 242,603 shares of common stock to the 2013 Investors to satisfy $478,395.63 in interest obligations under the 2013 Notes.  These shares of common stock and Interest Warrants were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and by Regulation D and Regulation S promulgated thereunder. All of the 2012 Investors and the 2013 Investors were either accredited investors or were located outside of the United States and no public solicitation was involved in connection with the issuance of these shares.

(9)           On January 2, 2014, we issued 1,140,904 shares of common stock and Interest Warrants to purchase 567,116 shares of common stock to the 2012 Investors to satisfy $379,180.53 in interest obligations under the 2012 Notes. Also on January 2, 2014, we issued 1,596,121 shares of common stock and Interest Warrants to purchase 535,890 shares of common stock to the 2013 Investors to satisfy $473,306.28 in interest obligations under the 2013 Notes.  These shares of common stock and Interest Warrants were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and by Regulation D and Regulation S promulgated thereunder. All of the 2012 Investors and the 2013 Investors were either accredited investors or were located outside of the United States and no public solicitation was involved in connection with the issuance of these shares.

(10)          On April 1, 2014, we issued 1,642,732 shares of common stock and Interest Warrants to purchase 59,534 shares of common stock to the 2012 Investors to satisfy $354,071.43 in interest obligations under the 2012 Notes.  Also on April 1, 2014, we issued 1,969,420 shares of common stock and Interest Warrants to purchase 79,739 shares of common stock to the 2013 Investors to satisfy $426,225.24 in interest obligations under the 2013 Notes.  These shares of common stock and Interest Warrants were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and by Regulation D and Regulation S promulgated thereunder.  All of the 2012 Investors and the 2013 Investors were either accredited investors or were located outside of the United States and no public solicitation was involved in connection with the issuance of these shares.

Any proceeds received from the transactions above were used for working capital purposes.  No underwriters were involved in the foregoing issuances of securities.

All of the purchasers of shares of our common stock described above and the parties to which warrants, demand notes, and convertible notes were issued described above represented to us in connection with their respective acquisitions described above that they were accredited investors under Regulation D or located outside of the United States for purposes of Regulation S, and that they were acquiring the applicable securities for investment and not distribution and to the effect that they could bear the risks of the investment.  Such parties received written disclosures that the applicable securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

Item 16.                      Exhibits and Financial Statement Schedules

(a)           Exhibits

Exhibit No.

3.1
Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

3.2
Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on June 5, 2012).

3.3
Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on November 29, 2012).

3.4
Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on February 26, 2014).

3.5	Second Amended and Restated Bylaws of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on June 18, 2013).

4.1	Form of Senior Secured Convertible Note dated June 28, 2013 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed July 5, 2013).

4.2	Form of Warrant issued to various investors June 28, 2013 (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed July 5, 2013).

4.3	Form of Warrant issued to Celgene Corporation June 28, 2013 (Incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K, filed July 5, 2013).

4.4	Form of Interest Warrant to Purchase Common Stock of Tengion, Inc. (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed on February 14, 2013).

4.5	Form of Amended and Restated Warrant issued in exchange for the 2011 Warrants (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed on January 7, 2013).

4.6	Form of Senior Secured Convertible Note dated October 2, 2012 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed October 4, 2012).

4.7	Form of Warrant issued October 2, 2012 (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed October 4, 2012).

4.8
Amended and Restated Secured Promissory Note issued as of September 1, 2012 to Horizon Credit II LLC (Incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K, filed October 4, 2012).

4.9
Form of Tengion, Inc.’s Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

4.10
Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of September 24, 2007 (Incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.11
Amendment No. 1 to Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of October 15, 2008 (Incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.12
Registration Rights Agreement by and among the investors party thereto and Tengion, Inc., dated as of March 4, 2011 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on March 1, 2011).

4.13
Form of Preferred Stock Warrant by and between Oxford Finance Corporation and Tengion, Inc. (Incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.14
Form of Preferred Stock Warrant by and between Horizon Funding Company II LLC and Tengion, Inc. (Incorporated by reference to Exhibit 4.5 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.15
Stock Subscription Warrant issued to APCO Worldwide Inc., dated September 1, 2005 (Incorporated by reference to Exhibit 4.6 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

4.16	Form of Warrant to Purchase Common Stock, dated as of March 4, 2011 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 1, 2011).
4.17	Form of Amended and Restated Warrant to Purchase Common Stock (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on January 7, 2013).
4.18
Warrant to Purchase Common Stock issued to Horizon Technology Finance Corporation, dated March 14, 2011 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 16, 2011).

5.1	Opinion of Ropes & Gray LLP.****
10.1	Tengion, Inc. Change in Control Plan (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 31, 2013).#

10.2
Securities Purchase Agreement by and between Tengion, Inc. and the investors party thereto, dated June 28, 2013 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed July 5, 2013).

10.3	Facility Agreement by and between Tengion, Inc. and the lenders party thereto, dated June 28, 2013 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed July 5, 2013).

10.4	Security Agreement by and between Tengion, Inc. and the secured parties thereto, dated June 28, 2013 (Incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed July 5, 2013).

10.5
Registration Rights Agreement by and between Tengion, Inc. and the parties thereto, dated June 28, 2013 (Incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on July 5, 2013).

10.6
Amendment, Waiver and Consent Agreement by and among Tengion, Inc. and the parties thereto, dated June 28, 2013, (Incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on July 5, 2013).

10.7
Collaboration and Option Agreement by and among Tengion, Inc., Celgene Corporation and Celgene European Investment Company LLC, dated June 28, 2013 (Incorporated by reference to Exhibit 10.6 to our Current Report on From 8-K filed July 5, 2013).

10.8
Right of First Negotiation Agreement by and between Tengion, Inc. and Celgene Corporation, dated June 28, 2013 (Incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed July 5, 2013).

10.9
Form of Amendment Agreement to the 2012 Warrants and 2012 Notes by and between Tengion, Inc. and each investor in the 2012 Financing (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on February 14, 2013).

10.10
Third Amendment Agreement to the Registration Rights Agreement and Facility Agreement by Tengion, Inc. and the other signatories thereto, dated February 14, 2013 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on February 14, 2013).

10.11
Second Consent and Amendment Agreement between Tengion, Inc. and the investors party thereto, dated January 30, 2012 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on February 4, 2013).

10.12
Consent and Amendment Agreement by and between Tengion, Inc. and the investors party thereto, dated December 31, 2012 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on January 7, 2013).

10.13
Securities Purchase Agreement by and between Tengion, Inc. and the investors party thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed October 4, 2012).

10.14
Facility Agreement by and between Tengion, Inc. and the lenders party thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed October 4, 2012).

10.15
Security Agreement by and between Tengion, Inc. and the secured parties thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed October 4, 2012).

10.16	Tengion Inc. Amended and Restated Management Severance Pay Plan (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed March 20, 2012).#

10.17
Registration Rights Agreement by and between Tengion, Inc. and the parties thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on October 4, 2012).

10.18
Right of First Negotiation Agreement by and between Tengion, Inc. and Celgene Corporation, dated October 2, 2012 (Incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed on October 4, 2012).

10.19
First Amendment of Venture Loan and Security Agreement by and between Tengion, Inc., Horizon Credit II LLC and Horizon Technology Finance Corporation, dated October 2, 2012 (Incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed on October 4, 2012).

10.20	Joinder Agreement by and between Tengion, Inc. and Horizon Credit II LLC, dated October 2, 2012 (Incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed on October 4, 2012).
10.21	Termination Agreement by and between Tengion, Inc. and Medtronic, Inc., dated October 2, 2012 (Incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K filed on October 4, 2012).
10.22
Amended Employment Agreement by and between Tengion, Inc. and John L. Miclot, dated January 20, 2012 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on January 20, 2012).

10.23
Lease Agreement by and between 3929 Westpoint Industrial, LLC and Tengion, Inc., dated as of June 8, 2005 (Incorporated by reference to Exhibit 10.1 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.24
First Amendment to Lease by and among Fawn Industrial LLC and 1881 Industrial LLC, successors in interest to 3929 Westpoint Industrial, LLC and together as Landlord, and Tengion, Inc., dated as of March 15, 2007 (Incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

10.25
Lease Agreement by and between Norriton Business Campus, L.P. and Tengion, Inc., dated as of February 1, 2006, as amended (Incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

10.26
Amended and Restated Tengion, Inc. 2004 Stock Incentive Plan, Form Notice of Stock Option Grant and Stock Option Agreement (Incorporated by reference to Exhibit 10.5 to Amendment No. 2 to our Registration Statement on Form S-1 filed on February 24, 2010 (Registration No. 333-164011)).#

10.27
2010 Stock Option and Incentive Plan, Form of Incentive Stock Option Agreement, Form of Non-Qualified Stock Option Agreement and Form of Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.34 to Amendment No. 2 to our Registration Statement on Form S-1 filed on February 24, 2010 (Registration No. 333-164011)).#

10.28
Exclusive License Agreement by and between Children’s Medical Center Corporation and Tengion, Inc., dated as of October 10, 2003 (Incorporated by reference to Exhibit 10.6 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).*

10.29
Tengion, Inc. Non-Employee Director Compensation Policy (Incorporated by reference to Exhibit 10.36 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).#

10.30
License Agreement by and between Tengion, Inc. and Wake Forest University Health Sciences, effective as of January 1, 2006 (Incorporated by reference to Exhibit 10.7 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).*

10.31
License Agreement Amendment No. 1 by and between Tengion, Inc. and Wake Forest University Health Sciences, dated as of May 3, 2007 (Incorporated by reference to Exhibit 10.8 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).*

10.32
Venture Loan and Security Agreement by and between Horizon Technology Finance Corporation and Tengion, Inc., dated as of March 14, 2011 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on March 16, 2011).

10.33
Offer Letter by and between Tim Bertram and Tengion, Inc., dated July 28, 2004 (Incorporated by reference to Exhibit 10.24 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).#

10.34
Offer Letter Amendment by and between Tim Bertram and Tengion, Inc., dated as of December 22, 2008 (Incorporated by reference to Exhibit 10.26 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).#

10.35
Restricted Stock Purchase Agreement by and between Tengion, Inc. and Tim Bertram, dated as of August 16, 2004 (Incorporated by reference to Exhibit 10.27 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.36
Restricted Stock Purchase Agreement by and between Tengion, Inc. and Tim Bertram, dated as of July 28, 2004 (Incorporated by reference to Exhibit 10.28 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.37
Offer Letter by and between A. Brian Davis and Tengion, Inc., dated as of July 29, 2010 (Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).#

10.38
Amendment No. 1 to Offer Letter by and between A. Brian Davis and Tengion, Inc., dated March 26, 2013 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on April 1, 2013).#

10.39	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.33 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).
10.40
Second Amendment to Lease, dated May 23, 2011, by and between Fawn Industrial, LLC, 1881 Industrial LLC and Tengion, Inc. (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 25, 2011).

10.41
Form of Securities Purchase Agreement, by and between Tengion, Inc. and the purchasers thereto, dated March 1, 2011 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on March 1, 2011)

10.42	Celgene Corporation Waiver, dated September 26, 2013 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on October 2, 2013)

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.***
23.2	Consent of Ropes & Gray LLP (contained in Exhibit 5.1).****
24.1	Power of Attorney (included on signature page).***
101
The following materials for the year ended December 31, 2013 formatted in XBRL (eXtensible Business Reporting Language): (i) Balance Sheets, (ii) Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit), (iii) the Statements of Operations, (iv) the Statements of Cash Flows, and (v) Notes to Financial Statements.**

________________
*	Confidential status has been granted for certain portions thereof pursuant to a Commission Order granted April 9, 2010. Such provisions have been filed separately with the Commission.

**
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed as part of this registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

***	Filed herewith.
****	Previously filed.
#	Indicates a management contract or any compensatory plan, contract or arrangement.

(b)           Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes hereto.

Item 17.                      Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

 (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on the 9th day of April, 2014.

TENGION, INC.

By:	/s/ John L. Miclot
John L. Miclot
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John L. Miclot and A. Brian Davis as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities, and on the dates indicated below.

Signature	Title	Date
/s/ John L. Miclot
John L. Miclot	President and Chief Executive Officer, Director (Principal Executive Officer)	April 9, 2014
/s/ A. Brian Davis
A. Brian Davis	Chief Financial Officer, Senior Vice President, Finance (Principal Financial and Accounting Officer)	April 9, 2014
/s/ David I. Scheer
David I. Scheer	Chairman of the Board of Directors	April 9, 2014
/s/ Carl-Johan Dalsgaard
Carl-Johan Dalsgaard, M.D., Ph.D	Director	April 9, 2014
/s/ Diane K. Jorkasky
Diane K. Jorkasky, M.D.	Director	April 9, 2014
/s/ Richard E. Kuntz
Richard E. Kuntz, M.D., M. Sc.	Director	April 9, 2014
/s/ Lorin J. Randall
Lorin J. Randall	Director	April 9, 2014

EXHIBIT INDEX

Exhibit No.	Description
3.1
Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

3.2
Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on June 5, 2012).

3.3
Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on November 29, 2012).

3.4
Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on February 26, 2014).

3.5	Second Amended and Restated Bylaws of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on June 18, 2013).

4.1	Form of Senior Secured Convertible Note dated June 28, 2013 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed July 5, 2013).

4.2	Form of Warrant issued to various investors June 28, 2013 (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed July 5, 2013).

4.3	Form of Warrant issued to Celgene Corporation June 28, 2013 (Incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K, filed July 5, 2013).

4.4	Form of Interest Warrant to Purchase Common Stock of Tengion, Inc. (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed on February 14, 2013).

4.5	Form of Amended and Restated Warrant issued in exchange for the 2011 Warrants (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed on January 7, 2013).

4.6	Form of Senior Secured Convertible Note dated October 2, 2012 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed October 4, 2012).

4.7	Form of Warrant issued October 2, 2012 (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed October 4, 2012).

4.8
Amended and Restated Secured Promissory Note issued as of September 1, 2012 to Horizon Credit II LLC (Incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K, filed October 4, 2012).

4.9
Form of Tengion, Inc.’s Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

4.10
Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of September 24, 2007 (Incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.11
Amendment No. 1 to Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of October 15, 2008 (Incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.12
Registration Rights Agreement by and among the investors party thereto and Tengion, Inc., dated as of March 4, 2011 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on March 1, 2011).

4.13
Form of Preferred Stock Warrant by and between Oxford Finance Corporation and Tengion, Inc. (Incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.14
Form of Preferred Stock Warrant by and between Horizon Funding Company II LLC and Tengion, Inc. (Incorporated by reference to Exhibit 4.5 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

4.15
Stock Subscription Warrant issued to APCO Worldwide Inc., dated September 1, 2005 (Incorporated by reference to Exhibit 4.6 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

4.16	Form of Warrant to Purchase Common Stock, dated as of March 4, 2011 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 1, 2011).
4.17	Form of Amended and Restated Warrant to Purchase Common Stock (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on January 7, 2013).
4.18
Warrant to Purchase Common Stock issued to Horizon Technology Finance Corporation, dated March 14, 2011 (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 16, 2011).

5.1	Opinion of Ropes & Gray LLP.****
10.1	Tengion, Inc. Change in Control Plan (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 31, 2013).#

10.2
Securities Purchase Agreement by and between Tengion, Inc. and the investors party thereto, dated June 28, 2013 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed July 5, 2013).

10.3	Facility Agreement by and between Tengion, Inc. and the lenders party thereto, dated June 28, 2013 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed July 5, 2013).

10.4	Security Agreement by and between Tengion, Inc. and the secured parties thereto, dated June 28, 2013 (Incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed July 5, 2013).

10.5
Registration Rights Agreement by and between Tengion, Inc. and the parties thereto, dated June 28, 2013 (Incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on July 5, 2013).

10.6
Amendment, Waiver and Consent Agreement by and among Tengion, Inc. and the parties thereto, dated June 28, 2013, (Incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on July 5, 2013).

10.7
Collaboration and Option Agreement by and among Tengion, Inc., Celgene Corporation and Celgene European Investment Company LLC, dated June 28, 2013 (Incorporated by reference to Exhibit 10.6 to our Current Report on From 8-K filed July 5, 2013).

10.8
Right of First Negotiation Agreement by and between Tengion, Inc. and Celgene Corporation, dated June 28, 2013 (Incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed July 5, 2013).

10.9
Form of Amendment Agreement to the 2012 Warrants and 2012 Notes by and between Tengion, Inc. and each investor in the 2012 Financing (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on February 14, 2013).

10.10
Third Amendment Agreement to the Registration Rights Agreement and Facility Agreement by Tengion, Inc. and the other signatories thereto, dated February 14, 2013 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on February 14, 2013).

10.11
Second Consent and Amendment Agreement between Tengion, Inc. and the investors party thereto, dated January 30, 2012 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on February 4, 2013).

10.12
Consent and Amendment Agreement by and between Tengion, Inc. and the investors party thereto, dated December 31, 2012 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on January 7, 2013).

10.13
Securities Purchase Agreement by and between Tengion, Inc. and the investors party thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed October 4, 2012).

10.14
Facility Agreement by and between Tengion, Inc. and the lenders party thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed October 4, 2012).

10.15
Security Agreement by and between Tengion, Inc. and the secured parties thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed October 4, 2012).

10.16	Tengion Inc. Amended and Restated Management Severance Pay Plan (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed March 20, 2012).#

10.17
Registration Rights Agreement by and between Tengion, Inc. and the parties thereto, dated October 2, 2012 (Incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on October 4, 2012).

10.18
Right of First Negotiation Agreement by and between Tengion, Inc. and Celgene Corporation, dated October 2, 2012 (Incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed on October 4, 2012).

10.19
First Amendment of Venture Loan and Security Agreement by and between Tengion, Inc., Horizon Credit II LLC and Horizon Technology Finance Corporation, dated October 2, 2012 (Incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed on October 4, 2012).

10.20	Joinder Agreement by and between Tengion, Inc. and Horizon Credit II LLC, dated October 2, 2012 (Incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed on October 4, 2012).
10.21	Termination Agreement by and between Tengion, Inc. and Medtronic, Inc., dated October 2, 2012 (Incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K filed on October 4, 2012).
10.22
Amended Employment Agreement by and between Tengion, Inc. and John L. Miclot, dated January 20, 2012 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on January 20, 2012).

10.23
Lease Agreement by and between 3929 Westpoint Industrial, LLC and Tengion, Inc., dated as of June 8, 2005 (Incorporated by reference to Exhibit 10.1 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.24
First Amendment to Lease by and among Fawn Industrial LLC and 1881 Industrial LLC, successors in interest to 3929 Westpoint Industrial, LLC and together as Landlord, and Tengion, Inc., dated as of March 15, 2007 (Incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

10.25
Lease Agreement by and between Norriton Business Campus, L.P. and Tengion, Inc., dated as of February 1, 2006, as amended (Incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 filed on December 24, 2009 (Registration No. 333-164011)).

10.26
Amended and Restated Tengion, Inc. 2004 Stock Incentive Plan, Form Notice of Stock Option Grant and Stock Option Agreement (Incorporated by reference to Exhibit 10.5 to Amendment No. 2 to our Registration Statement on Form S-1 filed on February 24, 2010 (Registration No. 333-164011)).#

10.27
2010 Stock Option and Incentive Plan, Form of Incentive Stock Option Agreement, Form of Non-Qualified Stock Option Agreement and Form of Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.34 to Amendment No. 2 to our Registration Statement on Form S-1 filed on February 24, 2010 (Registration No. 333-164011)).#

10.28
Exclusive License Agreement by and between Children’s Medical Center Corporation and Tengion, Inc., dated as of October 10, 2003 (Incorporated by reference to Exhibit 10.6 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).*

10.29
Tengion, Inc. Non-Employee Director Compensation Policy (Incorporated by reference to Exhibit 10.36 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).#

10.30
License Agreement by and between Tengion, Inc. and Wake Forest University Health Sciences, effective as of January 1, 2006 (Incorporated by reference to Exhibit 10.7 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).*

10.31
License Agreement Amendment No. 1 by and between Tengion, Inc. and Wake Forest University Health Sciences, dated as of May 3, 2007 (Incorporated by reference to Exhibit 10.8 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).*

10.32
Venture Loan and Security Agreement by and between Horizon Technology Finance Corporation and Tengion, Inc., dated as of March 14, 2011 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on March 16, 2011).

10.33
Offer Letter by and between Tim Bertram and Tengion, Inc., dated July 28, 2004 (Incorporated by reference to Exhibit 10.24 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).#

10.34
Offer Letter Amendment by and between Tim Bertram and Tengion, Inc., dated as of December 22, 2008 (Incorporated by reference to Exhibit 10.26 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).#

10.35
Restricted Stock Purchase Agreement by and between Tengion, Inc. and Tim Bertram, dated as of August 16, 2004 (Incorporated by reference to Exhibit 10.27 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.36
Restricted Stock Purchase Agreement by and between Tengion, Inc. and Tim Bertram, dated as of July 28, 2004 (Incorporated by reference to Exhibit 10.28 to Amendment No. 1 to our Registration Statement on Form S-1 filed on January 29, 2010 (Registration No. 333-164011)).

10.37
Offer Letter by and between A. Brian Davis and Tengion, Inc., dated as of July 29, 2010 (Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).#

10.38
Amendment No. 1 to Offer Letter by and between A. Brian Davis and Tengion, Inc., dated March 26, 2013 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on April 1, 2013).#

10.39	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.33 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).
10.40
Second Amendment to Lease, dated May 23, 2011, by and between Fawn Industrial, LLC, 1881 Industrial LLC and Tengion, Inc. (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 25, 2011).

10.41
Form of Securities Purchase Agreement, by and between Tengion, Inc. and the purchasers thereto, dated March 1, 2011 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on March 1, 2011)

10.42	Celgene Corporation Waiver, dated September 26, 2013 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on October 2, 2013)
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.***
23.2	Consent of Ropes & Gray LLP (contained in Exhibit 5.1).****
24.1	Power of Attorney (included on signature page).***
101
The following materials for the year ended December 31, 2013 formatted in XBRL (eXtensible Business Reporting Language): (i) Balance Sheets, (ii) Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit), (iii) the Statements of Operations, (iv) the Statements of Cash Flows, and (v) Notes to Financial Statements.**

________________
*	Confidential status has been granted for certain portions thereof pursuant to a Commission Order granted April 9, 2010. Such provisions have been filed separately with the Commission.

**
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed as part of this registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

***	Filed herewith.
****	Previously filed.
#	Indicates a management contract or any compensatory plan, contract or arrangement.